Exhibit 99.D

Description of

Republic of Chile

June 20, 2018

TABLE OF CONTENTS

RECENT DEVELOPMENTS	D-1
CERTAIN DEFINED TERMS AND CONVENTIONS	D-24
FORWARD-LOOKING STATEMENTS	D-26
SUMMARY	D-27
REPUBLIC OF CHILE	D-29
THE ECONOMY	D-42
BALANCE OF PAYMENTS AND FOREIGN TRADE	D-77
MONETARY AND FINANCIAL SYSTEM	D-87
PUBLIC SECTOR FINANCES	D-111
PUBLIC SECTOR DEBT	D-130
TABLES AND SUPPLEMENTAL INFORMATION	D-140

RECENT DEVELOPMENTS

The information contained in this section supplements the information about Chile corresponding to the headings below that is contained in this annual report. This information is not necessarily indicative of the Chilean economy or fiscal results for the full year or any other period. You should read the following discussion of recent developments together with the more detailed information appearing elsewhere in this annual report.

THE ECONOMY

Economic Performance Indicators

The following table sets forth certain macroeconomic performance indicators for the three months ended March 31, 2018:

	Current Account (millions of US$)(1)	Real GDP Growth (in %)(2)	Domestic Demand Growth (in %)(2)
Three months ended March 31, 2018	(269.2)	4.2	3.8

(1)	Current account data for the period indicated.
(2)	Compared to the same period in 2017.

Source: Chilean Central Bank.

The following table sets forth changes in the Imacec, Mining Imacec and Non-mining Imacec (in each case, as defined below) for the periods indicated:

Imacec, Mining Imacec and Non-mining Imacec

(% change from same period in previous year)

	Imacec	Mining Imacec	Non-mining Imacec
2018
January	4.0	7.9	3.7
February	4.0	19.8	2.9
March	4.5	32.2	2.8
April	5.9	4.6	6.2

Source: Chilean Central Bank.

Gross Domestic Product

For the three months ended March 31, 2018, real GDP increased by 4.2% compared to the same period in 2017, primarily due to an improvement in the terms of trade, driven mainly by an increase in international copper prices. During that period, aggregate domestic demand increased by 3.8%, gross fixed capital formation increased by 3.6%, total consumption increased by 3.6%, imports increased by 6.1% and exports increased by 7.2%, in each case compared to the same period in 2017.

The following tables present GDP and expenditures measured at current prices and in chained volume at previous period prices, each for the periods indicated:

Nominal GDP and Expenditures

(at current prices for period indicated, in billions of Chilean pesos)

	Three months ended March 31, 2017	Three months ended March 31, 2018
Nominal GDP	43,546	46,816
Aggregate Domestic Demand	43,214	45,379
Gross Fixed Capital Formation	8,888	9,166
Change in Inventories	1,542	1,562
Total Consumption	32,785	34,651
Private Consumption	27,035	28,535
Government Consumption	5,749	6,117
Total Exports	12,161	13,482

Total Imports	11,830	12,045

Net Exports	331	1,437

Source: Chilean Central Bank.

Real GDP and Expenditure

(chained volume at previous period prices, in billions of Chilean pesos)

	Three months ended March 31, 2017	Three months ended March 31, 2018
Real GDP	35,975	37,481
Aggregate Domestic Demand	35,762	37,110
Gross Fixed Capital Formation	7,349	7,615
Change in Inventories	1,290	1,385
Total Consumption	27,123	28,110
Private Consumption	22,990	23,878
Government Consumption	4,146	4,259
Total Exports	10,780	11,557

Total Imports	10,597	11,244

Net Exports	183	313

Source: Chilean Central Bank.

Composition of Demand

For the three months ended March 31, 2018, consumption, as a percentage of GDP and measured at current prices, decreased from 75.3% of GDP to 74.0% of GDP compared to the same period in 2017. Gross fixed capital formation decreased from 20.4% of GDP to 19.6% of GDP in the three months ended March 31, 2018 compared to the same period in 2017. Exports increased from 28.1% of GDP to 29.7% of GDP and imports accounted for 25.7% of GDP compared to 27.2% of GDP in the three months ended March 31, 2017.

The following table presents GDP by categories of aggregate demand for the periods indicated:

GDP by Aggregate Demand

(% of GDP, except as indicated)

	Three months ended March 31, 2017	Three months ended March 31, 2018
Nominal GDP (in billions of Chilean pesos)	43,546	46,816
Domestic Absorption	99.2	96.9
Total Consumption	75.3	74.0
Private Consumption	62.1	61.0
Government Consumption	13.2	13.1
Change in inventories	3.5	3.3
Gross Fixed Capital Formation	20.4	19.6
Exports of goods and services	28.1	29.7
Imports of goods and services	27.2	25.7

Source: Chilean Central Bank.

Savings and Investment

For the three months ended March 31, 2018, total gross savings (or domestic gross investment) decreased as a percentage of GDP as a consequence of a decrease in external savings.

The following table sets forth information for savings and investments for the periods indicated:

Savings and Investment

(% of GDP)

	Three months ended March 31, 2017	Three months ended March 31, 2018
National Savings	22.0	22.6
External Savings	1.9	0.4
Total Gross Savings or Domestic Gross Investment	24.0	22.9

Source: Chilean Central Bank.

Principal Sectors of the Economy

For the three months ended March 31, 2018, the primary sector increased by 10.3%, the manufacturing sector increased by 2.7% and the services sector increased by 4.1%, in each case, in real terms. Growth was driven mainly by domestic absorption, which reached 96.9% of GDP.

The following table presents changes in real GDP by sector for the period indicated:

Change in Real GDP by Sector

(% change from same period in previous year)

	Three months ended March 31, 2018
Primary sector:		10.3
Agriculture, livestock and forestry		(2.3)
Fishing		(6.5)
Mining		19.3
Copper		20.6
Other		8.4
Manufacturing sector:		2.7
Foodstuffs, beverages and tobacco		2.8
Textiles, clothing and leather		5.1
Wood products and furniture		2.6
Paper and printing products		0.2
Chemicals, petroleum, rubber and plastic products		1.4
Non-metallic mineral products and base metal products		(0.4)
Metal products, machinery and equipment and miscellaneous manufacturing		6.5
Services sector:		4.1
Electricity, oil and gas and water		5.7
Construction		3.2
Trade and catering		5.5
Transport		4.9
Communications		3.1
Financial services		3.7
Housing		2.2
Personal services		4.6
Public administration		3.3

Subtotal		4.9
Net adjustments for payments made by financial institutions, VAT and import tariffs		3.1
Total GDP		4.2
Real GDP (chained volume at previous year prices, in billions of Chilean pesos)	Ps.	37,481

Source: Chilean Central Bank.

The following table presents the components of Chile’s nominal GDP for the periods indicated:

Nominal GDP by Sector

(% of GDP, except as indicated)

	Three months ended March 31, 2017	Three months ended March 31, 2018
Primary sector:	14.2	15.5
Agriculture, livestock and forestry	5.6	5.1
Fishing	1.0	0.6
Mining	7.6	9.8
Copper	6.7	8.8
Other	0.9	1.0
Manufacturing sector:	10.6	10.3
Foodstuffs, beverages and tobacco	4.9	4.6
Textiles, clothing and leather	0.2	0.1
Wood products and furniture	0.6	0.5
Paper and printing products	0.8	1.1
Chemicals, petroleum, rubber and plastic products	2.1	2.0
Non-metallic mineral products and base metal products	0.4	0.4
Metal products, machinery and equipment and miscellaneous manufacturing	1.6	1.5
Services sector:	66.7	65.9
Electricity, oil and gas and water	3.2	3.2
Construction	5.9	5.9
Trade and catering	12.0	11.9
Transport	5.1	5.0
Communications	2.6	2.5
Financial services	14.0	13.8
Housing	8.0	7.8
Personal services	10.9	11.0
Public administration	5.0	4.9
Subtotal	91.5	91.7
Net adjustments for payments made by financial institutions, VAT and import tariffs	8.5	8.3
Total GDP	100	100

Nominal GDP (in billions of Chilean pesos)	43,546	46,816

Source: Chilean Central Bank.

Primary Sector

The Chilean economy’s primary sector’s direct contribution to nominal GDP was 15.5% in the three months ended March 31, 2018, compared to 14.2% in the same period in 2017.

Agriculture, Livestock and Forestry

For the three months ended March 31, 2018, the agriculture, livestock and forestry sector accounted for 5.1% of nominal GDP, compared to 5.6% of nominal GDP during the same period in 2017.

Fishing

For the three months ended March 31, 2018, the estimated catch was 1.1 billion tons, of which sea-caught products accounted for 67.4% and aquaculture accounted for 32.6%, reflecting no significant variation from the aggregate estimated catch in the same period in 2017, of which sea-caught products accounted for 76.2% and aquaculture accounted for 23.8%.

Mining

For the three months ended March 31, 2018, the mining sector accounted for 9.8% of nominal GDP, compared to 7.6% of nominal GDP during the same period in 2017, reflecting the impact on this sector of the increase in international copper prices. Mining products accounted for 51.3% and 47.5% of Chile’s total exports, totaling approximately US$10.1 billion for the three months ended March 31, 2018 and US$7.5 billion for the same period in 2017.

Manufacturing Sector

For the three months ended March 31, 2018, the manufacturing sector accounted for 10.3% of nominal GDP, compared to 10.6% of nominal GDP for the same period in 2017.

The following table sets forth information regarding the output of manufacturing production for the periods indicated:

Output of Manufactured Products

(in billions of pesos and as a percentage of total)

	Three months ended March 31, 2018
	(Ps.)	(%)
Foodstuffs, beverages and tobacco	2,165	45.0
Textiles, clothing and leather	62	1.3
Wood products and furniture	255	5.3
Paper and printing products	508	10.6
Chemicals, petroleum, rubber and plastic products	914	19.0
Non-metallic mineral products and base metal products	183	3.8
Metal products, machinery and equipment and miscellaneous manufacturing	723	15.0

Total	4,808	100.0

Source: Chilean Central Bank.

For the three months ended March 31, 2018, the manufacturing sector grew by 2.7% in real terms, compared to the same period in 2017, mainly as a result of an increase in the production of metal products, machinery and equipment and miscellaneous manufacturing.

For the three months ended March 31, 2018, exports of manufactured foodstuff products increased to US$2.5 billion, compared to US$2.3 billion the same period in 2017.

For the three months ended March 31, 2018, the chemicals, petroleum products, rubber and plastics industries exported approximately US$1.3 billion, compared to US$1.0 billion in the same period in 2017.

For the three months ended March 31, 2018, wine exports amounted to US$0.5 billion, reflecting no significant variation from the same period in 2017.

Services Sector

Electricity, Oil and Gas and Water

For the three months ended March 31, 2018, the electricity, oil and gas and water sector accounted for 3.2% of nominal GDP, reflecting no significant variation from the same period in 2017.

Construction

For the three months ended March 31, 2018, the construction sector accounted for 5.9% of nominal GDP, reflecting no significant variation from the same period in 2017.

Trade and Catering

For the three months ended March 31, 2018, the catering sector accounted for 11.9% of nominal GDP, compared to 12.0% for the same period in 2017.

Transport

For the three months ended March 31, 2018, the transport sector accounted for 5.0% of nominal GDP, compared to 5.1% for the same period in 2017.

Communications

For the three months ended March 31, 2018, the communications sector accounted for 2.5% of nominal GDP, compared to 2.6% for the same period in 2017.

Financial Services

For the three months ended March 31, 2018, the financial services sector accounted for 13.8% of nominal GDP, compared to 14.0% for the same period in 2017.

As of March 31, 2018, the market capitalization of the Latin American Integrated Market (Mercado Integrado Latinoamericana, or MILA) totaled US$967.9 billion, compared to US$842.7 billion for the same period in 2017.

Housing

For the three months ended March 31, 2018, the housing sector accounted for 7.8% of nominal GDP, compared to 8.0% for the same period in 2017.

Personal Services

For the three months ended March 31, 2018, the personal services sector accounted for 11.0% of nominal GDP, compared to 10.9% for the same period in 2017.

Public Administration

For the three months ended March 31, 2018, the public administration sector accounted for 4.9% of nominal GDP, compared to 5.0% in the same period in 2017.

Employment and Labor

Employment

As of March 31, 2018, the rate of unemployment stood at 6.9%, compared to 6.5% as of December 31, 2017.

The following table presents information on employment and the labor force in Chile for the periods indicated:

Employment and Labor

(in thousands of persons or percentages)

Three months ended March 31, 2018
Nationwide:
Labor force	9,000
Employment	8,379
Participation rate (%)	59.9
Unemployment rate (%)	6.9
Santiago:
Labor force	3,266
Employment	3,019
Participation rate (%)	62.6
Unemployment rate (%)	7.6

Source: National Statistics Institute and University of Chile surveys.

For the three months ended March 31, 2018, the manufacturing sector employed 10.6% of Chile’s labor force and accounted for 10.3% of GDP. For the same period, the agriculture, livestock, forestry and fishing sectors accounted for 5.7% of GDP and employed 10.1% of Chile’s labor force. The mining sector accounted for 9.8% of GDP and employed only approximately 2.5% of Chile’s labor force, due to the less labor-intensive nature of this sector.

The following table presents information regarding the average percentage of the labor force working in each sector of the economy for the periods indicated:

Employment(1)

(% of total labor force employed)

Three months ended March 31, 2018
Primary sector	12.6
Agriculture, livestock and forestry and fishing	10.1
Mining	2.5
Manufacturing sector	10.6
Services sector	76.8
Electricity, gas and water	1.1
Construction	8.4
Trade and catering	18.6
Transport and communications	13.1
Financial services	2.1
Community and social services(2)	33.6

Total	100.0

(1)	Constitutes an average across each period indicated.
(2)	Includes services related to housing, professional, technical and administrative support activities, public administration and defense, education and health, among others.

Source: National Statistics Institute.

For the three months ended March 31, 2018, women accounted on average for 42% of the total nationwide labor force.

Wages

The following table sets forth average real wages and average change in productivity in the three months ended March 31, 2018, compared to the three months ended March 31, 2017.

Real Wages

(% change from period in 2017)

Three months ended March 31, 2018
Average real wages	1.8
Average change in productivity	0.4

Sources: Chilean Central Bank and National Statistics Institute.

Privatization and Infrastructure

Public Works — Infrastructure Concessions

As of March 31, 2018, 87 concession projects had been awarded by the Ministry of Public Works, 66 of which are still ongoing and 21 that have been completed. As of such date, an aggregate amount of US$19.1 billion had been invested under such projects. Further, as of the date of this annual report, private investment projects for a total aggregate amount of US$69.3 billion had been presented for environmental approval or other applicable approval by the relevant ministry, of which US$34.6 billion correspond to the mining sector, US$14.2 billion to the infrastructure sector, US$11.6 billion to the energy sector, US$5.3 billion to the real estate sector and US$3.6 billion to the industry sector.

BALANCE OF PAYMENTS AND FOREIGN TRADE

Balance of Payments

Chile’s balance of payment recorded a deficit of US$1,143 million for the three months ended March 31, 2018, compared to a deficit of US$1,987 million for the same period in 2017. This decrease in the balance of payments was mainly due to a decrease in the current account deficit, as described below.

Current Account

Chile’s current account recorded a deficit of US$269 million (0.4% of GDP) for the three months ended March 31, 2018, compared to a deficit of US$1.3 billion (1.9% of GDP) for the same period in 2017.

The merchandise trade surplus increased to US$3.4 billion for the three months ended March 31, 2018, from US$1.1 billion for the same period in 2017.

For the three months ended March 31, 2018, merchandise exports totaled US$19.7 billion compared to US$15.7 billion for the same period in 2017 and merchandise imports totaled US$16.3 billion, compared to US$14.6 billion for the same period in 2017.

Capital Account and Financial Account

Chile’s capital account recorded a surplus of US$40 million for the three months ended March 31, 2018, compared to a surplus of US$64 million for the same period in 2017.

The financial account registered a deficit of US$1.8 billion and a deficit of US$1.5 billion for the three months ended March 31, 2017 and 2018, respectively, which represented 2.6% of GDP in 2017 and 2.0% of GDP in 2018.

The following table sets forth Chile’s balance of payments for the periods indicated:

Balance of Payments

(in millions of US$)

	Three months ended March 31, 2017	Three months ended March 31, 2018
Current account
Current account, net	(1,287)	(269)
Goods and Services, net	522	2,422
Merchandise Trade Balance	1,103	3,367
Exports	15,708	19,702
Imports	14,605	16,335
Services	(581)	(945)
Credits	2,772	2,669
Debits	3,353	3,614
Income, net	(2,219)	(3,285)
Income from investment	(2,122)	(3,186)
Income from direct investment(1)	(2,000)	(3,228)
Abroad	(1,106)	1,088
From abroad	(3,105)	4,316
Income from portfolio investment	(73)	162
Dividends	341	594
Interest	(415)	(432)
Income from other investment	(49)	(121)
Credits	211	190
Debits	260	311
Current transfers, net	409	594
Credits	442	647
Debits	(33)	(53)
Capital and financial accounts
Capital and financial accounts, net	(1,696)	(1,488)
Capital account, net	64	40
Financial account, net	(1,760)	(1,529)
Direct investment, net	356	(5,210)
Direct investment abroad	2,930	1,665
Shares and other capital	1,844	284
Earnings reinvested	984	1,019
Debt instruments(2)	137	361
Direct investment to Chile	2,574	6,875
Shares and other capital	804	2,059
Earnings reinvested	1,721	3,149
Debt instruments(2)	49	1,667
Portfolio investment, net	764	5,290
Assets	948	6,459
Liabilities	185	1,169
Financial Derivatives, net	(175)	(15)
Other Investment, net(3)	(718)	(451)
Assets	(2,160)	(432)
Commercial credits	(518)	883
Loans	120	(138)
Currency and deposits	(1,756)	(1,160)
Other assets	(6)	(17)
Liabilities	(1,442)	19
Commercial credits	(96)	(7)
Loans(3)	(1,319)	(17)
Currency and deposits	(27)	43
Other liabilities	—	—
Assets in reserve, net	(1,987)	(1,143)
Errors and omissions, net	(537)	(1,300)
Financial account (excluding change in reserves)	(1,760)	(1,529)

Total balance of payments	(1,987)	(1,143)

(1)	Includes interest.
(2)	Includes trade credits, loans, currency and deposits.
(3)	Short term net flows.

Source: Chilean Central Bank.

Merchandise Trade

The primary countries of origin of Chile’s imports for the three months ended March 31, 2018 were China (from where 25.1% of total imports originated), the United States (18.2%), Brazil (8.8%), Argentina (4.1%), Germany (4.0%) and Mexico (3.3%). The primary destinations of Chile’s exports for the three months ended March 31, 2018, were China (which received 30.3% of total exports), the United States (16.4%), Japan (10.0%), South Korea (6.1%) and Brazil (4.0). The origins and destinations of Chile’s imports and exports for the three months ended March 31, 2018 remained stable compared to the same period in 2017, except for exports to China that have grown from 24.4% to 30.3%. During the three months ended March 31, 2018, the proportion of Chile’s exports to Asia as a percentage of total exports increased from 47.6% to 53.1%, while the proportion of Chile’s exports to North America decreased from 21.2% to 19.7%, as compared to the same period in 2017.

In the three months ended March 31, 2018, merchandise exports totaled US$19.7 billion and merchandise imports totaled US$16.3 billion. Intermediate goods, such as oil and others fossil fuels, accounted for 50.0% of total imports in the three months ended March 31, 2018 compared to 49.0% for the same period in 2017. Consumer goods imports amounted to 31.5% in the three months ended March 31, 2018 reflecting no significant variation from the same period in 2017. Imports of capital goods accounted for 18.4% of total imports for that period compared to 19.5% for the same period in 2017.

The following tables set forth information regarding exports and imports for the periods indicated:

Geographical Distribution of Merchandise Trade

(% of total exports/imports)

	Three months ended March 31, 2017	Three months ended March 31, 2018
Exports (FOB)
Americas:
Argentina	1.4	0.9
Brazil	5.0	4.0
Mexico	1.9	1.7
United States	16.7	16.4
Other	11.5	8.8

Total Americas:	37.0	31.8
Europe:
France	1.2	1.2
Germany	1.7	1.4
Italy	1.2	0.9
United Kingdom	1.0	1.0
EFTA	0.6	0.7
Other	8.7	8.5

Total Europe:	14.5	13.7
Asia:
Japan	9.8	10.0
South Korea	5.9	6.1
Taiwan	1.9	1.7
China	24.4	30.3
Other	5.6	5.0

Total Asia:	47.6	53.1
Other:(1)	1.2	1.4

Total exports:	100.0	100.0

Imports (CIF)
Americas:
Argentina	4.5	4.4
Brazil	8.5	8.8
Mexico	3.3	3.3
United States	18.2	18.2
Other	10.0	9.4

Total Americas:	44.4	44.2
Europe:
France	1.9	2.0
Germany	4.1	4.0
Italy	1.7	1.7
United Kingdom	0.8	0.9
EFTA	0.5	0.5
Other	7.0	6.9

Total Europe:	16.2	15.9
Asia:
Japan	3.6	3.1
South Korea	3.5	2.5
Taiwan	0.4	0.4
China	22.9	25.1
Other	5.3	5.6

Total Asia:	35.7	36.7
Other:(1)	3.6	3.3

Total imports:	100.0	100.0

(1)	Includes Africa, Oceania and other countries, including those in tax free zones.

Source: Chilean Central Bank.

Services Trade

For the three months ended March 31, 2018, exported services decreased by 3.7% and imported services increased by 7.8%, compared to the same period in 2017.

MONETARY AND FINANCIAL SYSTEM

Inflation

As of March 31, 2018, the inflation rate stood at 1.8% (year-on-year). The monetary policy rate (Tasa de Política Monetaria, or TPM) remained stable at 2.5% throughout the three months ended March 31, 2018.

The following table shows changes in the CPI and the PPI for the periods indicated.

Inflation

(% change from same period in 2017)

	CPI	PPI(1)
Three months ended March 31, 2018	1.8	4.8

(1)	Manufacturing, mining and electricity, water and gas distribution industries.

Source: CPI, Chilean Central Bank. PPI, National Institute of Statistics

Exchange Rate Policy

During the three months ended March 31, 2018, the peso continued its appreciation, with the Chilean peso trading at Ps.605.26/US$1.00 on March 31, 2018, compared to Ps. 615.22/US$1.00 on December 31, 2017.

The following table shows the high, low, average and period-end peso/U.S. dollar exchange rate for the three months ended March 31, 2018.

Observed Exchange Rates(1)

(pesos per US$)

	High	Low	Average(2)	Period-End
Three months ended March 31, 2018	614.75	588.28	602.08	605.26

(1)	The table presents the high, low, average and period-end observed rates for the period.
(2)	Represents the average of average monthly rates for the period indicated.

Source: Chilean Central Bank.

International Reserves

Net international reserves of the Chilean Central Bank totaled approximately US$36.4 billion as of March 31, 2018.

The following table shows the composition of net international reserves of the Chilean Central Bank as of the dates indicated:

Net International Reserves of the Chilean Central Bank

(in millions of US$)

	As of March 31, 2017	As of March 31, 2018
Chilean Central Bank:
Assets:
Gold	10	11
Special Drawing Rights (SDRs)	734	786
Reserve position in the IMF	217	253
Foreign exchange and bank deposits	5,591	2,495
Securities	32,465	34,560
Other assets(1)	4	—

Total	39,022	38,104

Liabilities:
Reciprocal Credit Agreements	—	—
Bonds and promissory notes	510	441
Accounts with international organizations	85	83
SDR allocations	1,109	1,189
Total	1,704	1,713

Total international reserves, net	37,318	36,391

(1)	Includes reciprocal credit agreements with the central banks member of Latin American Integration Association (ALADI)’s Agreement of Reciprocal Payments and Credits.

Source: Chilean Central Bank

Money Supply

The following tables set forth the monthly average monetary base and the average monetary aggregates as of the dates indicated:

Monetary Base(1)

(in billions of pesos)

	As of March 31, 2017	As of March 31, 2018
Currency in circulation	6,016	6,312
Bank reserves	4,155	4,668
Monetary base	10,171	10,980

(1)	There are no demand deposits at the Chilean Central Bank.

Source: Chilean Central Bank.

Monetary Aggregates

(in billions of pesos)

As of March 31, 2018
Currency in circulation	6,312
Demand deposits at commercial banks	26,242

M1(1)	32,554
Total time and savings deposits at banks	91,942
Others	34,336

M2(2)	126,278
Foreign currency deposits at Chilean Central Bank	14,547
Documents of Chilean Central Bank	5,595
Letters of Credit	393
Private Bonds	21,632
Others	41,266

M3(3)	209,710

(1)	M1: Currency in circulation plus checking accounts net of float, demand deposits at commercial banks other than the former and other than demand savings deposits.
(2)	M2: M1 plus time deposits, time savings deposits, shares of mutual funds invested in up to one-year term debt instruments and collections by saving and credit cooperatives (excluding time deposit of the mutual funds previously mentioned and of saving and credit cooperatives).
(3)	M3: M2 plus deposits in foreign currency, documents issued by the Chilean Central Bank, Chilean treasury bonds, letters of credit, commercial papers, corporate bonds, shares of the other mutual funds and shares of pension funds in voluntary savings (excluding mutual funds’ and pension funds’ investments in M3 securities).

Source: Chilean Central Bank.

The following table shows selected monetary indicators for the period indicated:

Selected Monetary Indicators

(in % change from same period in 2017)

Three months ended March 31, 2018
M1 (% change)	12.0
M2 (% change)	7.3
Credit from the financial system (% change)	1.7
Average annual peso deposit rate(1)	0.7

(1) Represents real interest rates for a period of 90 to 365 days.

Source: Chilean Central Bank.

The following table shows liquidity and credit aggregates as of the dates indicated:

Liquidity and Credit Aggregates

(in billions of pesos)

	As of March 31,
	2017	2018
Liquidity aggregates (at period end)	10,170.9	10,979.8
Monetary base:
Currency, excluding cash in vaults at banks	6,015.6	6,311.7
M1(1)	29,066.5	32,553.6
M2(2)	117,730.3	126,277.7
M3(3)	201,860.9	209,710.3
Credit aggregates (at period end):
Private sector credit	138,959.1	146,893.7
Public sector credit	(829.9)	2,861.4

Total domestic credit(4)	121,156.2	135,782.5

Deposits(4):
Chilean peso deposits	122,018.7	133,758.6
Foreign-currency deposits	21,619.5	19,164.0

Total deposits	143,638.2	152,922.6

(1)	Currency in circulation plus peso-denominated demand deposits.
(2)	M1 plus peso-denominated savings deposits.
(3)	M2 plus deposits in foreign currency, principally U.S. dollars. Does not include government time deposits at Chilean Central Bank.
(4)	Includes capital reserves and other net assets and liabilities.

Source: Chilean Central Bank.

Financial Sector

General Overview of Banking System

The following tables provide certain statistical information on the financial system:

Chilean Financial System

(in millions of US$, except for percentages)

	As of March 31, 2017
	Assets		Loans		Deposits		Shareholders’ Equity(1)
	Amount (in millions of US$)	Market Share (%)	Amount (in millions of US$)	Market Share (%)	Amount (in millions of US$)	Market Share (%)	Amount (in millions of US$)	Market Share (%)
Domestically owned private-sector banks	268,867	83.2	196,764	86.1	148,764	81.0	23,575	89.2
Foreign- owned private-sector banks(2)	1,623	0.5	115	0.1	193	0.1	490	1.9
Private-sector total	270,489	83.7	196,879	86.2	148,956	81.1	24,066	91.0
Banco Estado	52,572	16.3	31,592	13.8	34,680	18.9	2,375	9.0

Total banks	323,061	100.0	228,471	100.0	183,636	100.0	26,440	100.0

	As of March 31, 2018
	Assets		Loans		Deposits		Shareholders’ Equity(1)
	Amount (in millions of US$)	Market Share (%)	Amount (in millions of US$)	Market Share (%)	Amount (in millions of US$)	Market Share (%)	Amount (in millions of US$)	Market Share (%)
Domestically owned private-sector banks	309,620	83.2	227,432	85.7	170,454	80.7	27,305	89.3
Foreign- owned private-sector banks(2)	1,256	0.3	113	—	181	0.1	545	1.8

Private-sector total	310,877	83.5	227,546	85.7	170,635	80.8	27,850	91.0
Banco Estado	61,263	16.5	37,983	14.3	40,461	19.2	2,739	9.0

Total banks	372,140	100.0	265,528	100.0	211,096	100.0	30,589	100.0

(1)	Corresponds to the “Capital Básico.” This item included capital and reserves.
(2)	Foreign-owned subsidiaries of foreign banks are classified as domestically owned private-sector banks. If classified as foreign-owned private-sector banks, the market share of foreign-owned private-sector banks as of March 31, 2017 would be as follows: assets: 31.1%, loans: 31.1%, deposits: 28.0% and shareholders’ equity: 30.1%, with the corresponding reduction in the market share of domestically owned private-sector banks, and as of March 31, 2018 such market share would be as follows: assets: 30.6%, loans: 30.7%, deposits: 28.1% and shareholders’ equity: 30.2%, with the corresponding reduction in the market share of domestically owned private-sector banks.

Source: SBIF (as defined below).

The following tables set forth the total assets of the four largest Chilean private-sector banks, the state-owned Banco Estado and other banks in the aggregate for the periods indicated:

	As of March 31, 2017
	in billions of Pesos	Market Share (%)
Banco Santander-Chile	36.7	17.2
Banco de Chile	34.8	16.3
Banco Estado	31.8	14.9
Itaú Corpbanca	31.2	14.6
Banco de Crédito e Inversiones	29.0	13.6
Other banks	50.1	23.5

Total Banking System	213.6	100.0

Source: SBIF.

	As of March 31, 2018
	in billions of Pesos	Market Share (%)
Banco Santander-Chile	36.4	16.2
Banco Estado	37.1	16.5
Banco de Chile	33.2	14.8
Banco de Crédito e Inversiones	34.8	15.4
Itaú Corpbanca	28.8	12.8
Other banks	54.9	24.4

Total Banking System	225.2	100.0

Source: SBIF.

The following table sets forth information on bank operation efficiency indicators for the periods indicated:

Financial System Indicators

(%)

	Three months ended
	March 31, 2017	March 31, 2018
Return on assets	0.3	0.3
Return on equity	3.5	3.4
Non-performing loans as a percentage of total loans	0.8	0.9
Gross operational margin/assets	1.1	1.1
Operating expenses/operating revenue	48.8	48.2
Operating expenses/average total assets	0.5	0.5
Regulatory capital to risk-weighted assets	13.6	13.6

Source: SBIF.

Stock Exchanges

The table below summarizes the value of the main indexes of the Santiago Stock Exchange as of March 31, 2018:

Indicators for the Santiago Stock Exchange

	IGPA(1)	IPSA(2)
As of March 31, 2018	27,736.2	5,542.2

(1)	The General Stock Price Index (Índice General de Precios de Acciones, or IGPA) is an index weighted by market capitalization that measures the price variations of any stocks listed on the Santiago Stock Exchange with an annual trading volume of at least UF10,000 (US$445,542 as of March 31, 2018).
(2)	The Selective Stock Price Index (Índice de Precios Selectivo de Acciones, or IPSA) is an index tied to the stocks on the Santiago Stock Exchange with a market capitalization of at least US$200 million.

Source: Santiago Stock Exchange.

Institutional Investors

The following table sets forth the amount of assets of the various types of institutional investors in Chile as of the indicated dates:

Total Assets of Institutional Investors (in billions of US$)

As of March 31,	Pension Funds (AFPs)	Insurance Companies	Mutual Funds	Investment Funds(1)	Foreign Capital Investment Funds	Total
2017	186.2	47.8	51.4	n.a.	n.a.	285.4
2018	215.5	56.7	60.5	n.a.	n.a.	332.7

(1)	Includes international investment funds.

Source: CMF (as defined below), Superintendency of Pensions.

Pension Funds and the Chilean Pension System

As of March 31, 2018, the pension funds held aggregate financial assets totaling approximately US$215.5 billion.

PUBLIC SECTOR FINANCES

Public Sector Accounts and Fiscal Statistics

Fiscal Policy Framework — Structural Balance Policy Rule

On June 4, 2018, the Ministry of Finance sent to Congress a draft bill creating an autonomous fiscal council (the “Autonomous Fiscal Council”), which will replace the current fiscal advisory council in the evaluation and monitoring of the cyclical adjustment of actual income made by the Chilean Budget Office. The Autonomous Fiscal Council will have both political and operational autonomy and will be empowered to make observations and propose non-binding methodological or procedural changes to the Ministry of Finance for the calculation of the structural balance, unlike the current fiscal advisory council that only carries out studies at the Minister of Finance’s request. As of the date of this annual report, the bill was pending Congressional approval.

Fiscal Responsibility Law

Pension Reserve Fund

The table below sets forth the total contribution to, and total withdrawals from, the Pension Reserve Fund (“FRP”) for the three months ended March 31, 2018, as well as the total assets of the FRP at such date:

	Contribution (in millions of US$)	Withdrawals (in millions of US$)	Total Assets at March 31, 2018 (in millions of US$)
Three months ended March 31, 2018	—	—	10,123.8

Economic and Social Stabilization Fund

The table below sets forth the total contribution to, and total withdrawals from, the Economic and Social Stabilization Fund (“FEES”) as of March 31, 2018, as well as the total assets of the FEES at such date:

	Contribution (in millions of US$)	Withdrawals (in millions of US$)	Total Assets at March 31, 2018 (in millions of US$)
Three months ended March 31, 2018	—	—	14,937.6

Budget Law and Political Initiatives

The following table sets forth a summary of public sector accounts during the three months ended March 31, 2017 and 2018 (calculated on an accrual basis and as a percentage of GDP for the periods indicated):

Public Sector Finances

(in billions of US$ and % of total GDP)

	Three months ended March 31, 2017		Three months ended March 31, 2018
Current Revenues and Expenditures	(US$)	(%)	(US$)	(%)
Revenues	14.3	21.5	17.0	21.9
Net taxes(1)	11.9	17.9	13.7	17.7
Copper revenues(2)	0.2	0.4	0.7	0.9
Social Security contributions	1.0	1.5	1.2	1.5
Donations	—	—	0.1	0.1
Real property incomes	0.2	0.3	0.3	0.3
Operational revenues	0.4	0.6	0.4	0.6
Other revenues	0.5	0.8	0.7	0.9
Expenditures	12.8	19.3	15.1	19.5
Wages and salaries	3.3	4.9	3.8	4.9
Goods and services	1.1	1.7	1.3	1.7
Interest on public debt	1.0	1.5	1.2	1.5
Transfer payments	4.7	7.1	5.7	7.4
Transfers to social security	2.7	4.1	3.1	4.0
Others	—	—	—	—
Capital Revenues and Expenditures
Revenues
Asset sales	—	—	—	—
Expenditures
Investment	0.9	—	0.8	–
Capital transfers	1.0	1.3	1.3	1.1

Central government balance	(0.4)	—	(0.3)	—

(1)	Taxes collected net of refunds.
(2)	Excludes transfers from Codelco under Law No. 13,196. This law (Ley Reservada del Cobre), which is not publicly disclosed, earmarks 10% of Codelco’s revenues from the export of copper and related byproducts for defense spending and these funds are therefore excluded from the central government’s current revenues. Defense spending is considered an extra-budgetary expense in accordance with IMF accounting guidelines.

Source: Chilean Budget Office.

Government Revenue

Taxation

Net tax revenues accounted for 17.7% of GDP for the three months ended March 31, 2018, compared to 17.9% of GDP for the same period in 2017.

Government-owned Enterprises

The following table sets forth the government’s share ownership and total assets of the principal state-owned enterprises as of March 31, 2018, and revenue and net income (loss) for the three month period ended March 31, 2018:

	Percentage of State Ownership as of March 31, 2018	Total Assets as of March 31, 2018 (in millions of US$)	Revenue for the three month period ended March 31, 2018 (in millions of US$)	Net Income (Loss) for the three month period ended March 31, 2018 (in millions of US$)
Main Public Sector Enterprises:
Banco Estado (financial)	100.0	61,263	571	79
Codelco (copper)	100.0	36,093	3,520	68
ENAP (oil and gas)	100.0	6,827	1,993	10
Enami (mining)	100.0	n.a.	n.a.	n.a.
EFE (railway)	100.0	n.a.	n.a.	n.a.
Metro S.A. (Santiago’s subway)	100.0	8,017	144	(15)

n.a.= Not available

Source: Chilean Budget Office.

Banco Estado

In the three month period ended March 31, 2018, Banco Estado recorded revenue of US$571 million, a 5.0% increase compared to the same period in 2017. In the three month period ended March 31, 2018, Banco Estado had a net income of US$79 million, a 4.1% increase compared to the same period in 2017.

Codelco

In the three month period ended March 31, 2018, Codelco recorded revenue of US$3,520 million, a 16.2% increase compared to the same period in 2017. In the three month period ended March 31, 2018, Codelco had a net profit of US$68 million, a 60.5% increase compared to the same period in 2017.

ENAP

In the three month period ended March 31, 2018, ENAP recorded revenue of US$1,993 million, a 26.3% increase compared to the same period in 2017. In the three month period ended March 31, 2018, ENAP had a net income of US$10 million, a 4.7% decrease compared to the same period in 2017.

Metro

In the three month period ended March 31, 2018, Metro recorded revenue of US$144 million, a 16.5% increase compared to the same period in 2017. In the three month period ended March 31, 2018, Metro had a net loss of US$15 million, a 0.7% increase compared to the losses during the same period in 2017.

CERTAIN DEFINED TERMS AND CONVENTIONS

Exchange Rates

For your convenience, Chile has provided translations of certain amounts into U.S. dollars at the rates specified below unless otherwise indicated.

	Exchange Rate(1)
At December 31, 2013	Ps.523.76 per US$	1.00
Average for year ended December 31, 2013	Ps.495.00 per US$	1.00
At December 31, 2014	Ps.607.38 per US$	1.00
Average for year ended December 31, 2014	Ps.570.01 per US$	1.00
At December 31, 2015	Ps.707.34 per US$	1.00
Average for year ended December 31, 2015	Ps.654.25 per US$	1.00
At December 31, 2016	Ps.667.29 per US$	1.00
Average for year ended December 31, 2016	Ps.676.83 per US$	1.00
At December 31, 2017	Ps.615.22 per US$	1.00
Average for year ended December 31, 2017	Ps.649.33 per US$	1.00
At March 31, 2018	Ps.605.26 per US$	1.00
Average for the three months ended March 31, 2018	Ps.602.08 per US$	1.00

(1)	As reported by the Chilean Central Bank in accordance with paragraph 2 of article 44 of its Constitutional Organic Act.

For amounts relating to a period, Chilean pesos are translated into U.S. dollar amounts using the average exchange rate for that period. For amounts at period end, Chilean pesos are translated into U.S. dollar amounts using the exchange rate at the period end.

The Chilean Central Bank reported the exchange rate for Chile’s formal exchange market at Ps. 637.35 per US$1.00 as of June 19, 2018. The Federal Reserve Bank of New York does not report a noon buying rate for Chilean pesos.

Presentation of Financial Information

All annual information presented in this annual report is based upon January 1 to December 31 periods, unless otherwise indicated. Totals in tables in this annual report may differ from the sum of the individual items in those tables due to rounding.

Since Chile’s official financial and economic statistics are subject to review by the Central Bank, the information in this annual report may be adjusted or revised. The information and data contained in this annual report for the year ended December 31, 2017 and thereafter is preliminary and subject to further revision. Further, information and data published by the Central Bank contained in this annual report is subject to periodic revision. The government believes that this review process is substantially similar to the practices of many industrialized nations. The government does not expect revisions to be material, although it cannot assure you that material changes will not be made.

Defined Terms

This annual report defines the terms set forth below as follows:

•	Gross domestic product or GDP means the total value of final products and services produced in Chile during the relevant period.

•	Imacec is an index published by the Chilean Central Bank that summarizes the combined value of final products and services produced in Chile of the following economic sectors in a given month: agriculture and forestry, fishing, mining, manufacturing, electricity, gas, water, construction, commerce, restaurants and hotels, transport, communications, financial intermediation, business services, housing services, education, health, other services and public administration.

•	Mining Imacec summarizes the value of production of the mining sector in a given month; and

•	Non-mining Imacec summarizes the combined value of final products and services produced in Chile of every sector referred to above, other than mining.

•	Imports are calculated based upon (i) for purposes of foreign trade, statistics reported to Chilean customs upon entry of goods into Chile on a cost, insurance and freight included, or CIF, basis and (ii) for purposes of balance of payments, statistics collected on a free on board, or FOB, basis at a given departure location.

•	Exports are calculated based upon statistics reported to Chilean customs upon departure of goods from Chile on an FOB basis.

•	Rate of inflation or inflation rate is the change in the consumer price index, or CPI, for the relevant calendar year, unless otherwise specified. The CPI is calculated on a weighted basket of consumer goods and services using a monthly averaging method. The rate of inflation is measured by comparing the CPI indices in December of the latest year against the indices for the prior December. See “Monetary and Financial System—Inflation.”

•	An Unidad de Fomento (UF) is an inflation-indexed, Chilean peso-denominated monetary unit that is set daily based on the Chilean CPI of the immediately preceding 30 days as calculated and published daily by the Chilean Central Bank. The main use of this index is in connection with “re-adjustable” payment obligations denominated in Chilean pesos.

Unless otherwise indicated, all annual rates of growth are average annual compounded rates, and all financial data are presented in current prices.

This annual report refers to the state-owned companies and institutions as indicated below:

Banco Central de Chile	Chilean Central Bank
Banco del Estado de Chile	Banco Estado
Corporación de Fomento de la Producción	CORFO
Corporación Nacional del Cobre de Chile	Codelco
Empresa Nacional del Petróleo	ENAP
Empresa de Transporte de Pasajeros Metro S.A.	Metro
Empresa Nacional de Minería	Enami
Empresa de los Ferrocarriles del Estado	EFE

FORWARD-LOOKING STATEMENTS

This annual report may contain forward-looking statements.

Forward-looking statements are statements that are not about historical facts, including statements about Chile’s beliefs and expectations. These statements are based on current plans, estimates and projections, and therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made. Chile undertakes no obligation to update publicly any of these forward-looking statements in light of new information or future events, including changes in Chile’s economic policy or budgeted expenditures, or to reflect the occurrence of unanticipated events.

Forward-looking statements involve inherent risks and uncertainties. Chile cautions you that a number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. These factors include, but are not limited to:

•	Adverse external factors, such as high international interest rates, low copper and mineral prices and recession or low growth in Chile’s trading partners. High international interest rates could negatively affect Chile’s current account and could increase budgetary expenditures. Low copper and mineral prices could decrease the government’s revenues and could negatively affect the current account. Recession or low growth in Chile’s trading partners could lead to fewer exports from Chile and lower growth in Chile;

•	Instability or volatility in the international financial markets, including in particular continued or increased distress in the financial markets of the European Union, could lead to domestic volatility, which may adversely affect the ability of the Chilean government to achieve its macroeconomic goals. This could also lead to declines in foreign investment inflows, in particular portfolio investments;

•	Adverse domestic factors, such as a decline in foreign direct and portfolio investment, increases in domestic inflation, high domestic interest rates and exchange rate volatility. Each of these factors could lead to lower growth or lower international reserves; and

•	Other adverse factors, such as energy deficits or restrictions, climatic or seismic events, international or domestic hostilities and political uncertainty.

SUMMARY

This summary highlights information contained elsewhere in this annual report. It is not complete and may not contain all the information that you should consider before investing in the debt securities. You should read the entire annual report carefully.

Selected Financial Information(1)

	2013	2014	2015	2016	2017
The economy
Gross Domestic Product (GDP)(2)	278,538	260,739	243,953	250,083	276,864
Real GDP (in billions of pesos)(3)	137,876	140,312	143,547	145,364	147,530
% Change from prior year	4.0%	1.8%	2.3%	1.3%	1.5%
Consumer price index (percentage change from previous year at period end)	3.0%	4.6%	4.4%	2.7%	2.3%
Producer price index (percentage change from previous year at period end)	(2.8)%	(3.3)%	(10.7)%	10.2%	8.4%
Unemployment rate (annual average)	5.9%	6.4%	6.2%	6.5%	6.7%
Balance of payments
Trade balance(4)	(1,410)	2,736	(149)	2,160	4,863
Current account	(11,237)	(4,288)	(5,511)	(3,499)	(4,146)
Financial and capital account (including change in reserves)	(12,557)	(5,651)	(4,443)	(2,574)	(3,027)
Errors and omissions	(1,343)	(1,384)	(282)	911	984
Chilean Central Bank, international reserves (period-end)	41,094	40,447	38,643	40,494	38,983
Number of months of import coverage(5)	5.5	5.8	6.5	7.1	6.3
Public finance
Central government revenue	58,345	53,691	51,342	52,075	57,710
% of GDP	20.9%	20.6%	21.0%	20.8%	21.0%
Central government expenditure	60,009	57,921	56,555	58,866	65,330
% of GDP	21.5%	22.2%	23.2%	23.5%	23.7%
Central government surplus (deficit)	(1,664)	(4,230)	(5,213)	(6,792)	(7,619)
% of GDP	(0.6)%	(1.6)%	(2.1)%	(2.7)%	(2.8)%
Consolidated non-financial public sector surplus (deficit)(6)	429	(1,573)	(4,125)	(6,236)	(4,764)
% of GDP	0.2%	(0.6)%	(1.7)%	(2.5)%	(1.7)%
Public debt
Central government external debt	5,160	6,544	7,777	10,081	12,808
Central government external debt/GDP	1.9%	2.5%	3.2%	4.0%	4.6%
Central government external debt/exports(7)	5.8%	7.6%	10.9%	14.4%	16.1%

(1)	In millions of U.S. dollars, except as otherwise indicated.
(2)	GDP in U.S. dollars calculated by translating the nominal GDP in pesos at the average exchange rate of each period.
(3)	Calculated using chained volumes at prices for the immediately preceding year.
(4)	Trade balance consists of goods and services.
(5)	Imports consist of goods and services.
(6)	The non-financial public sector includes the central government, municipalities and public-owned enterprises, but does not include Banco Estado and the Chilean Central Bank.
(7)	Exports consist of goods and services.

n.a.= Not available.

Source: Chilean Central Bank, Chilean Budget Office and National Statistics Institute (Instituto Nacional de Estadísticas, or INE).

MAP OF CHILE

IGM
INSTITUTO GEOGRÁFICO MILITAR
OCÉANO ATLÁNTICO
Caracas
VENEZUELA
Georgetown
Paramaribo
Cayena
GUYANA
SURINAME
GUAYANA FRANCESA
Bogotá
COLOMBIA
Quito
ECUADOR
PERÚ
Lima
BRASIL
BOLIVIA
La Paz
Brasilia
REGIÓN DE ARICA Y PARINACOTA
Arica
REGIÓN DE TARAPACÁ
Iquique
PARAGUAY
Asunción
REGIÓN DE ANTOFAGASTA
Antofagasta
Copiapó
REGIÓN DE ATACAMA
La Serena
REGIÓN DE COQUIMBO
ARGENTINA
URUGUAY
REGIÓN DE VALPARAÍSO
Valparaíso
SANTIAGO
REGIÓN METROPOLITANA DE SANTIAGO
Buenos Aires
Montevideo
Rancagua
REGIÓN DEL LIBERTADOR GENERAL BERNARDO O'HIGGINS
Talca
REGIÓN DEL MAULE
Concepción
REGIÓN DEL BIOBÍO
Temuco
REGIÓN DE LA ARAUCANÍA
Valdivia
REGIÓN DE LOS RÍOS
Puerto Montt
REGIÓN DE LOS LAGOS
Coyhaique
REGIÓN AYSÉN DEL GENERAL CARLOS IBÁÑEZ DEL CAMPO
REGIÓN DE MAGALLANES Y DE LA ANTÁRTICA CHILENA
Punta Arenas
TERRITORIO CHILENO ANTÁRTICO
OCÉANO PACÍFICO
OCÉANO PACÍFICO
SIMBOLOGÍA
Capital de país
Otras ciudades
Límite internacional
0 200 400 600 800 1.000 km

REPUBLIC OF CHILE

Area and Population

Chile covers an area of approximately 756,626 square kilometers (excluding the Antarctic territory, which covers approximately 1,250,000 square kilometers). Continental Chile occupies a narrow strip of land, with an average width of 177 kilometers, extending approximately 4,270 kilometers along South America’s west coast. It borders Peru to the north, the Antarctic territory to the south, Bolivia and Argentina to the east and the Pacific Ocean to the west. Continental Chile’s geography is dominated by a range of Pacific coastal mountains in the west, the Andes Mountains in the east and a valley that lies between these two ranges. Southern Chile is mostly an archipelago, with Cape Horn at its tip. Chile’s territory also includes several islands, including Easter Island, Juan Fernández Island and Salas y Gómez Island.

Continental Chile has five well-defined geographic regions: the northern desert, the high Andean sector, the central valley, the southern lakes district and the archipelago region. Approximately 23.3% of Chile’s land area is forested, while the remaining non-urban areas consist primarily of agricultural areas, deserts and mountains. The northern desert region is rich in mineral resources. The climate is dry and hot in the north, temperate in the central regions and cool and wet in the south.

Chile’s population, industry and arable land are mainly concentrated in the central valley, which includes the nation’s capital and largest city, Santiago, and its two largest ports, San Antonio and Valparaíso.

According to the national census conducted in 2002, Chile’s population was approximately 15.1 million, with an annual average growth rate of 1.2% per year from June 1992 to June 2002. The 2002 national census showed that the population in Chile was highly urbanized, with approximately 87.0% living in cities, with approximately 40.0% of urban dwellers residing in the Santiago metropolitan area, which includes the city of Santiago and the surrounding region. Spanish is Chile’s official language. Although a national census was conducted during the first half of 2012, the results were not satisfactory to the National Institute of Statistics. Therefore, a new national census was conducted on a single day, on April 19, 2017, after an initial pre-census preparation phase. The results became available on May 4, 2018. Based on such results, the estimated population of Chile as of December 31, 2017 was 17.6 million.

Chile considers itself an upper-middle income economy. The following table provides selected comparative statistics as set forth in the Central Intelligence Agency (CIA) 2017 World Factbook:

	Argentina	Brazil	Chile	Colombia	Mexico	Venezuela	United States of America
Per capita GDP(1) (in US$)	20,700	15,500	24,600	14,500	19,500	12,400	59,500
Life expectancy at birth (in years)	77.3	74.0	78.9	75.9	76.1	76.0	80.0
Infant mortality (deaths per 1,000 live births)	9.8	17.5	6.6	13.6	11.6	12.2	5.80
Literacy rate	98.1%	92.6%	97.5%	94.2%	94.5%	97.1%	99.0	%(2)

(1)	Figures are adjusted by purchasing power parity (PPP).
(2)	Data corresponds to 2003 estimation.

Source: CIA 2017 World Factbook.

The Chilean Constitution and Government

Chile is a democratic republic. Accordingly, the Chilean Constitution declares and guarantees principles such as the recognition and protection of human dignity, equality before the law, protection of private property and free entrepreneurship, freedom of speech and association, popular sovereignty, representative government, separation of powers and the rule of law.

The Constitution was approved in a national referendum in 1980 and provides for a system of government composed of three separate and independent powers: an executive branch headed by a President (with a non-renewable four-year term), a legislative branch consisting of a two-chambered Congress, and a judicial branch in which the Supreme Court is the highest authority for all matters not pertaining to constitutional law. The Constitution also provides for a Constitutional Court, which is the highest authority for all matters of constitutional law.

The 1980 Constitution was significantly amended in 1989 and in 2005 to introduce important changes to the structure of the political system, including (i) increasing oversight powers of the lower house; (ii) decreasing the powers and status of the National Security Council, which is now an advisory body; (iii) strengthening the role of the Constitutional Court by allowing it to rule on the constitutionality of laws; and (iv) introducing a six-year presidential term limit, which has subsequently been reduced to four years.

On October 13, 2015, the Bachelet administration initiated a process intended to lead to a constitutional reform and the adoption of a new Constitution by 2018. The process contemplated several steps and began with an initial stage of civic and constitutional education, followed by a second stage, referred to as “Citizen’s Dialogue” (“Diálogo Ciudadano”), and involved creating fora for discussion of proposals and issues nationwide. The conclusions of these exchanges and proposals were laid out in a document entitled “The Citizens’ Foundations for a New Constitution” (“Bases Ciudadanas para la Nueva Constitución”), which was submitted to President Bachelet in January 2017.

On April 2017, President Bachelet submitted a bill to Congress proposing a Constitutional Convention (“Convención Constitucional”) to amend the current Constitution, in particular, the procedures through which the Constituion may be amended in the future. As of the date of this annual report, the bill had not been approved by Congress.

Concurrently with such bill proposing a Constitutional Convention, on March 6, 2018, the Bachelet administration submitted to Congress a new Constitution draft introducing substantive amendments. After assuming office on March 11, 2018, President Piñera announced that his government will not pursue the constitutional reform submitted to Congress by the Bachelet administration, but that the government is open to discussing a constitutional reform if there is political consensus that such reform is needed. Currently the draft of a new Constitution proposed by the Bachelet administration is pending Congressional approval.

The Congress consists of a Senate and a Chamber of Deputies. Thirty-eight senators comprise the Senate, while the Chamber of Deputies has 120 members. Congress recently passed an electoral reform that will increase the number of representatives in each body of Congress. See “—Political Parties.” Once the electoral reform is fully implemented, the Senate will have 50 members and the Chamber of Deputies will have 155 members. All members of Congress are elected by popular vote.

There are 21 judges on the Supreme Court, each appointed by the president (out of five candidates proposed by the Supreme Court) with the Senate’s consent, and each of whom can serve until age 75. The Chilean Constitutional Court is composed of 10 judges, three of whom are appointed by the President, three by the Supreme Court and four by Congress, who each serve until age 75.

Recent Political History

From its independence from Spain in 1810 until 1973 (with the exception of short intervals in the early 1800s, in 1924 and in 1931), Chile had a democratically elected government. In September 1973, a military junta, led by General Augusto Pinochet, then commander-in-chief of the army, took power and held it until 1990, when a democratic system was reinstated.

Former President Patricio Aylwin, a member of the Christian Democratic Party (Partido Demócrata Cristiano, or PDC), reinstated civilian rule when he took office for a four-year term on March 11, 1990 with the support of the Parties for Democracy Coalition (Concertación de Partidos por la Democracia, or the Concertación coalition), a political coalition described below. His election in December 1989 followed a transition from military rule that included a countrywide plebiscite in 1988, as stipulated in the 1980 Constitution. Eduardo Frei Ruiz-Tagle,

also a member of the PDC and supported by the Concertación coalition, was elected to the presidency in December 1993 for a six-year term and took office on March 11, 1994. In January 2000, again with the support of the Concertación coalition, Ricardo Lagos, founder of the Party for Democracy (Partido por la Democracia, or PPD), was elected to the presidency for a six-year term, which ended on March 11, 2006. His successor, Michelle Bachelet, became the first female president of Chile after being sworn into office on March 11, 2006. Ms. Bachelet is a member of the Socialist Party (Partido Socialista, or PS) and was supported by the Concertación coalition. Sebastián Piñera, member of the National Renewal Party (Renovación Nacional, or RN) at the time of his election, was elected to the presidency in January 2010 for a four-year term. Mr. Piñera resigned from RN prior to being sworn in as President on March 11, 2010, having won the 2010 presidential elections with the support of the center-right Coalition for Change (Coalición por el Cambio). In 2013, Ms. Bachelet was elected president for a second non-consecutive term of four years, ending on March 11, 2018. Ms. Bachelet won the 2013 elections, supported by the center-left coalition, New Majority (Nueva Mayoría). Ms. Bachelet completed her second term in March 2018. The current president, Mr. Piñera, was elected president for a second non-consecutive term of four years, ending on March 11, 2022. Mr. Piñera won the 2017 elections, supported by the center-right coalition, Go Chile (Chile Vamos).

Political Parties

Since the restoration of democracy in 1990, Chile has had two major political groups: the center-left and center-right coalitions.

The center-left coalition was originally called Concertación, and consisted of the following political parties until the presidential and congressional elections held in November 2013: the centrists, the PDC and the Radical Social Democratic Party (Partido Radical Socialdemócrata, or PRSD), as well as the moderate-left parties, the PPD and the PS. In 2013, the center-left coalition took the name of Nueva Mayoría and expanded to include the Communist Party (Partido Comunista, or PC) and Broad Social Movement (Movimiento Amplio Social, or MAS-R). In the 2017 presidential and congressional elections, the center-left coalition included the following political parties: Partido Radical Socialdemócrata, Partido Demócrata Cristiano, Partido por la Democracia, Partido Socialista, Partido Comunista, Izquierda Ciudadana and Movimiento Amplio Social.

The center-right coalition, formerly Alliance for Chile (Alianza por Chile, predecessor to the Coalition for Change), consisted of the following political parties until the presidential elections held in 2009: the center-right RN and the Independent Democratic Union Party (Unión Demócrata Independiente, or UDI). In the presidential elections of 2009, the center-right coalition changed its name to Coalition for Change and later, for the municipal elections of 2016 it was renamed Chile Vamos and expanded to include Evópoli and the Independent Regionalist Party (Partido Regionalista Independiente, or PRI). In the 2017 presidential and congressional elections, the center-right coalition included the following parties: Unión Demócrata Independiente, Renovación Nacional, Evolución Política and Partido Regionalista Independiente.

Furthermore, the Frente Amplio, a third political coalition, gained relevance in the 2017 presidential and congressional elections. The Frente Amplio is a left coalition consisting of 14 political parties and social movements, including the Partido Humanista, Partido Igualdad, Partido Liberal de Chile, Partido Poder and Revolución Democrática.

There are also several smaller parties, which from 1990 to date have generally not been represented in Congress, but have had elected representatives in certain municipal governments. These parties have historically had limited success because voting for the Chamber of Deputies takes place district-by-district and candidates from minority parties have not received the most votes in any individual constituency, despite their parties receiving a significant share of the national popular vote.

In December 2011, Congress approved an electoral reform to simplify the registration process for all eligible voters, which increased the Chilean electorate by approximately 50.0%. Despite this increase in the number of eligible voters, the reform made voting voluntary (until then, voting was mandatory for registered electors) and, as a consequence, fewer people have voted in subsequent elections.

In January 2015, Congress changed the system for the election of its members from a binomial voting system, in which each electoral territory elects two representatives regardless of its population, to a semi-proportional voting system, in which each voting district elects representatives in proportion to the size of its population. The new electoral system became effective for the Congressional elections in November 2017. The number of members of the Chamber of Deputies increased from 120 to 155 and the number of senators from 38 to 43, and is expected to increase to 50 in the 2021 elections. The reform is expected to result in greater access to Congress by candidates from smaller political parties.

In April 2015, Congress enacted legislation to eradicate certain practices involving the financing of political activities such as government funding for political parties, a ban on contributions made by business entities, the elimination of anonymous and undisclosed political donations, the updating of the current public lists of members of political parties and the increase of non-elected government officials appointed through a merit-based selection process carried out by the Sistema de Alta Dirección Pública. In November 2015, Congress approved the removal of officials elected in elections involving illegal activities.

In September 2016, Congress enacted legislation requiring officials to declare their economic interests and assets at the beginning, during and after their period in office. The law requires a mandatory trust for officials holding investment in shares and securities valued in excess of approximately US$1,000,000. The law also requires the President and other highly ranked officials to sell their interests in regulated companies providing services to the government. Sanctions for violating the law range from approximately US$350 to US$70,000. A bill with a limitation on the re-election of officials elected by popular vote (senators will be subject to a maximum of two consecutive terms, while other authorities would be subject to a maximum of three consecutive terms) has been submitted to Congress, where it is pending.

Presidential and Congressional Elections

Presidential and congressional elections are held every four years. Chile will hold its next presidential and congressional elections in November 2021, and the next presidential term is scheduled to begin in March 2022. The president is elected for a four-year term and is prohibited from serving in office for consecutive terms. Senators are elected for eight-year terms, with half the Senate’s seats up for election every four years. Members of the Chamber of Deputies are elected to four-year terms. There are no term limits for senators or deputies.

On November 19, 2017, presidential elections were held in Chile. Among the several candidates, Sebastián Piñera, a center-right candidate and former President obtained approximately 36.6% of the votes and Alejandro Guillier, the candidate from the incumbent government coalition and current Senator, obtained approximately 22.7% of the votes. As no candidate obtained the absolute majority required to secure the presidency, a runoff election took place on December 17, 2017 between Mr. Piñera and Mr. Guillier, in which Mr. Piñera obtained approximately 54.6% of the votes. Mr. Piñera assumed office on March 11, 2018, succeeding former president Michelle Bachelet.

The following table details the outcome of the presidential election held in 2017:

2017 Presidential Election Vote

(%)

	1st round	Runoff
Center-Left(1)	22.7	45.4
Center-Right(2)	36.6	54.6
Left(3)	20.3	—
Right(4)	7.9	—
Others	12.5	—

(1)	“Center-Left” is an alliance of parties that changed its name from “Concertación” to “Nueva Mayoría” in 2013. For the 2017 presidential election, it included the following political parties: Partido Radical Socialdemócrata, Partido por la Democracia, Partido Demócrata Cristiano, Partido Socialista, Partido Comunista, Izquierda Ciudadana and Movimiento Amplio Social. The candidate representing the Center-Left alliance in the 2017 elections was Mr. Alejandro Guillier.
(2)	“Center-Right” parties created a coalition called “Chile Vamos” in 2015. For the 2017 presidential election, Chile Vamos included the following political parties: Unión Demócrata Independiente, Renovación Nacional, Evolución Política and Partido Regionalista Independiente. The candidate representing the Center-Right alliance in the 2017 elections was Mr. Sebastián Piñera.
(3)	“Left” parties created the coalition called “Frente Amplio” in 2017. For the 2017 election, it included, within others, the following parties: Partido Humanista, Partido Igualdad, Partido Liberal de Chile, Poder and Revolución Democrática. The candidate representing the left alliance in the 2017 elections was Ms. Beatriz Sánchez.
(4)	Mr. José Antonio Kast ran as an independent presidential candidate, formerly a member of Unión Demócrata Independiente.
(5)	“Others” corresponds to candidates Ms. Carolina Goic, Mr. Marco Enríquez-Ominami, Mr. Eduardo Artés and Mr. Alejandro Navarro.

The following table details the party composition of the Chamber of Deputies and Senate following the elections in the years specified:

	Chamber of Deputies (in number of deputies)			Senate (in number of senators)
	2009	2013	2017	2009	2013	2017
Partido Demócrata Cristiano (Center)	19	21	14	4	2	5
Partido por la Democracia (Left)	18	15	7	3	3	6
Partido Radical (Center-Left)	5	6	6	—	—	—
Partido Humanista (Left)	—	—	3	—	—	—
Renovación Nacional (Center-Right)	18	19	34	6	2	8
Unión Demócrata Independiente (Right)	37	29	30	3	5	9
Independents	6	8	11	—	3	4
Partido Socialista (Left)	11	15	19	2	4	7
Partido de Acción Regionalista (Center)	3	—	—	—	—	—
Partido Comunista (Left)	3	6	8	—	—	—
Partido Liberal (Center)	—	1	2	—	—	—
Federación Regionalista Verde Social (Regionalist)	—	—	3	—	—	—
Partido Igualdad (Left)	—	—	1	—	—	—
Partido Ecologista Verde (Left)	—	—	1	—	—	—
Movimiento Amplio Social (Left)	—	—	—	—	1	—
Evolución Política (Center-Right)	—	—	6	—	—	2
Revolución Democrática (Left)	—	—	9	—	—	1
Poder (Center)	—	—	1	—	—	—
Partido Progresista (Center)	—	—	1	—	—	—
País (Left)	—	—	—	—	—	1

The following table details the composition of the Senate and Chamber of Deputies as of December 31, 2017:

Composition of Senate		Composition of Chamber of Deputies
Nueva Mayoría (Center-Left)	18	Nueva Mayoría (Center-Left)	54
Chile Vamos (Center-Right)	19	Chile Vamos (Center-Right)	70
Frente Amplio (Left)	1	Frente Amplio (Left)	16
País (Left)	1	Partidio Regionalista Verde Social (Regionalist)	3
Independents	4	Independents	11
		Partido Progresista (Center)	1
Total	43	Total	155

Municipal Elections

There are 345 municipalities in Chile, each administered by a mayor and a municipal council, composed of 6, 8 or 10 councilors, depending on the number of electors in each municipality. Municipal elections are held every four years, with the most recent elections held in October 2016 and the next elections scheduled for 2020.

The following table details the outcome of the last mayoral elections by pact or alliance:

Municipal Elections 2016 — Mayors

	Votes	Percentage
Nueva Mayoría (Center-Left)	1,760,632	37.06
Chile Vamos (Center-Right)	1,827,425	38.47
Independents	824,490	17.35
Others(1)	513,750	7.12

Total	4,926,297	100.00

(1)	Partido Liberal (Left), Partido Progresista (Left), Partido Ecologista Verde (Center-Left) and Partido Humanista (Left).

Regional Elections

Chile is divided into 15 Regions, each of them governed by a regional governor designated by the President. Each Region is administered by a regional governor and a regional council that has to approve the regional development plan and the regional budget.

Regional councils have between 14 and 34 members, depending on the population of the Region. Until the enactment of Law No. 20,678 on June 13, 2013, members of regional councils were designated by members of the municipal councils. Since such date, members of regional councils have been elected every four years for four-year terms. These elections coincide with congressional elections. The first election of regional council members took place in November 2013 and the most recent election took place in November 2017. The next election is scheduled for 2021.

The following table details the results of the regional council elections held in November 2017:

Regional Elections (Regional Council Members)

2017
Chile Vamos (Center Right)	133
Nueva Mayoría (Center-Left)	117
Frente Amplio (Left)	18
Others	10

Total	278

International and Regional Relations

Chile maintains close ties with its neighboring countries as well as with the other Latin American countries. In recent years, Chile has been party to cases before the International Court of Justice as described below:

•	On January 27, 2014, the International Court of Justice ruled in the dispute regarding the maritime boundary brought by Peru against Chile. In furtherance of the Court’s decision, both countries jointly determined the precise coordinates of the maritime boundary and initiated the adoption of legislative amendments in conformity with the ruling and the law of the sea.

•	On April 24, 2013, Bolivia filed an application with the International Court of Justice (ICJ) instituting proceedings against Chile in the matter entitled “Obligation to negotiate access to the Pacific Ocean.” On July 15, 2014, Chile filed a preliminary objection to the jurisdiction of the court, which was dismissed on September 24, 2015. In addition, on that same ruling, the ICJ determined that it would not pass a judgment on the outcome of a future negotiation. Chile filed its counter-memorial on July 13, 2016. Closing arguments took place between March 19, 2018 and March 26, 2018 at the ICJ. The ICJ’s final decision is pending.

•	On June 6, 2016, Chile instituted proceedings against Bolivia before the ICJ, requesting the Court to declare that the Silala River system is an international watercourse whose use by Chile and Bolivia is governed by customary international law and, consequently, Chile is entitled to equitable and reasonable use of the water. On July 3, 2017, Chile filed its memorial. The Court established July 3, 2018, as the time limit for submitting the Bolivian counter-memorial.

Chile is a member of or party to, among others:

•	the United Nations (UN), as a founding member (Chile was a non-permanent member of the UN Security Council from January 2003 until the end of 2004), including many of its programs and specialized agencies;

•	the Organization of American States (OAS);

•	the World Health Organization (WHO);

•	the World Trade Organization (WTO);

•	the International Labor Organization (ILO);

•	the International Maritime Organization (IMO);

•	the Economic Commission for Latin America and the Caribbean (ECLAC);

•	the International Monetary Fund (IMF);

•	the International Bank for Reconstruction and Development (IBRD);

•	International Social Security Association (ISSA);

•	the Inter-American Development Bank (IDB);

•	the Organization for Economic Cooperation and Development (OECD);

•	the International Criminal Court (ICC);

•	Permanent Court of Arbitration (PCA);

•	the International Organization for Standardization (ISO);

•	the Asian Pacific Economic Cooperation Forum (APEC);

•	the Union of South American Nations (UNASUR);

•	Latin American Integration Association (ALADI);

•	the World Intellectual Property Organization (WIPO); and

•	the Community of Latin American and Caribbean States (CELAC).

Since 1994, Chile has been a member of, and an active participant in, the Asia Pacific Economic Cooperation (APEC) forum. In recent years, the Asia Pacific region has become a priority for Chilean trade policy. Chile has taken steps within the APEC framework to improve trade with the Asia pacific region, including mutual recognition agreements and free trade agreements.

In February 2003, the Chilean Central Bank formally became part of the credit arrangements known as the New Arrangements to Borrow (NAB), created by the IMF in 1998. The NAB serves as a mechanism to provide resources to countries facing a financial crisis. In October 2003, the Chilean Central Bank became a member of the Bank for International Settlements (BIS). The BIS is an international organization established in 1930 to pursue worldwide monetary and financial stability.

Chile also participates in several regional arrangements designed to promote cooperation in trade, investment and services. Chile is a member of the ALADI, a regional trade association, and an associate member of the Mercado Común del Sur, or Mercosur, which is an economic and political trade bloc designed to promote free trade in Latin America. Chile is also party to a number of bilateral trade arrangements. See “Balance of Payments and Foreign Trade—Foreign Trade” for more information on these arrangements.

Before becoming an official member of the Organization for Economic Cooperation and Development (OECD), Chile participated as an observer in the OECD for over a decade and became an active member of 20 OECD committees and working groups. In recognition of Chile’s sound policies, the OECD Board invited Chile to become a full member of the organization in May 2007. In September 2008, Chile submitted its Initial Memorandum in support of its membership application and, after completing the process for accession, Chile was invited to become a member on December 15, 2009. Chile’s membership in the OECD became effective on May 7, 2010. Upon joining this organization, Chile became its first South American member.

The Council’s Decision to invite Chile to become an OECD Member provided that, after accession, Chile should submit periodic reports to eight OECD Committees, listed below, or their subsidiary bodies and specify a timeline for the submission of these reports:

1.	Investment Committee’s Working Party on International Investment Statistics;

2.	Chemicals Committee;

3.	Environment Policy Committee: Periodically, if required;

4.	Steering Group on Corporate Governance;

5.	Committee on Financial Markets;

6.	Insurance and Private Pensions Committee;

7.	Committee on Statistics; and

8.	Trade Committee.

As of March 2018, Chile submitted these reports, although given their continuous nature, further reporting will be required, in particular to the Chemicals Committee, the Environment Policy Committee and the Corporate Governance Committee.

As a member of the OECD, Chile is committed to: (i) promoting the efficient use of its economic resources; (ii) incentivizing research, development and vocational training in the scientific and technological fields; (iii) implementing policies that target economic growth and internal and external financial stability and avoiding policies that hinder such growth and stability; (iv) reducing, and to the extent possible, abolishing any obstacles to the domestic and international exchange of goods, services and payments and liberalizing the flow of capital both within Chile and between Chile and other international market participants; and (v) contributing to the sustainable economic development of both member and non-member countries, in particular, through capital flows and technical assistance and providing access to export markets.

Measures Implemented To Deter Terrorism and Money Laundering

Chile has supported initiatives against money laundering and terrorism financing promoted by various international organizations, including the UN, the OAS, the Financial Action Task Force of Latin America (GAFILAT), the Inter-American Drug Abuse Commission (CICAD) and the OECD. Chile is a member of several of these organizations.

To this end, in 2001 President Lagos Escobar issued Supreme Decree No. 488, which requires all authorities and public institutions to ensure the observance and enforcement of UN Security Council resolution No. 1,373 and, in 2003, in compliance with the undertakings of the “International Convention for the Suppression of the Financing of Terrorism,” Chile modified its original counter-terrorism Law No. 18,314, enacted in 1984, by enacting Law No. 19,906, making the financing of terrorism a criminal offense.

In 2003, Law No.19,913 was enacted to bolster the Chilean anti-money laundering regime by increasing the penalties for money laundering and expanding the number of criminal offenses deemed as underlying crimes for the purposes of the law, such as drug dealing, arms dealing, financial offenses or any form of terrorism, including the financing of terrorism. In addition, Law 19,913 created the Financial Analysis Unit (UAF), a governmental entity aimed at preventing the use of the financial system and other sectors of the economy for specified illegal activities, with a special focus on money laundering. It is responsible for gathering, processing and exchanging information related to suspected money laundering and financing of terrorist-related activities. If the UAF has reasonable belief that a financial operation is being used to launder money or to fund terrorist activities, it is required to promptly provide all relevant information to the Chilean prosecutors and courts. With the purpose of deterring money laundering, terrorism and its financing, the UAF along with other regulatory agencies, have instructed banks and other entities under their supervision to implement preventive models consistent with recommendations of the Financial Action Task Force (FATF).

In 2005, Law No. 20,000, a new Drug Act (Ley de Drogas y Estupefacientes) was enacted. This law contains measures to help detect money laundering by strengthening international judicial cooperation and the police’s powers of investigation.

In March 2006, the Superintendency of Banks and Financial Institutions (Superintendencia de Bancos e Instituciones Financieras, or “SBIF”) replaced its standards on the prevention of money laundering with the “Core principles for effective banking supervision” and “Customer due diligence standards for banks” established by the GAFILAT and the Basel Committee on Banking Supervision. Many of these guidelines, however, had already been implemented in practice prior to the date of formal adoption.

In December 2009, Law No. 20,393 on Criminal Responsibility of Legal Entities for the Crimes of Money Laundering, Financing of Terrorism and Offenses of Bribery entered into force. This law, which was promulgated in part to give effect to Chile’s obligations under certain international treaties, introduced a list of offenses for which private legal entities and state-owned enterprises can be held criminally liable (i.e., bribery of Chilean and foreign public officials, money laundering and financing of terrorism). Criminal liability for legal entities in the aforementioned cases is an exception to the general Chilean criminal law principle restricting criminal liability to individuals.

In December 2010, GAFILAT concluded its third round evaluation of Chile’s compliance with the FATF recommendations to combat money laundering and terrorism financing. In its report, GAFILAT provided recommendations for further improving compliance.

Accordingly, in December 2014, Congress amended Law No. 19,913 by Law No. 20,818, which became effective in February 2015. Law 20,818 includes public bodies as reporting entities, expands the spectrum of underlying crimes constituting money laundering and addresses other pending issues regarding the financing of terrorism, among other modifications.

In 2013, Chile also adopted a National Strategy to Combat Money Laundering and Terrorism Financing (the “National Strategy”), and involved more than 20 public sector entities, including the Chilean Central Bank, the SBIF, the Superintendency of Pensions (Superintendencia de Pensiones), the Superintendency for Securities and Insurance (Superintendencia de Valores y Seguros, or SVS) and the Office of the National Public Prosecutor (Fiscal Nacional) in the deployment of the National Strategy. The National Strategy included five lines of work and 50 specific tasks that were developed until 2017.

On May 28, 2015, an administrative procedure was implemented to facilitate the preventive freezing of assets by the Financial Analysis Unit, which seeks to strengthen preventive action against money laundering and the financing of terrorism. In addition, Chile approved Resolution 2,253, issued on December 17, 2015, of the United Nations Security Council, of which it was a member until December 31, 2015, to strengthen measures against terrorist organizations.

Chile has also adopted criteria to define Politically Exposed Persons (PEPs) in an effort to avoid the corruption of senior government officials. All entities supervised by the UAF are required to register all transactions involving PEPs and report any suspicious operations.

On December 16, 2015, the Bachelet administration implemented measures to comply with the UN Security Council’s resolutions related to Al-Qaeda and associated persons and entities, and the prevention, combat and financing of terrorism. Such measures allow, among other things, (i) gathering information about suspect persons, groups, undertakings and entities, reporting any relevant findings to the UN Security Council; (ii) preventive freezing of assets belonging to persons, groups, undertakings and entities included in the UN Security Council’s lists of persons, groups, undertakings and entities associated with terrorism; (iii) the requirement for certain natural and legal persons to periodically review the UN Security Council’s lists and to immediately report the identification of any person, undertaking or entity signaled in those lists.

On July 19, 2016, the Intersectorial Committee on the Prevention and Combat against Money Laundering and the Financing of Terrorism was created (Intersectorial Committee). The Intersectorial Committee is entrusted with the mission of advising and coordinating the actions, plans and programs of the different institutional actors in matters related to the prevention, detection and prosecution of money laundering and the financing of terrorism.

In addition, during 2016, the entire public sector was instructed to implement anti-money laundering and anticorruption preventive systems, and to adopt Codes of Ethics. Currently, the majority of the central administration’s public services have fully operational Anti-Money Laundering and Counter Terrorism Financing Systems, Corruption Prevention Manuals and Codes of Ethics for public employees.

In August 2016, the plenary meeting of representatives of the GAFILAT approved Chile’s exit from the list of countries under scrutiny in terms of money laundering and financing of terrorism.

During the first quarter of 2017, Chile’s UAF published its first National Risk Assessment of Money Laundering and Terrorism Financing document that analyzes the country’s threats and vulnerabilities with respect to money laundering and financing of terrorism. This document enables the authorities to design essential measures and policies to combat those crimes, and prioritize and allocate resources efficiently. In addition, the 2013-2016 Action Plan of the National Strategy was evaluated as to its effectiveness in achieving its objectives. Pursuant to both reports, a new National Plan of Action has been developed including strategic objectives for the period 2018-2020. The National Strategy committee, formed by 20 public institutions and with the UAF as its Executive Secretariat (the “National Strategy Committee”), initiated its work in May 2017.

During 2017 and the first half of 2018, Chile’s UAF actively cooperated with its counterparts in the Dominican Republic, Argentina, Paraguay, Peru, APEC economies and ASEAN countries, providing training, exchanging best practices and organizing international workshops on money laundering and financing of terrorism.

In December 2017, the National Strategy Committee completed the design and build-up of a National Action Plan 2018-2020. The plan is comprised of six strategic areas that cover: (i) updating legal frameworks, (ii) strengthening risk-based supervision, (iii) strengthening financial investigation, (iv) continuing specialized and general training, (v) strengthening interinstitutional coordination and cooperation and (vi) preventing and combatting financing of terrorism. The 20 public institutions that are involved with the National Strategy Committee have each committed to specific and concrete actions that will reinforce the prevention and combat of money laundering and financing of terrorism. In May 2018, the UAF held a meeting to discuss the National Strategy, where the work plan for the first year of the National Action Plan 2018-2020 was announced and agreed upon by all members of the National Strategy Committee.

Earthquakes and Other Natural Disasters

Chile lies on the Nazca tectonic plate, making it one of the world’s most seismically active regions. From time to time, Chile is affected by earthquakes, tsunamis, flooding, fires and other natural disasters that require investment of public funds to restore damage suffered by private and public properties and the adoption of extraordinary emergency measures to address the special needs of the affected population. Chile has been adversely affected by powerful earthquakes in the past, including an 8.0 magnitude earthquake that struck Santiago in 1985 and a 9.5 magnitude earthquake in 1960, which was the largest earthquake ever recorded.

On February 27, 2010, an 8.8 magnitude earthquake struck south-central Chile. The quake epicenter was located 200 miles southwest of Santiago and 70 miles north of Concepción, Chile’s second largest city. The earthquake triggered a tsunami in south-central coastal areas. Due to the severity of the earthquake and its devastating consequences, on February 28, 2010, the government declared a “state of catastrophe” in the Maule and Bío Bío Regions for a 30-day period. On March 11, 2010, a “state of catastrophe” was also declared in the Libertador General Bernardo O’Higgins Region for a 20-day period. Significant aftershocks followed the initial earthquake, including aftershocks of 6.2, 5.4 and 5.6 magnitudes within an hour of the initial earthquake, aftershocks of 6.9, 6.7 and 6.0 magnitudes on March 11, 2010 and a 7.2 magnitude earthquake on March 13, 2010. The official death toll from the earthquake and tsunami was 525.

The Bío Bío and Maule Regions were the most severely affected Regions. Concepción, located approximately 200 miles south of Santiago, was the most affected city, with its infrastructure and numerous buildings severely damaged. The coastal area of Concepción, including the neighboring cities of Talcahuano and Penco, were hit by a tsunami shortly after the earthquake that significantly damaged port facilities. Several cities in the Maule Region, including its capital city of Talca, were also seriously affected by the earthquake. The Valparaíso Region, including the port of Valparaíso and the city of Viña del Mar, was also severely affected. Region VI suffered serious damage as a result of the 7.2 magnitude quake on March 13, 2010, which forced President Sebastián Piñera to declare a “state of catastrophe” in that Region. Rancagua, the capital city of Region VI, located approximately 56 miles from Santiago, also suffered significant damage.

The earthquake and its aftershocks, as well as tsunamis from adjacent coastal waters, caused severe damage to Chile’s infrastructure and several sectors of the Chilean economy. Total infrastructure damage from this catastrophe, including roads, bridges, ports and Santiago’s international airport, has been estimated to be US$21 billion, of which US$10.4 billion corresponded to private sector infrastructure and US$10.6 billion to public sector infrastructure. In 2010, the government estimated that public spending of US$8.4 billion would be needed between 2010 and 2013 for the government’s reconstruction efforts, as further described below, including tax revenues, budget reassignments, tapping into the copper reserves fund, donations, among other funding sources. The manufacturing, primary and service sector were also severely affected by the earthquake and tsunami. The manufacturing sub-sectors most affected were paper and printing products; foodstuffs, beverages and tobacco; metal products, machinery and equipment and miscellaneous manufacturing; and chemical, petroleum, rubber and plastic products. With regards to the primary sector, the fishing industry suffered significant damage to vessels and processing infrastructure, while the agriculture industry experienced the destruction of storage facilities, and water restraints caused by damage to irrigation infrastructure. The services sub-sectors most significantly and adversely affected by the earthquake and tsunami were transport and personal services.

A US$8.4 billion reconstruction plan, presented to the Chamber of Deputies in May 2010, allocated resources as follows: housing: 27.4%; health system: 25.4%; education: 14.3%; public works: 13.9%; other: 19.0%. The Ministry of Finance funded the reconstruction plan from a variety of sources, including a US$730 million reallocation of public expenditures. The government also encouraged private donations to help the reconstruction efforts. A law on donations (Law No. 20,444) created tax credits for donations to a reconstruction fund managed by the government.

In addition, in July 2010, Law No. 20,455, the Reconstruction Financing Law, was approved by Congress. Highlights of the initiatives contained in this law included:

•	The first category tax, applied to businesses, was increased from the then-current 17.0% to 20.0% during 2011.

•	The real estate tax rate was increased by 0.275%. This tax applies to property with a fiscal value exceeding approximately US$180,000.

•	The tax on tobacco sales was increased from 50.4% to 62.3%, and a tax of approximately US$0.10 per package of 20 cigarettes was levied.

•	Tax deferral treatment of certain voluntary social security deposits (depósitos convenidos) was limited to approximately US$35,000 per year.

•	Restrictions were placed on the use of tax exemptions for income derived from lease payments, which had historically been permitted by the special tax regime of Decree with Force of Law No. 2 of 1959, applicable to homes complying with certain legal requirements.

Mining royalties were also amended as part of the government’s reconstruction efforts. In October 2010, Congress made mining operators with annual sales over 50,000 metric tons of fine copper subject to a tiered tax, which ranges from 5.0% to 34.5% of operating margin, depending on annual sales revenues of fine copper, and replaced the 5.0% fixed rate tax established in 2005.

In February 2018, Chile entered into an agreement with the IBRD insuring Chile against earthquake losses for a total aggregate amount of US$500 million dollars, in the context of the issuance by the IBRD of five series of catastrophe bonds under its catastrophe-linked capital at risk notes program covering the four Pacific Alliance countries.

Ministry of Women and Gender Equality

On March 20, 2015, Law No. 20,820 was published in the Official Gazette, creating the Ministry of Women and Gender Equality (Ministerio de la Mujer y la Equidad de Género), which became fully operational in March 2016. This ministry is tasked with designing, coordinating and evaluating policies, plans and programs to promote gender equality and equal rights, and eliminating arbitrary discrimination against women.

Additionally, Law No. 20,820 created an Inter-ministerial Committee for Equal Rights and Gender Equality, which is composed of 14 ministers. This committee is mandated to assist in the implementation of policies, plans and programs that promote equal rights between men and women.

Since its creation in 2015, this Ministry has pursued a broad agenda in matters related to reproductive rights. Among other initiatives, the Ministry introduced a bill to de-criminalize the interruption of pregnancies in certain cases, which was enacted and published in the Official Gazette on September 23, 2017.

This Ministry also promoted the inclusion of gender quotas in Congressional seats. The bill approved by Congress provided that in the November 2017 elections relating to a partial renewal of the members of the Senate and Chamber of Deputies, no political party would be allowed to promote a list of candidates with individuals of a single gender representing more than 60% of its total candidates. As a result, after the November 2017 elections, the number of seats occupied by women in the Chamber of Deputies increased from 19 to 35 (of a new total of 155 seats). In the Senate, the number of seats occupied by women increased from six to 10 (of a total of 43 seats; in 2021, the Senate will increase to 50 seats).

THE ECONOMY

History and Background

Chile is a country rich in natural resources and its economy has historically been oriented towards the export of primary products. During the international economic crisis of the 1930s, however, the market for Chilean exports collapsed and international capital markets were closed to Chilean borrowers. In response to this, successive governments sought to reduce Chile’s dependence on foreign trade by implementing import substitution policies designed to promote domestic industries and discourage imports. The strategy was supplemented by giving the state a role in the development of key sectors, including electricity and steel. As a result of these policies, the government’s role in the economy expanded in the decades that followed.

Government policy was eventually liberalized and, between 1964 and 1966, the administration of President Eduardo Frei Montalva (1964 to 1970) lowered external tariffs and greatly reduced other non-administrative import barriers. In addition, the administration sought to professionalize Chile’s monetary policy by recruiting career economists to the Chilean Central Bank and the Ministry of Finance. Despite these more liberal economic policies, Chile’s economy remained heavily regulated into the late 1960s.

The socialist government of President Allende (1970 to 1973) greatly increased the government’s role in the economy by implementing a wide-ranging nationalization program, expanding the agrarian reform process that was started by previous governments, and rapidly increasing government expenditure and money supply. By 1973, inflation reached an annual rate of more than 500.0%, industrial output fell by more than 6.0% and the Chilean Central Bank’s foreign exchange reserves stood at slightly over US$40 million.

Following the military coup d’etat in 1973, the military government led by General Augusto Pinochet (1973 to 1990) introduced economic reforms designed to open the economy to foreign investment, liberalize foreign trade and reduce the central government’s size and influence on the economy by, among other things, eliminating long-standing and widespread price controls and undertaking a significant privatization program. Although the military government succeeded in reducing inflation, eliminating budget deficits and initiating an economic recovery, in the early 1980s, Chile underwent a severe recession due largely to a global recession, a worsening of the terms of trade, a decrease in the availability of external credit, weak banking sector regulation, real wage inflexibility and the abandonment of the currency peg which quickly led to the depreciation of the peso and an external debt and domestic banking crisis. In 1982, real GDP fell 13.4% compared to the previous year. In 1983, real GDP further decreased 3.5% and unemployment peaked at 20.5% (excluding the effects of certain ad hoc emergency employment programs developed by the government). From 1984 to 1989, however, the government’s liberalizing economic policies resulted in increased exports, average GDP growth of 6.7% per year, a 66.6% reduction in the current account deficit, and a steady rise in international reserves.

In addition, in 1985, the government initiated a far-reaching privatization program of state-owned companies. These economic policies and the government’s expansionary monetary policy led to an approximately 22.8% increase in domestic spending for the two-year period from 1987 to 1989, which in turn led to a rise in inflation. When President Patricio Aylwin took office in 1990, his administration implemented a macroeconomic policy designed to correct these economic imbalances.

The Concertación coalition governments of Presidents Patricio Aylwin (1990 to 1994), Eduardo Frei Ruiz-Tagle (1994 to 2000), Ricardo Lagos (2000 to 2006), and Michelle Bachelet (2006 to 2010) all sought to provide stability and economic growth to Chile while fostering social development. Concertación coalition administrations consistently promoted free-market economic principles, including the protection of private property, the subsidiary role of the state in economic activity, free trade, open and fair competition, and sound macroeconomic, banking and financial regulation policies.

In 2009, a center-right coalition, “Coalición por el cambio,” led by Sebastián Piñera won the presidential elections for the period from 2010 to 2014. President Piñera’s administration sought to strengthen the Chilean economy and increase economic growth by expanding the investment rate, improving capital markets regulation and enhancing labor productivity through human capital investment, the promotion of innovation and entrepreneurship, and by modernizing the state. Additionally, the Piñera administration adhered to a sustainable fiscal policy, guided by a rule referred to as the “Structural Balance Policy Rule,” which was first adopted in 2001. In 2010, the government appointed a special commission to assess the then-prevailing fiscal balance pursuant to a new methodology, which revealed a structural fiscal deficit of 2.0% of GDP. See “Public Sector Finances—Public Sector Accounts and Fiscal Statistics.”

Michelle Bachelet was elected to the presidency in 2013 for a second term of four years, which concluded on March 11, 2018. Ms. Bachelet won the elections supported by the center-left coalition Nueva Mayoría. While the Bachelet administration’s initial target was to reach a structural balance (0.0% of GDP) by 2018 by relying on increased tax revenues generated by the 2014 tax reform, as a result of changes in structural variables and external conditions, the government contemplated a reduction of the structural deficit by approximately 0.25% per year for the 2016-2018 period. In 2016 and 2017, the structural deficit stood at 1.6% of GDP and 2.0% of GDP, respectively. See “Public Sector Finances—Public Sector Accounts and Fiscal Statistics.” In addition to the tax reform, in 2014 and the beginning of 2015, the Bachelet administration focused on electoral and educational reforms.

Sebastián Piñera was elected to the presidency in 2017 for a second non-consecutive term of four years, after having served from 2010 to 2014. On June 5, 2018, President Piñera issued Decree No. 743, stating his administration’s fiscal policy targets for the next four years, which include a structural deficit reduction target of 0.2% of GDP per year, starting in 2018.

Macroeconomic Performance (1990 — 2008)

The Chilean economy grew by an average of 8.0% per year between 1990 and 1998. In 1999, as a result of the 1997 Asian crisis and the abandonment of the crawling exchange rate band, the Chilean economy experienced a recession. Despite relatively strong growth in 2000 (4.5%), turmoil in the international financial markets, low copper prices and the Argentine currency and debt crisis of 2001 to 2002 combined to slow the pace of growth in Chile to 2.2% in 2001 and 3.4% in 2002. The policies implemented to give effect to the structural balance rule introduced in 2001 were instrumental in helping the economy accelerate its growth rate. See “Public Sector Finances—Public Sector Accounts and Fiscal Statistics—Fiscal Policy Framework—Structural Balance Policy Rule.” In 2003, the economy grew by 3.9% and by 7.0% in 2004, 6.2% in 2005, 5.7% in 2006, 5.2% in 2007 and 3.3% in 2008. This was accompanied by an improvement in the terms of trade, driven mainly by the price of copper, which rose from an average of US$0.707 per pound in 2002 to US$1.669 in 2005, and US$3.049, US$3.229 and US$3.155 in 2006, 2007 and 2008, respectively. Increased copper prices helped the Chilean Sovereign Wealth Funds (the Pension Reserve Fund, or FRP, by its Spanish acronym, and the Economic and Social Stabilization Fund, or FEES, by its Spanish acronym) accumulate savings which stood at US$22.7 billion as of the end of 2008. See “Public Sector Finances—Fiscal Responsibility Law.”

Global Financial Crisis — Economic Performance and Policies of 2008 and 2009

Beginning in the fourth quarter of 2008, global trends began to negatively affect Chile’s macroeconomic performance, including the contraction in available external financing, increases in premiums for credit risk, significant capital outflows from emerging markets, reductions in interest rates on U.S. Treasury bonds, lower commodity prices, including copper (US$1.39 per pound in December 2008, compared to US$3.17 per pound in September 2008) and fluctuation in the value of the dollar against other major currencies. These factors resulted in a significant slowdown in output (from 4.7% to 1.4%) and demand (from 9.9% to 1.2%) in the fourth quarter of 2008 compared to the same period of 2007. The export sector was similarly affected, with the terms of trade deteriorating by 27.5% in the fourth quarter of 2008 compared to the same period in 2007. GDP growth in 2008 was 3.3% compared to 5.2% during 2007. Domestic consumption grew 5.2% in 2008 compared to 7.6% in 2007. This decrease resulted from a significant reduction in the demand for new cars, capital goods, new homes and inventories. The sectors that were most affected were retail, manufacturing and construction.

In an effort to combat the effects of the global financial crisis and ensure sufficient liquidity in the economy, in October 2008, the Chilean Central Bank suspended its program of U.S. dollar reserve accumulation, implemented U.S. dollar repurchase transactions with weekly auctions of US$500 million and permitted banks to use currencies in addition to U.S. dollars to meet their foreign currency reserve requirements for a period of six months.

In light of global economic conditions, at the beginning of January 2009, the government implemented a stimulus plan aimed at boosting employment and economic growth. This fiscal package, equivalent to 2.1% of GDP (US$4.0 billion), sought to create conditions that would allow the economy to grow in 2009 and, directly and indirectly, create more than 100,000 jobs. See “—Employment and Labor—Employment.” The stimulus package included: subsidies to individuals and families, additional investments in public infrastructure, tax cuts, improved access to financing for small- and medium-sized businesses, additional capitalization of state-owned enterprises (including a US$1 billion investment in Codelco), and other initiatives to incentivize private investment, such as a US$700 million public investment plan for rural and urban roads and housing and irrigation projects aimed at supporting employment in the construction sector.

Primarily as a result of the fiscal stimulus plan, in 2009, government expenditures grew by 17.8%, while central government real revenue fell by 23.2% as compared to 2008 due to decreases from net tax collection and gross copper revenue, mainly from Codelco. In 2009, the government recorded an effective deficit of 4.5% of GDP and a structural deficit of 1.1% of GDP. See “Public Sector Finances—Public Sector Accounts and Fiscal Statistics—Fiscal Policy Framework—Structural Balance Policy Rule.” Financing sources for the deficit came from the issuance of government bonds in the local market, as authorized in the 2009 budget law, and from withdrawals from the FEES. Withdrawals from the FEES in 2009 included: US$8.0 billion to help finance part of the stimulus plan and the fiscal deficit caused by the drop in both tax revenues and income from Codelco; US$441 million to pay down public debt; and US$837 million for payment into the FRP. Total withdrawals from the FEES in 2009 were US$9.3 billion. See “Public Sector Finances—Fiscal Responsibility Law—Economic and Social Stabilization Fund.”

The government sought to mitigate the effect on the exchange rate of the inflow of dollars related to the government’s withdrawal from the FEES by using domestic borrowing to finance the deficit and launching a process of daily auctions intended to provide the market with a framework of predictable and transparent sales. Expenditures in pesos under the stimulus plan (equivalent to approximately US$3 billion), were financed through daily auctions of US$50 million held between March 27 and June 23, 2009. Subsequently, auctions of US$40 million were held daily from July 1 to November 20, 2009, for a total of US$4 billion.

Gross Domestic Product (2010 to the Present)

In 2010, GDP grew by 5.8% mainly due to an increase in domestic consumption, investment and exports. Chile’s economic recovery in 2010 was partially offset by the negative impact of the earthquake and tsunami of February 27, 2010. See “Republic of Chile—Earthquakes and Other Natural Disasters.” Economic growth continued in 2011 (6.1%), 2012 (5.3%) and 2013 (4.0%).

During 2014, GDP grew by 1.8% as compared to 2013. Although consumption increased by 2.9% and exports increased by 0.3%, aggregate domestic demand decreased by 0.5%, gross fixed capital formation decreased by 4.8% and imports decreased by 6.5%.

During 2015, GDP grew by 2.3% as compared to 2014. Aggregate domestic demand increased by 2.5%, private consumption increased by 2.1%, gross fixed capital formation decreased by 0.3%, exports decreased by 1.7% and imports decreased by 1.1%.

During 2016, GDP grew by 1.3% as compared to 2015. Aggregate domestic demand increased by 1.3%, private consumption increased by 2.2%, gross fixed capital formation decreased by 0.7%, exports decreased by 0.1% and imports increased by 0.2%.

During 2017, GDP grew by 1.5% as compared to 2016. Aggregate domestic demand increased by 3.1%, private consumption increased by 2.4%, although gross fixed capital formation decreased by 1.1%, exports decreased by 0.9% and imports increased by 4.7%.

Economic Performance Indicators

The following table sets forth certain macroeconomic performance indicators for the fiscal quarters indicated:

	Current Account (millions of US$)(1)	GDP Growth (in %)(1)	Domestic Demand Growth (in %)(1)
2013
First quarter	(2,010.9)	3.7	7.1
Second quarter	(2,248.1)	4.2	4.2
Third quarter	(4,271.8)	4.4	0.9
Fourth quarter	(2,706.1)	3.9	2.6
2014
First quarter	(1,065.3)	3.0	0.2
Second quarter	(631.7)	1.5	(0.9)
Third quarter	(1,569.9)	1.0	(1.3)
Fourth quarter	(1,021.1)	1.6	0.1
2015
First quarter	(34.5)	2.4	1.1
Second quarter	(598.0)	2.5	2.5
Third quarter	(2,933.4)	2.2	4.2
Fourth quarter	(1,944.6)	2.2	2.3
2016
First quarter	436.4	2.7	2.7
Second quarter	(969.8)	0.9	1.1
Third quarter	(2,266.8)	1.2	0.7
Fourth quarter	(699.2)	0.3	0.9
2017
First quarter	(1,287.4)	(0.4)	2.5
Second quarter	(1,332.6)	0.5	3.6
Third quarter	(1,156.7)	2.5	2.2
Fourth quarter	(369.7)	3.3	4.0

(1)	Preliminary information

Source: Chilean Central Bank.

The following tables present GDP and expenditures measured at current prices and in chained volume at previous year prices, each for the periods indicated:

Nominal GDP and Expenditures

(at current prices for period indicated, in billions of Chilean pesos)

	2013	2014	2015	2016	2017
Nominal GDP	137,876	148,624	159,606	169,264	179,776
Aggregate Domestic Demand	138,668	147,214	159,956	167,818	176,698
Gross Fixed Capital Formation	34,199	35,445	37,934	38,813	38,757
Change in Inventories	1,132	(909)	21	(1,159)	886
Total Consumption	103,337	112,678	122,001	130,163	137,054
Private Consumption	86,377	93,804	101,269	106,942	111,955
Government Consumption	16,960	18,874	20,732	23,222	25,100
Total Exports	44,395	49,202	46,871	47,705	51,602
Total Imports	45,188	47,792	47,221	46,258	48,524
Net Exports	(792)	1,410	(350)	1,446	3,078

Source: Chilean Central Bank.

Real GDP and Expenditure

(chained volume at previous year prices, in billions of Chilean pesos)

	2013	2014	2015	2016	2017
Real GDP	137,876	140,312	143,547	145,364	147,530
Aggregate Domestic Demand	138,668	138,015	141,523	143,429	147,835
Gross Fixed Capital Formation	34,199	32,546	32,452	32,216	31,851
Change in Inventories	1,132	(818)	48	(992)	720
Total Consumption	103,337	106,287	109,024	112,205	115,264
Private Consumption	86,377	88,684	90,565	92,587	94,847
Government Consumption	16,960	17,603	18,453	19,610	20,401
Total Exports	44,395	44,539	43,778	43,729	43,314
Total Imports	45,188	42,242	41,778	41,850	43,822
Net Exports	(792)	2,297	2,000	1,879	(508)

Source: Chilean Central Bank.

Composition of Demand

The primary component of aggregate demand is private consumption, which as a percentage of GDP, represented 62.6% in 2013, 63.1% in 2014, 63.4% in 2015, 63.2% in 2016 and 62.3% in 2017. In that same period, government consumption increased from 12.3% of GDP in 2013 to 12.7% of GDP in 2014, 13.0% of GDP in 2015, 13.7% of GDP in 2016 and 14.0% of GDP in 2017. Another key component of demand, gross fixed capital formation, accounted for 24.8% of GDP in 2013, declining to 23.8% of GDP in both 2014 and 2015, 22.9% of GDP in 2016 and 21.6% of GDP in 2017.

The following table presents nominal GDP by categories of aggregate demand:

Nominal GDP by Aggregate Demand

(percentage of total GDP, except as indicated)

	2013	2014	2015	2016	2017
Nominal GDP (in billions of Chilean pesos)	137,876	148,623	159,606	169,264	179,776
Domestic Absorption	100.6	99.1	100.2	99.1	98.3
Total Consumption	74.9	75.8	76.4	76.9	76.2
Private Consumption	62.6	63.1	63.4	63.2	62.3
Government Consumption	12.3	12.7	13.0	13.7	14.0
Change in inventories	0.8	(0.6)	—	(0.7)	0.5
Gross Fixed Capital Formation	24.8	23.8	23.8	22.9	21.6
Exports of goods and services	32.0	33.4	29.3	28.4	29.2
Imports of goods and services	32.8	32.2	29.6	27.3	27.0

Source: Chilean Central Bank.

Savings and Investment

Between 2013 and 2017, total gross savings (or domestic gross investment) decreased as a percentage of GDP, mainly as a consequence of a decrease in national savings and, to a lesser extent, to a decrease in external savings.

Savings and Investment

(% of GDP)

	2013	2014	2015	2016	2017
National Savings	21.6	21.6	21.4	20.9	20.6
External Savings	4.1	1.7	2.3	1.4	1.5

Total Gross Savings or Domestic Gross Investment	25.6	23.2	23.8	22.2	22.1

Source: Chilean Central Bank

Principal Sectors of the Economy

The Chilean economy, with a GDP of US$278.5 billion in 2013, US$260.7 billion in 2014, US$244.0 billion in 2015, US$250.1 billion in 2016 and US$276.9 billion in 2017, each as calculated based on the average exchange rate for the applicable year, has considerable natural resources, a modern export-oriented manufacturing sector and a sophisticated services sector.

In 2013, GDP grew by 4.0%, driven mainly by a 4.1% increase in the services sector and a 4.4% increase in the primary sector. Domestic absorption reached 100.6% of GDP, and private consumption totaled 62.6% of GDP.

In 2014, GDP grew by 1.8%, primarily as a result of a 1.8% increase in the primary sector and a 2.2% increase in the services sector, while the manufacturing sector contracted by 0.7% primarily due to decreases in foodstuffs, beverages and tobacco, in metal products, machinery and equipment, in non-metallic mineral products and base metal products and in textile, cloth and leather production. Growth in 2014 was driven by domestic absorption, which reached 99.1% of GDP, and private consumption totaled 63.1% of GDP. The domestic absorption rate in 2014 was primarily supported by the increase in total consumption, which represented 75.8% of GDP.

In 2015, GDP grew by 2.3%, primarily as a result of a 3.0% increase in the services sector and a 0.3% increase in the manufacturing sector. Growth in 2015 was mainly driven by domestic absorption, which reached 100.2% of GDP. The domestic absorption rate in 2015 was primarily supported by the increase in total consumption, which totaled 76.4% of GDP.

In 2016, GDP grew by 1.3%, primarily as a result of a 2.3% increase in the service sector. Growth in 2016 was mainly driven by domestic absorption, which reached 99.1% of GDP. The domestic absorption rate in 2016 was primarily supported by the increase in total consumption, which totaled 76.9% of GDP.

In 2017, GDP grew by 1.5%, primarily as a result of a 1.7% increase in the service sector and a 1.6% increase in the manufacturing sector. The domestic absorption rate in 2017 was primarily supported by the increase in total consumption, which totaled 76.2% of GDP.

The following tables present the components of Chile’s GDP and their respective growth rates for the periods indicated:

Nominal GDP by Sector

(% of GDP, except as indicated)

	2013	2014	2015	2016	2017
Primary sector:	14.4	14.8	12.3	12.1	13.9
Agriculture, livestock and forestry	2.9	3.1	3.3	3.5	3.1
Fishing	0.5	0.9	0.5	0.6	0.7
Mining	11.0	10.9	8.6	8.1	10.1
Copper	9.8	9.9	7.8	7.1	9.0
Other	1.2	1.0	0.7	1.0	1.1
Manufacturing sector:	11.1	11.1	11.6	10.8	10.2
Foodstuffs, beverages and tobacco	4.4	4.4	4.8	4.6	4.5
Textiles, clothing and leather	0.3	0.2	0.2	0.2	0.2
Wood products and furniture	0.6	0.7	0.7	0.7	0.6
Paper and printing products	0.9	1.0	1.1	0.9	0.9
Chemicals, petroleum, rubber and plastic products	2.4	2.5	2.5	2.3	2.0
Non-metallic mineral products and base metal products	0.7	0.6	0.5	0.5	0.4
Metal products, machinery and equipment and miscellaneous manufacturing	1.9	1.7	1.7	1.7	1.6
Services sector:	66.0	65.5	67.4	68.6	67.2
Electricity, oil and gas and water	2.6	2.5	3.0	3.2	3.1
Construction	6.5	6.3	6.6	6.8	6.5
Trade and catering	10.9	11.2	11.2	11.5	11.3
Transport	4.7	4.7	5.4	5.4	5.1
Communications	3.1	3.0	2.9	2.8	2.6
Financial services	15.7	15.1	15.1	14.6	14.2
Housing	7.1	7.2	7.5	7.8	7.8
Personal services	10.9	10.9	11.1	11.6	11.9
Public administration	4.5	4.6	4.7	4.8	4.7
Subtotal	91.5	91.5	91.3	91.5	91.4
Net adjustments for payments made by financial institutions, VAT and import tariffs	8.5	8.5	8.7	8.5	8.6
Total GDP	100	100	100	100	100
Nominal GDP (in billions of Chilean pesos)	Ps.137,876	Ps.148,624	Ps.159,606	Ps.169,264	Ps.179,776

Source: Chilean Central Bank.

Change in GDP by Sector

(% change from previous year, except as indicated)

	2013	2014	2015	2016	2017
Primary sector:	4.4	1.8	0.8	(1.8)	(1.4)
Agriculture, livestock and forestry	2.5	(3.5)	9.5	3.7	(2.5)
Fishing	(13.9)	23.9	(9.4)	(12.3)	20.7
Mining	5.9	2.3	(0.9)	(2.8)	(2.0)
Copper	6.4	2.7	(0.5)	(2.6)	(1.6)
Other	1.7	(1.3)	(5.4)	(4.9)	(4.5)
Manufacturing sector:	2.0	(0.7)	0.3	(2.3)	1.6
Foodstuffs, beverages and tobacco	(0.1)	(1.1)	2.3	(3.8)	2.3
Textiles, clothing and leather	4.5	(8.8)	4.5	2.3	4.3
Wood products and furniture	4.7	3.7	(0.1)	1.2	(0.5)
Paper and printing products	5.4	1.0	(0.9)	(2.9)	(2.0)
Chemicals, petroleum, rubber and plastic products	5.6	5.2	(3.1)	(2.9)	1.7
Non-metallic mineral products and base metal products	6.6	(5.3)	(0.4)	1.7	(6.9)
Metal products, machinery and equipment and miscellaneous manufacturing	(1.3)	(6.8)	0.9	(0.5)	4.7
Services sector:	4.1	2.2	3.0	2.3	1.7
Electricity, oil and gas and water	6.1	3.8	3.4	2.0	3.2
Construction	5.0	(1.9)	4.3	2.8	(2.5)
Trade and catering	7.7	2.8	2.2	2.1	3.2
Transport	3.0	3.1	5.3	3.3	2.4
Communications	2.1	2.5	5.9	2.6	3.9
Financial Services	3.6	1.5	1.3	(0.6)	(0.2)
Housing	3.7	4.2	3.3	3.0	2.9
Personal Services	1.8	2.8	2.8	4.9	3.2
Public Administration	4.1	2.7	3.9	3.1	1.9
Subtotal	3.9	1.8	2.3	1.1	1.3
Net adjustments for payments made by financial institutions, VAT and import tariffs	4.4	1.4	2.5	1.7	2.8
Total GDP	4.0	1.8	2.3	1.3	1.5
Real GDP (chained volume at previous year prices, in billions of Chilean pesos)	Ps.137,876	Ps.140,312	Ps.143,547	Ps.145,364	Ps.147,530

Source: Chilean Central Bank.

Primary Sector

The Chilean economy’s primary sector is significant due to the size of its direct contribution to GDP (14.4% in 2013, 14.8% in 2014, 12.3% in 2015, 12.1% in 2016 and 13.9% in 2017), and its role as a supplier of inputs to the manufacturing sector.

Agriculture, Livestock and Forestry

Agricultural production consists primarily of fruit, which includes fruit concentrates, table grapes, apples, pears, nectarines, prunes, lemons, avocados, berries, cherries and peaches.

The characteristics of Chile’s climate, botany and soil give the country a comparative advantage in the forestry sector. In 2017, forests covered 17.6 million hectares, making up approximately 23.3% of Chile’s surface area, and forest plantations covered approximately 3 million hectares, or 4.0% of Chile’s surface area.

This sector contributed US$5.4 billion in exports during 2017, or 8.8% of exports by value, compared to US$5.7 billion, or 10.3%, during 2016.

Fishing

Chile ranks among the foremost fishing nations in the world, with an estimated annual catch for 2017 of 3.3 million tons, of which sea-caught products accounted for 65.5%, while aquaculture accounted for 34.5%. Chile’s main products include anchovies, horse mackerel and sardines.

In less than a decade, Chile has become a leading farmed salmon and trout producer and exporter. Climatic conditions around the Chiloé and Aysén Regions, including water that is continually replenished from both the Antarctic currents and run-off from the Andes, provide an ideal environment for a year-round fish farming industry.

The Fishing Act of 1991 introduced the concept of sustainable use and was amended in April 2010 by Law No. 20,434 in response to environmental concerns over the use of medicines and pesticides on aquafarms and the production of large volumes of waste. The amended Fishing Act also empowered SERNAPESCA to create a registry of legal entities and individuals authorized to perform environmental and sanitation evaluation services, as well as to issue certificates of compliance with the Fishing Act.

On February 9, 2013, Congress enacted Law No. 20,657 amending the Fishing Act to address the issue of long-term sustainability of fishing activities in light of the permanent and growing challenges presented by the overexploitation of fishing resources. The efficiency and implementation of the conservation measures and fishing management will be assessed every five years based on the following criteria: ecosystem protection, transparency, the avoidance of heavy exploitation and an audit process, among other factors.

Mining

Chile has large reserves of metallic and non-metallic mineral resources and is the world’s largest producer of copper. In 2017, Chile recorded an estimated 170 million metric tons of copper reserves, which represented 21.5% of the world’s reserves, and produced 5.3 million metric tons of copper. Large quantities of iodine, coal, gold, silver, nitrate, iron ore and molybdenum are also found in Chile. As a result, the mining sector is a significant contributor to the export sector and to Chile’s GDP. Whereas non-manufactured mining exports are recorded under the mining sector, the process of mining production is included in the manufacturing sector.

In the 1990s, the mining sector grew fueled by increased investment, including the opening of new large mines. For 2016 and 2017, this sector represented 8.1% and 10.1%, respectively, of GDP and accounted for approximately 50.8% and 54.8%, respectively, of Chile’s total exports totaling approximately US$30.8 billion and US$38.0 billion, respectively. The increase in 2017 reflects similar volumes exported (5.7 million metric tons in 2017 compared to 5.9 million metric tons in 2016) at higher prices (with an average price of US$2.8 per pound in 2017 compared to an average price of US$2.2 per pound in 2016). Copper exports during 2017 increased to US$34.9 billion compared to US$28.1 billion in 2016.

Copper is extracted by a mix of state-owned and private companies. The state-owned copper enterprise, Codelco, is the largest copper producer in the world as well as the largest company in Chile. Codelco contributed US$1.1 billion to government revenues in 2017, while private mining contributed US$1.3 billion in 2017. Under Chilean law, Codelco’s net earnings are subject to a special 40.0% tax in addition to the corporate income tax generally applicable to domestic companies and paid by its private sector competitors. In addition, as a wholly state-owned enterprise, Codelco contributes all of its net income to the central government’s budget through profit transfers. See “Public Sector Finances—Government-owned Enterprises—Codelco.” In 2013, as a result of decreased copper prices, government revenue from copper, including private mining, decreased to US$2.9 billion compared to US$8.2 billion in 2012. In 2014, 2015, 2016 and 2017, government revenues from copper remained low compared to prior years, US$2.4 billion, US$1.1 billion, US$886 million and US$1.4 billion, respectively. Copper exports accounted for approximately 92.3%, 92.7%, 91.0% and 91.9% of all Chilean mining exports in 2014, 2015, 2016 and 2017, respectively.

Although the mining sector continues to be the recipient of most of the foreign investment in Chile, a trend toward diversification has made the electricity and services sectors increasingly appealing to foreign investors, while mining investment has decreased in relative terms. Foreign investment in the mining sector in 2012, 2013, 2014, 2015 and 2016 totaled US$15.2 billion, US$2.4 billion, US$2.6 billion, US$7.0 billion and US$1.4 billion, respectively. The decrease in foreign investment in the mining sector was primarily due to lower capital contributions in the mining sector caused by lower copper prices.

In May 2005, a mining tax, known as the mining royalty, was enacted by Congress, which initially stipulated that, in addition to any corporate income tax required to be paid, mining companies producing over 50,000 metric tons of fine copper per year were to be taxed at 5.0% of taxable income (renta imponible), while those producing between 12,000 and 50,000 metric tons were to be taxed on a sliding scale from 0.0% to 4.5%, and those producing less than 12,000 tons were to be excluded from the new tax. The mining royalty does not infringe on any existing tax agreements between foreign firms and the Chilean government.

In October 2010, as part of the government’s plan to finance the reconstruction effort following the February 2010 earthquake and tsunami, Congress raised mining royalties payable to the government pursuant to Law No. 20,469. This law establishes a new sliding scale tax on mining companies, which varies depending on annual sales of fine copper and, in the case of large companies, operating margin. Mining operators with annual sales over 50,000 metric tons of fine copper became subject to a tax ranging from 5.0% to 34.5% of operating margin, instead of the prior 5.0% fixed rate tax on taxable income previously established under Law 20,026 of 2005. See “Republic of Chile—Earthquakes and Other Natural Disasters.”

The government is seeking to develop other mining activities such as the exploration and exploitation of lithium reserves and of gold. An international bidding process to grant rights to explore and exploit lithium was conducted in 2012, and resulted in an initial award that was challenged by other bidders and left without effect.

In 2017, the government reviewed CORFO’s contracts with Abermarle Corporation and Sociedad Quimica y Minera de Chile (“SQM”), two companies that exploit lithium in the Atacama Salt Flat, with the aim of providing for a more sustainable exploitation of lithium and compliance with existing regulations, while maintaining Chile’s position as a leading lithium producing country. In 2018, CORFO and SQM agreed to a new contract, which was approved by the Comptroller General of the Republic in April 2018.

With respect to gold, Pascua Lama, a cross-border mining project undertaken by Compañía Minera Nevada SpA, an affiliate of Barrick Gold Corp., and involving Argentina, was scheduled to commence production in 2014, but construction was enjoined in 2013 as a result of environmental claims brought by indigenous communities regarding the impact of the project on water supplies. In May 2014, Barrick Gold Corp. signed a memorandum of understanding with a group of 15 indigenous communities in Chile, marking the first step in the dialogue to restart the Pascua Lama project. However, the project remains suspended by enforcement procedures brought by the Superintendency of the Environment (Superintendencia del Medio Ambiente, or SMA). Further, on January 17, 2018, the SMA imposed fines on Compañía Minera Nevada SpA for approximately US$11 million and closed facilities related to the mine site. The SMA’s decision was challenged by the company at the environmental court of Antofagasta and a ruling remains pending.

Manufacturing Sector

Chile’s manufacturing sector is based primarily on the processing of natural resources. Between 2013 and 2017, this sector represented on average 11.0% of GDP.

During 2013, 2014, 2015, 2016 and 2017, exports from the manufacturing sector amounted to US$27.4 billion, US$29.0 billion, US$24.5 billion, US$24.0 billion and US$25.7 billion, representing 35.7%, 38.6%, 39.5%, 39.5% and 37.1% of total exports, respectively.

The following table sets forth information regarding the output of manufacturing production for the periods indicated:

Output of Manufactured Products

(in billions of pesos and as a percentage of total)

	2013		2014		2015		2016		2017
	(Ps.)	(%)	(Ps.)	(%)	(Ps.)	(%)	(Ps.)	(%)	(Ps.)	(%)
Foodstuffs, beverages and tobacco	6,032	39.4	6,586	39.8	7,671	41.6	7,786	42.5	8,128	44.2
Textiles, clothing and leather	377	2.5	362	2.2	342	1.9	350	1.9	306	1.7
Wood products and furniture	792	5.2	1,041	6.3	1,145	6.2	1,113	6.1	1,062	5.8
Paper and printing products	1,214	7.9	1,461	8.8	1,685	9.1	1,552	8.5	1,703	9.3
Chemicals, petroleum, rubber and plastic products	3,356	21.9	3,691	22.3	4,056	22.0	3.832	20.9	3,563	19.4
Non-metallic mineral products and base metal products	897	5.9	855	5.2	840	4.6	825	4.5	684	3.7
Metal products, machinery and equipment and miscellaneous manufacturing	2,658	17.3	2,552	15.4	2,716	14.7	2,858	15.6	2,926	15.9

Total	15,326	100.0	16,547	100.0	18,455	100.0	18,316	100.0	18,372	100.0

Source: Chilean Central Bank.

In 2013, the manufacturing sector increased 2.0%, as compared to 2012 (measured using chained volumes at previous year prices), influenced by decreased production in non-metallic products and base metal products, which was partially offset by an increase in wood and furniture production.

In 2014, the manufacturing sector decreased 0.7%, as compared to 2013 (measured using chained volumes at previous year prices), mainly as a result of decreases in foodstuffs, beverages and tobacco, textiles, clothing and leather, in metal products, machinery, equipment and miscellaneous manufacturing and in non-metallic mineral products and base metal products.

In 2015, the manufacturing sector grew by 0.3%, as compared to 2014 (measured using chained volumes at previous year prices), which was mainly as a result of growth in chemical, petroleum, rubber and plastic products sectors and in foodstuffs. beverages and tobacco, while the textiles, clothing and leather sectors contracted.

In 2016, the manufacturing sector decreased by 2.3%, as compared to 2015 (measured using chained volumes at previous year prices), which was mainly as a result of decreases in foodstuff, beverages and tobacco, paper and printing products and chemicals, petroleum, rubber and plastic products.

In 2017, the manufacturing sector grew by 1.6%, as compared to 2016 (measured using chained volumes at previous year prices), which was mainly as a result of increases in textiles, clothing and leather and metal products, machinery and equipment and miscellaneous manufacturing.

The manufacturing sector contributes to Chile’s exports of products such as fishmeal, wine, frozen fish (including processed salmon), juice and canned foods. In 2013, 2014, 2015, 2016 and 2017 exports of manufactured foodstuff products totaled US$8.2 billion, US$9.3 billion, US$8.0 billion, US$8.2 billion and US$8.9 billion, respectively.

The chemicals, petroleum products, rubber and plastics industries had exports of approximately US$5.4 billion in 2013, US$5.4 billion in 2014, US$4.4 billion in 2015, US$4.1 billion in 2016 and US$4.5 billion in 2017, which represented 18.6%, 17.8%, 17.0% and 17.7% of all manufactured product exports in those years.

Chile has become a significant wine exporter globally. Wine exports totaled US$1.9 billion, US$1.9 billion, US$1.8 billion, US$1.9 billion and US$2.0 billion in each of 2013, 2014, 2015, 2016 and 2017.

Services Sector

Construction

The construction sector is composed of an infrastructure and a non-infrastructure sub-sector. The infrastructure sub-sector includes projects such as the construction of large-scale mining facilities, energy and/or water plant projects. Growth in the infrastructure sector until 2009 was fueled by a public works concession program implemented by the Ministry of Public Works. See “—Privatization and Infrastructure—Public Works—Infrastructure Concessions.” The non-infrastructure sub-sector is comprised of private sector construction projects, such as hotels, apartments and office buildings, mall centers, commercial outlets, cinemas and single-family homes. The construction sector grew by 1.8% in 2010 as a result of Chilean reconstruction efforts after the 2010 earthquake and tsunami. This upward trend continued during 2011 and 2012, during which the construction sector grew by 6.8% and 7.2%, respectively, mainly as a result of continued reconstruction efforts. In 2013, the construction sector continued to grow by 5.0%, while in 2014, it decreased by 1.9% as demand contracted due to more restrictive conditions imposed by lenders on mortgage applicants. In 2015 and 2016, the construction sector grew by 4.3% and 2.8%, respectively, fueled by a VAT exemption that was extended to construction-related activities. In 2017, the VAT exemption lapsed and the construction sector experienced a 2.5% decrease.

Energy

General. Energy consumption in Chile consists mainly of oil, natural gas, wood and electricity. In 2013, 2014, 2015, 2016 and 2017, energy consumption represented 2.6%, 2.5%, 3.0%, 3.2% and 3.1% of GDP, respectively.

Since 2012, the government’s energy policy and initiatives have been undertaken and coordinated by the Ministry of Energy (Ministerio de Energía), which is responsible for policy, laws and regulations, plans and programs and generally the stewardship of the energy sector in the country. The National Commission on Energy (Comisión Nacional de Energía, or CNE) is responsible for regulating the energy sector, including conducting tariff analysis, identifying technical and quality standards and carrying out competitive tender processes to supply energy to power distribution companies subject to regulated prices. And the Superintendency of Electricity and Fuels (Superintendencia de Electricidad y Combustibles) is responsible for the supervision and enforcement of applicable regulation and technical standards.

Chile imports in excess of 60% of its primary energy and is exposed to international price volatility, as well as supply restrictions attributable to third-party measures that it cannot control. Continued economic growth and the increasing demand for energy have resulted in significant increases in domestic energy prices affecting the population generally as well as industrial activities.

In May 2014, the government announced its Energy Agenda (Agenda de Energía) establishing the energy policy goals for the next decade. The main aspects of the Energy Agenda are: (i) reducing by 30.0% the marginal costs of electricity; (ii) reducing by 25.0% the price of energy sold to distribution companies; (iii) increasing the presence of non-conventional renewable energy (“NCRE”) sources, that is, the energy produced by geothermal, wind, solar, tidal, biomass and small hydroelectric power plants, to 20.0% of the Chilean matrix by 2025; (iv) promoting the efficient use of energy and achieving a 20.0% savings goal; (v) designing a fossil fuels price stabilization system; (vi) strengthening the role of ENAP in the energy market; and (vii) developing a long-term energy policy by 2015. In September 2015, the government announced the 2050 Energy Pipeline (Hoja de Ruta 2050), and deployed its long-term energy strategy. For the period from 2016 to 2025 the 2050 Energy Pipeline is expected to focus on removing barriers to competition in the field of energy generation. The implementation of certain aspects of the Energy Agenda will require legislative action based on bills to be submitted by the Ministry of Energy. Notwithstanding the foregoing, the Ministry of Energy has begun implementing certain aspects of the Energy Agenda that do not require legislative action.

On May 25, 2018, the Government launched the Energy Route (Ruta Energética), which sets the basis for energy related policies during the 2018-2022 period, including: (i) energy modernization; (ii) increasing energy access for vulnerable communities; (iii) energy development; (iv) lowering greenhouse gas emissions; (v) energy efficiency standards in transportation; (vi) industrial and residential energy efficiency; and (vii) energy education.

The government has supported the development of NCRE sources particularly through an improvement in the electricity market’s regulatory framework and the implementation of direct support mechanisms for investment initiatives in NCRE. There has been an increasing interest by both local and international investors in the development of these projects. On April 1, 2008, Congress enacted Law No. 20,257 aimed at fostering the development and use of NCRE. Energy generation companies with a capacity of 200 MW or more became required to produce a certain percentage of their energy output from NCRE sources. This obligation was initially 5.0% of the total energy output and it was stipulated that starting in 2015, the portion of NCRE-sources related generation would increase 0.5% annually up to 10.0% in 2024. On October 22, 2013, however, Congress enacted Law No. 20,698, which increased the required percentages of NCRE-sourced energy. Under the 2013 legislation, the 5.0% quota will reach 20.0% in 2025 through progressive increases which started in 2015. Additionally, Law No. 20,698 set forth the obligation of the Ministry of Energy to call for bids to fulfill the corresponding NCRE quota to award contracts with price stabilization mechanisms.

Oil and Gas. Substantially all of Chile’s crude oil and natural gas consumption is imported. During 2015, the latest available data, 9.8 million cubic meters of crude oil were refined in Chile, 3.8% of which was from reserves from domestic production and 96.2% of which was imported. In 2015, the latest available data, domestic crude oil production totaled 167,391 cubic meters and crude oil imports amounted to 9.7 million cubic meters. In addition, 902.8 million cubic meters of natural gas was processed in the same period and domestic production totaled 823.5 million cubic meters. Although there are no legal restrictions in Chile on the refining of crude oil by private sector companies, the only refiner in Chile is ENAP. National and international refiners sell their refined products in an open and competitive market to private distributors.

To overcome gas supply shortages from Argentina, ENAP, in association with private companies (Endesa, Metrogas and BG Group), developed and implemented the Quintero LNG Project, the first liquefied natural gas (LNG) import terminal in South America. The Quintero LNG terminal has been fully operational since 2010 and has an installed capacity of 15 million cubic meters per day. During 2016 and 2017, the Quintero LNG terminal supplied 3,599 and 3,641 million cubic meters of gas, respectively. In addition, in February 2010, Codelco and Suez began operating the Mejillones LNG terminal, with an operating capacity of 5.5 million cubic meters per day, and intended to increase its operating capacity to 8.25 million cubic meters per day within two years after the expansion project begins.

To promote hydrocarbon exploration, the Ministry of Mining invited local and international companies to participate in a tender for exploration and production blocks located at the Magallanes Basin (south of Chile). On November 15, 2007, the Ministry of Mining awarded nine exploration blocks to several private companies and/or consortia. In 2009, the Ministry awarded a new exploration block to a consortium formed by ENAP and Methanex. Since 2010, the agreements governing these exploration activities have been under the supervision of the Ministry of Energy.

On October 23, 2014, a consortium formed by EDF, Cheniere and local developers submitted a project for the construction of a third liquefied natural gas (LNG) port terminal in Chile to the Environmental Commission of the Bío Bío Region, for assessment of its environmental impact. The terminal has planned capacity to host a supplying ship and a Floating Storage and Regasification Unit (FSRU) (i.e. a ship where gas is processed), and is located in the borough (comuna) of Penco, in the Bío Bío Region. In January 2017, the Supreme Court revoked the environmental permit granted to this terminal. The Supreme Court required a consultation process with the indigenous populations which, as of the date of this annual report is pending.

Electricity. Since December 2008, 100.0% of the equity interests in the distribution and generation companies in Chile have been controlled by the private sector. The electricity industry in Chile is divided into three sub-sectors: generation, transmission and distribution.

The generation sub-sector consists of companies that generate electricity from hydroelectric, gas-fired and thermal sources. During 2016, the latest available information, electricity generation totaled 73,856 GWh (gigawatt-hours). During 2016, Chile derived 44% of its total power from coal, 26% from hydraulic generation, 17% from natural gas, 4% from biomass, 3% from petroleum, 3% from solar energy and 2% from wind energy.

The transmission sub-sector features companies that transport the electricity produced by generation companies at high voltage via high-tension power lines over long distances.

The distribution sub-sector consists of companies that purchase electricity from generation companies to sell to regulated and unregulated customers.

As of March 2018, the installed generation capacity comprised 29.5% hydraulic energy, 19.8% natural gas, 21.3% coal, 13.2% petroleum, 8.2% solar, 5.8% wind and 2.1% biomass sources. By 2025, NCRE sources are expected to account for approximately 20.0% of the total energy output.

On January 29, 2015, Law No. 20,805 entered into force, which is intended to improve the competitive bidding process carried out to supply energy to regulated clients and ensure electricity supply under resulting contracts. Additional goals of this law include obtaining competitive prices and ensuring compliance with economic efficiency, competition, security and diversification objectives. Law No. 20,805 also grants more authority to the CNE in connection with the competitive bidding process. In this regard, the CNE conducted tender processes in September 2015 and August 2016, for the supply of energy to regulated clients, resulting in the expansion of the energy offered.

In July 2016, Congress enacted legislation to amend the General Power Services Act, including the following changes:

•	the creation of a national independent system operator in charge of coordinating and operating the national energy grid following the interconnection of the northern and central energy systems;

•	the reclassification of transmission facilities into new categories: (i) national transmission, (ii) regional transmission, (iii) dedicated transmission, (iv) development poles and (v) international transmission facilities;

•	extending the open access principle to all transmission facilities in Chile, whereby all owners and operators of transmission facilities are required to provide access to any third party interested in connecting to such facilities, subject to certain terms and conditions;

•	the partial reformulation of the tariff setting scheme for transmission facilities, extending the return on investment guarantee (20 year period) from trunk transmission to all regulated transmission facilities;

•	amending the allocation of payment of transmission tolls to ensure that all tolling fees are paid by customers to the holders of the transmission systems (currently trunk transmission fees are invoiced mostly to generators, which pass through that cost to their customers); and

•	broadening the government’s powers in the strategic planning of the energy sector with the aim of developing all transmission facilities.

Environmental Regulation. Initiatives to increase power generation have encountered important hurdles primarily driven by environmental concerns. See “—Environment.”

The HydroAysén Project to be developed in the Aysén Region, contemplated the construction of five hydroelectric power plants, two on the Baker River and three on the Pascua River. The dams would generate a total of 2,750 megawatts (3,690,000 horsepower) with further capacity for 18,430 GWh (66,300 terajoules) on average annually. The HydroAysén Project encountered objections raised by certain environmental non-governmental organizations (NGOs) and activists. Construction was initially enjoined by the Court of Appeals of Puerto Montt, and afterwards by the Supreme Court of Chile. In 2012, the injunctions were lifted. However, in June 2014, the council of ministers of the government of Chile declined to approve the HydroAysén Project due to its perceived adverse environmental impact. This decision of the council of ministers was appealed before the environmental courts. Additionally, in January 2015, the General Water Bureau (Dirección General de Aguas) rejected the water rights application filed for the HydroAysén Project and on May 2017, the Santiago Court of Appeals confirmed such rejection. In October 2017, the environmental court of Santiago rejected the appeal of the council of ministers’ decision submitted by HydroAysén and confirmed this council’s decision not to grant the environmental permit. HydroAysén decided to discontinue the project and announced that it would return the related water rights to the government.

The Alto Maipo Hydroelectric Project developed in Cajón del Maipo, 50 kilometers from Santiago, contemplates the construction of two run-of-the-river plants. The two plants, Alfalfal II and Las Lajas, are expected to utilize water from the Volcán, Yeso and Colorado rivers and will have an installed capacity of 531 megawatts. The Alto Maipo project also encountered objections raised by certain NGOs and activists. The sponsors of the project obtained all necessary environmental approvals to begin construction, which began in the second half of 2014. The project is expected to initiate operations in 2019.

In November 2016, the environmental court of Valdivia, revoked the environmental permit granted to the Mediterraneo 210 MW run-of-the-river project to be developed in Cochamó, Los Lagos Region. The court ruled that the environmental impact study contained methodological failures.

Water

Private companies provide water and wastewater services in Chile since 2004. On June 15, 2011 and May 4, 2012, the government, through CORFO, sold a portion of its ownership interest in the Aguas Andinas, ESVAL/ESSBIO and ESSAL water companies, while maintaining veto rights over decisions that affect the water rights of these companies. See “Privatization and Infrastructure.” As of 2013, approximately 99.9% of the Chilean population living in urban areas had access to drinkable water.

Trade and Catering

The trade and catering sector is primarily composed of retail and wholesale local commerce. Additionally, it encompasses a portion of Chile’s gross tourism income and other related services such as restaurant dining, lodging and catering.

The growth and liberalization of Chile’s economy during the 1990s led to the rapid expansion of this sector. The commerce sub-sector has received significant investments in recent years, largely directed at the construction and refurbishment of shopping malls. The supermarket industry has also experienced rapid expansion, as well as consolidation in recent years.

The travel and leisure industry, particularly tourism, is an important contributor to the services sector. From 2012 to 2016, the average annual number of tourists visiting Chile totaled 4.2 million. In the ten month period ended October 2017, Chile received approximately 5.2 million tourists, primarily from Argentina (52.7%), Brazil (8.7%), Bolivia (7.3%), Peru (6.2%), the United States (3.0%), Venezuela (2.2%), Colombia (2.0%), Haiti (1.6%), France (1.2%) and Spain (1.2%).

Personal Services

Chile’s personal services sector is composed of public and private education and health services and other services (including media and other services that are not rendered by the government or any other public entity). The personal services sector accounted for 10.9% of GDP in both 2013 and 2014, 11.1% in 2015, 11.6% in 2016 and 11.9% in 2017.

In Chile, parents can choose between public and private schools for their children. All schools, however, must comply with certain educational and academic program standards and require governmental authorization. Public schools receive monthly fund transfers from the central government based on the number of students attending, and many privately managed schools also receive government funding on the same basis. In 2011, Congress approved the General Education Law (Ley General de Educación, or LGE), which, among other things, created the Education Quality Agency (Agencia de Calidad de la Educación), responsible for assessing schools’ performance, and the Superintendency of Education (Superintendencia de Educación), which is responsible for school inspections. The LGE also strengthens the role of the National Council of Education (Consejo Nacional de Educación) in approving the national standards and curriculum for preschool, primary and secondary education. See “—Poverty, Income Distribution and Social Reforms—Educational Reforms.” Chile began implementing a new education reform in 2014, which, among other things, aims to increase all students’ access to school. See “—Poverty, Income Distribution and Social Reforms—Educational Reforms.”

Chile has a dual health insurance system comprising the public National Health Fund (Fondo Nacional de Salud, or Fonasa) and licensed private insurers (Instituciones de Salud Previsional, or Isapres), which provide health insurance plans. Since August 2011, all workers must set aside at least 7.0% of their monthly salary for the financing of a health insurance plan, up to a limit of the equivalent of UF5.481 (approximately US$239 as of December 31, 2017). However, on August 31, 2011, Congress enacted Law No. 20,667 that (i) exempted lower-income retired workers (jubilados) from this contribution requirement and (ii) reduced the contribution obligations of middle-income retired workers as defined by Social Protection Data (Ficha de Protección Social).

Workers may opt between joining the Fonasa health service network (by contributing 7.0% of their salary, up to the abovementioned limit) or purchasing a health insurance policy offered by any Isapre (by paying 7.0% or more of their salary). As of December 31, 2016, the latest available information, approximately 3.4 million people were covered by private health insurance policies contracted with Isapres and as of December 31, 2017, 13.9 million people were covered by Fonasa. A portion of the remaining population (approximately 1.1 million) receives health care from the armed forces and police health care systems, while the balance are not insured.

Fonasa is a universal healthcare system that provides medical and health care, surgical services, and public disease prevention programs through a regionally managed health service network. The Ministry of Health, through Fonasa, collects and distributes state and private funds for health services provided primarily in facilities managed by the state. The government also provides health care coverage for the uninsured and the indigent.

Within the Fonasa system, beneficiaries can choose to pay a modest co-payment and obtain care from any provider on a pre-approved list (Modalidad de Libre Elección, or MLE), or they may choose to obtain care at public facilities at almost no cost (Modalidad de Atención Institucional, or MAI). Within the private healthcare system, Isapres offer myriad and widely varying combinations of benefits, premiums and co-payments. While the law allows Isapres to offer different plans according to the age and sex of individuals, no further risk segmentation is permitted. A network of private health providers supplies most medical care under the Isapre system.

Plan AUGE (Acceso Universal con Garantías Explícitas), a public health system reform, was put into place in 2005. This plan aims to provide full coverage over time at low or zero co-payments for a list of priority ailments. The program has continued to expand since 2005 to include different ailments. See “ —Poverty, Income Distribution and Social Reforms—Health System Reform.”

Financial Services

Banks, pension funds, life and general insurance companies, and other institutional investors comprise Chile’s financial services sector. The financial services sector accounted for 15.7%, 15.1%, 15.1%, 14.6% and 14.2% of total GDP in 2013, 2014, 2015, 2016 and 2017, respectively.

In September 2009, the stock exchanges of Lima (Peru), Colombia (operating in Bogota, Medellin and Cali) and Santiago (Chile) entered into a memorandum of understanding in order to create an integrated model for the market of variable rate instruments, to be managed by each participant, and compensated and liquidated by the participating entities. In November 2010, the stock exchanges entered into an agreement to implement the first phase of the stock integration, creating the so-called Latin American Integrated Market (Mercado Integrado Latinoamericana, or MILA). The MILA was approved by the SVS and became operative in Chile in June 2011.

Further, Mexico became a member of MILA in December 2014. As of December 31, 2017, the consolidated market capitalization of the MILA amounted to US$932 billion, according to the Iberoamerican Federation of Stock Exchange (Federación Iberoamericana de Bolsas, or FIAB).

As of December 31, 2017, Chile’s banking sector comprised 20 privately owned banks and one state-owned bank (Banco Estado), and total banking system assets, deposits and loans totaled US$358 billion, US$207 billion and US$248 billion, respectively.

Chile’s securities market is composed of three stock exchanges: the Santiago Stock Exchange (Bolsa de Comercio de Santiago), on average accounting for almost 93.5% of equity trading during 2016, the latest data available, while the Chilean Electronic Stock Exchange (Bolsa Electrónica de Chile) and the Valparaíso Brokers Exchange (Bolsa de Corredores de Valparaíso) together accounted for 6.5% of equity trading in Chile during the same period. As of December 31, 2017, the Santiago Stock Exchange had 212 listed companies and total market capitalization of US$296 billion.

The market is regulated and supervised by the Financial Market Commission (Comisión para el Mercado Financiero or “CMF”), the SBIF and the Superintendency of AFP. Regulators are entitled to impose sanctions (including suspension of licenses and fines).

Transport and Communications

Transport. Chile’s transport sector accounted for 4.7% of GDP in both 2013 and 2014, 5.4% in both 2015 and 2016 and 5.1% in 2017. Chile’s communications sector accounted for 3.1% of GDP in 2013, 3.0% in 2014, 2.9% in 2015, 2.8% in 2016 and 2.6% in 2017.

From 2013 to 2016, the total amount of maritime cargo transported increased on average by 2.6% per year, averaging approximately 143.3 million metric tons per year. From 2013 to 2017, the total amount of air cargo transported increased on average by 2.9% per year, averaging approximately 293,293 tons per year. From 2013 to 2017, railroad freight transport decreased by 0.9%, averaging approximately 26.8 million tons per year.

In an effort to increase private sector participation in the transport sector, between 2010 and 2012, portions of the San Antonio, Talcahuano, Coquimbo and Valparaíso ports were opened to public bidding processes. As a result, port concessions relating to the San Antonio port were awarded for a twenty-year period as well as for the Talcahuano and Coquimbo ports, for thirty years and twenty years, respectively. In 2013, the bidding was completed for Terminal 2 in the Valparaíso Port, and concessions were awarded for a thirty year period.

In February 2007, the Ministries of Transportation and Public Works implemented a new public transport system for Santiago, known as the “Transantiago” system, by granting concessions to private bus operators. This system was designed to be funded by a combination of the resulting bus and subway tolls and public subsidies. The primary objectives of the Transantiago system were to improve the quality of public transportation and reduce Santiago’s high levels of atmospheric pollution and traffic congestion.

The Transantiago system has experienced various challenges, mainly due to design problems, which, combined with lower than projected demand and difficulties in fee collection, resulted in operational deficits of approximately US$718 million in 2013, US$702 million in 2014, US$654 million in 2015, US$657 million in 2016 and US$751 million in 2017. In order to meet the Transantiago system’s resulting funding shortfall, the government exercised its extraordinary power under Article 32 of the Constitution, which allows it to appropriate up to 2.0% of the annual budget to fund the Transantiago system. In August 2009, Congress approved a US$1.0 billion subsidy for the Transantiago system to be used to cover the system’s deficit until 2014, to finance tariff reductions for students, to increase capacity, to decrease users’ average waiting time and to make the system the preferred method of transportation in Santiago. Although the subsidy was designed to permit the Transantiago system to finance its own operations, the government has been forced to increase fares several times since June 2010.

Subsidies provided to the Transantiago bus operators are specified by law and any adjustment must be approved by Congress in the annual budget law. Therefore, unless the law implementing the Transantiago system is amended by Congress, any shortfall between the subsidies and the total cost of the system to the bus operators may only be covered by fares. In September 2013, Congress passed a bill that increased the amount of subsidies allocated to the Transantiago system in order to maintain its financial stability and prevent a significant increase in tariffs. Furthermore, the bill regulates regional governments’ management of subsidies by specifying the destiny of certain funds and by establishing reporting obligations, and created the Regional Development Fund to oversee compliance with these obligations.

Since the establishment of the Transantiago system, a number of private transport companies (including most recently Inversiones Alsacia S.A. and Express de Santiago Uno S.A.) have been subject to insolvency proceedings. Due to such problems, during the second half of 2011, the Ministry of Transportation and Telecommunications renegotiated the terms of the public transportation contracts in order to improve the transportation system’s efficiency. The new contracts became effective on June 2012 and include incorporating gradually new requirements for operation and the strengthening of oversight in order to reduce the amount of tariff evasion, one of the system’s main problems.

Communications. The government has recognized the importance of information and communication technologies for Chile’s development and has consequently implemented a number of policies in various areas and formed the Committee of Ministers for Digital Development in 2007. This committee is responsible for the design and implementation of public policies to promote a deeper and more intensive use of information and communication technologies for citizens, businesses and the state.

The information and communications sector represented 3.1% of GDP in 2013, 3.0% in 2014, 2.9% in 2015, 2.8% in 2016 and 2.6% in 2017. Annual net foreign investment in the telecommunications sector was approximately US$2,331 million in 2012, US$(1,984) million in 2013, US$(1,046) million in 2014, US$(596) million in 2015 and US$52 million in 2016.

In line with the global trend, the number of mobile subscribers is currently approximately seven times the number of installed fixed lines. As of December 31, 2017, the country had 23.0 million mobile subscribers and 3.2 million fixed telephone lines, representing a penetration rate of 124.6% for mobile telephone services and 17.3% for fixed-line services (including pay phones). Since January 2012, mobile phone users are entitled by law to retain their phone numbers in the event that they change mobile service providers.

In June 2012, Congress passed legislation to increase regulatory oversight of the design and installation of towers and antennas used for mobile services, to improve health standards and reconcile environmental concerns with the requirements of the growing mobile services market. The legislation makes service providers directly accountable to the communities affected by such infrastructure by allowing such communities to participate in the design and installation process.

In 2013, the government announced guidelines to encourage the digital and technological development in Chile through 2020, or the Digital Agenda. The Digital Agenda turns on five strategic pillars of activity: digital connectivity and inclusion; innovation and entrepreneurship; education and training; services; and environment for digital development. Throughout implementation, the Digital Agenda has expanded the coverage of networks and access to digital services, supported the development of a culture of entrepreneurship and innovation, made access to new media part of the educational agenda, facilitated payment systems throughout the country and placed the issues relating to freedom of access to content and applications without arbitrary discrimination and the principle of transparency in technical information on the Congressional agenda.

On September 14, 2009, Chile announced that it was adopting the ISDB-T International television broadcasting standard. On May 29, 2014, Law No. 20,750 regarding digital television was enacted. The law seeks to create an adequate framework for the proper functioning of the television industry, introduces the ideal of pluralism and modifies the functions of the National Commission of Television (Consejo Nacional de Televisión). Law No. 20,750 regulates the granting of concessions and limits to one the number of concessions for broadcast TV available to a single economic group within a location. Also, the regulation seeks to promote, finance and grant subsidies to the production costs of transmission and broadcasting of high cultural level contents, as well as national, regional or local interest content with educational information or through which the civil and democratic values are encouraged.

On August 9, 2014, the government implemented flat rates for local and national long distance calls.

The following table provides a summary of information relating to the telecommunications sector in Chile:

Summary Telecommunications Sector Information

	As of December 31,
	2013	2014	2015	2016	2017
Lines per 100 inhabitants	19.0	19.1	19.0	18.5	17.3
Cellular subscribers per 100 inhabitants	134.2	132.2	128.2	127.5	124.6
Domestic long distance minutes (million)(1)	588.1	285.2	n.a.	n.a.	n.a.
International long distance minutes (only outgoing, million)	114.0	106.7	89.1	65.9	49.6
Internet per 100 inhabitants(2)	13.1	14.0	15.1	15.9	16.6

(1)	Domestic long distance data is available as of September 2014, after which the government implemented flat rates for local and national long distance calls.
(2)	Refers to the number of fixed lines in service per Chilean resident, based on annual population estimates by the INE, multiplied by a factor of 100.

Source: Ministry of Transportation and Telecommunications, or SUBTEL.

Housing

The housing sector includes sales and rentals of houses and related services provided by realtors and residential real estate developers. The sector’s contribution to GDP has remained relatively stable in recent years, representing 7.1% in 2013, 7.2% in 2014, 7.5% in 2015 and 7.8% in both 2016 and 2017.

Public Administration

The public administration sector consists of government expenditure on public administrative services, principally personnel. This sector’s contribution to GDP was 4.5% in 2013, 4.6% in 2014, 4.7% in 2015, 4.8% in 2016 and 4.7% in 2017.

Employment and Labor

Employment

In 2013, 2014, 2015, 2016 and 2017, the unemployment rate stood at 5.9%, 6.2%, 5.8%, 6.2% and 6.5%, respectively. The following table sets forth information on employment and the labor force in Chile:

Employment and Labor(1)

(in thousands of persons or percentages)

	2013	2014	2015	2016	2017
Nationwide:
Labor force	8,431	8,527	8,671	8,776	9,021
Employment	7,915	8,003	8,165	8,230	8,434
Participation rate (%)	60.2	60.0	60.0	59.7	60.3
Unemployment rate (%)	5.9	6.2	5.8	6.2	6.5
Santiago:
Labor force	3,077	3,161	3,128	3,216	3,235
Employment	2,885	2,954	2,914	3,007	2,971
Participation rate (%)	61.2	62.3	61.1	62.5	62.1
Unemployment rate (%)	6.2	6.5	6.8	6.5	8.2

(1)	Constitutes an average across each period indicated.

Source: National Statistics Institute and University of Chile surveys. Since March 2010, the National Statistics Institute survey is based on new criteria for the collection of employment data, as discussed above.

The unemployment rate is subject to strong seasonal fluctuations, especially in the agricultural and commerce sectors, where the labor force increases during most of the spring and summer months.

The manufacturing sector employed 10.6% and 10.7% of Chile’s labor force in 2016 and 2017, respectively, and contributed 10.8% and 10.2% of GDP, respectively; the agriculture, livestock, forestry and fishing sectors contributed 4.0% and 3.8% of GDP in 2016 and 2017, respectively, but accounted for 9.9% and 10.0% of Chile’s labor force in 2016 and 2017, respectively, as a result of the labor-intensive nature of these sectors. The mining sector, which in 2016 and 2017 accounted for 8.1% and 10.1% of GDP, in each of those years, employed only about 2.4% and 2.5% of Chile’s labor force, respectively.

The following table presents information regarding the average percentage of the labor force working in each sector of the economy for the periods indicated:

Employment(1)

(% by sector employed)

	2013	2014	2015	2016	2017
Primary sector	12.8	13.1	12.5	12.3	12.5
Agriculture, livestock and forestry and fishing	9.7	10.1	10.0	9.9	10.0
Mining	3.1	3.0	2.5	2.4	2.5
Manufacturing sector	11.5	11.1	10.8	10.6	10.7
Services sector	75.7	75.8	76.6	77.1	76.8
Electricity, gas and water	0.6	0.8	0.7	1.1	1.1
Construction	8.6	8.1	8.7	8.6	8.3
Trade and catering	23.9	23.7	24.2	19.7	18.6
Transport and communications	7.2	7.4	7.3	12.7	12.7
Financial services	2.1	2.2	2.1	1.9	1.9
Community and social services(2)	33.3	33.6	33.6	33.1	34.2

Total	100.0	100.0	100.0	100.0	100.0

(1)	Constitutes an average across each period indicated.
(2)	Includes services related to housing, professional, technical and administrative support activities, public administration and defense, education and health, among others.

Source: National Statistics Institute. Since March 2010, the National Statistics Institute survey is based on new criteria for the collection of employment data, as discussed above.

Women accounted for 41% of the labor force on average in 2017, compared to 36.0% in 2005. By the end of 2013, approximately 11.9% of the total labor force in Chile was unionized compared to 11.1% in 2000. Collective bargaining agreements are negotiated directly between each union and individual employers rather than on an industry-wide basis. In accordance with labor laws, unions may go on strike during the collective bargaining negotiations.

In 2002, Chile implemented a new unemployment insurance system based on individual accounts managed by a private fund manager, plus a state-financed solidarity fund. The system is essentially a mandatory saving scheme financed by a combination of contributions from workers (0.6% of total wages), employers (2.4% of total wages, 1.6% to each worker’s individual account and 0.8% to the solidarity fund) and the state (approximately US$15 million per year contributed to the solidarity fund). The unemployment insurance system seeks to guarantee the availability of emergency income for unemployed workers in search of new employment and thus reduces consumption volatility and improves labor market stability. The system is designed to incentivize recipients to seek new employment, by setting a maximum of 5 monthly withdrawals, which become progressively smaller. As of December 31, 2017, 9.4 million workers were enrolled in the unemployment insurance system, which manages total assets valued at US$7.6 billion.

During 2011 and 2012, several bills concerning social welfare and wages were proposed and enacted by Congress. The main initiatives proposed by these bills included a more generous maternity coverage granted by the government to families living below the poverty line and the creation of a Ministry of Social Development (Ministerio de Desarrollo Social), which replaced the Ministry of Development and Social Planning (Mideplan). The Ministry of Social Development is empowered to design and implement public policies that reduce poverty in Chile and serves as coordinator for the social policies of all Chilean administrative entities. The Ministry of Social Development is also tasked with fostering social integration and granting protection to vulnerable communities.

In 2016, legislation was enacted to bring Chile’s labor regulations into compliance with international standards. Among other changes:

•	trainee and temporary workers were allowed to participate in collective bargaining negotiations;

•	the distribution of weekly workload over four days instead of five and the ability to work remotely by workers with family responsibilities may be the subject of collective negotiation;

•	companies cannot replace employees during a strike, while unions must provide the necessary personnel to deliver basic company services expressly regulated by law (“servicios mínimos”);

•	employers must report additional information, such as financial statements, non-confidential investment policies and anonymous salaries for certain positions;

•	collective bargaining agreements are only available to members of the labor union that participated in the collective bargaining, and employers are not permitted to extend the same benefits to non-unionized workers without prior approval by the applicable union;

•	unions must submit collective bargaining agreement proposals at least 45 days prior to the expiration of existing terms, and the employer has 10 days to respond; and

•	employers must negotiate with unions that affiliate employees from different companies (Sindicato Interempresa) if such union has certain representation in the company and the affiliated employees render services in the same area or economic activity.

In 2017, legislation was enacted to promote the inclusion of persons with disabilities in the workplace, establishing the obligation of the employers with more than 100 employees to have at least 1% of its employees comprised of persons with disabilities or entitled to a disability pension, and introducing mandatory medical leaves and compulsory medical insurance for parents of children under 18 years of age affected by a serious illness.

Wages

Real wages grew at an average rate of 2.0% between 2013 and 2017. The average rate of real wages increased by 2.4% in both 2013 and 2014, 0.8% in 2015, 2.0% in 2016 and 2.3% in 2017. Labor productivity, as derived from real GDP, grew at an average annual rate of 0.5% between 2013 and 2017, although it showed a decline of 0.5% in 2017 compared to 2016.

Real Wages

(% change on previous year)

	2013	2014	2015	2016	2017
Average real wages	2.4	2.4	0.8	2.0	2.3
Average change in productivity	1.9	0.3	0.7	0.2	(0.5)

Sources: Chilean Central Bank and National Statistics Institute.

Privatization and Infrastructure

Privatization Program

Chile initiated a large-scale privatization program in 1974. The Concertación coalition administrations introduced certain changes starting in 1989, including the public offering of interests in state-owned companies and the granting of concession rights.

The privatization program included three phases:

•	First, between 1974 and 1982, the government privatized most state-owned banks and manufacturing firms, which had been nationalized in the early 1970s. By 1980, the government had privatized approximately 90.0% of the more than 500 then state-owned companies. In addition, as describe above in “History and Background,” in 1981 the government began a comprehensive reform of the social security system. Under this reform, the government replaced the social security system with a privately run system of individual pension plans. This privatized pension system is based on individualized accounts with fully funded, vested and portable benefits that are entrusted to specialized fund management companies known as AFPs. See “Monetary and Financial System—Pension Funds and the Chilean Pension System.” During this first phase, 250 money-losing companies were privatized at no cost to selected purchasers through an agreement in which the purchasers waived their rights to initiate civil actions against the state, while an additional 232 companies were sold at specified prices.

•	Second, between 1984 and 1989, the privatization efforts of the government focused on traditional state-owned companies such as telecommunications, electricity and steel production enterprises. By the end of 1989, the government had also privatized most of the state-owned enterprises held by CORFO (33 companies).

•	Third, beginning in 1990, the government modified the policy toward privatizations, increasing transparency in the process. Since previous administrations had already undertaken a large-scale program of privatizations to reduce the overall size of the public sector, the Concertación governments decided to analyze future privatizations on a case-by-case basis, and in certain limited cases, to retain a non-controlling interest in the privatized companies. Between 1990 and 2008, there were 30 principal privatizations (of which 15 were accomplished through concessions) in different sectors, including water supply, sewage, power utilities and transportation.

The privatization phase initiated in 1990 resulted in several public companies being transferred to private administration, including ESSAN, ESSCO and EMSSAT. Further privatizations took place in 2011 and 2012, when CORFO completed a public sale of its equity shares in several water and sewage companies (Aguas Andinas, ESVAL, ESSBIO and ESSAL), which provided CORFO with approximately US$1.6 billion in proceeds. The main purpose of these sales was to fund CORFO programs to provide credit guarantees to small- and medium-sized enterprises (PyMES), make capital contributions to state-owned companies and to strengthen CORFO’s capital basis and thus have capacity for financing initiatives which aim to encourage entrepreneurship and innovation in Chile. CORFO formerly held an ownership interest of approximately 35.0% in Aguas Andinas, 29.4% in ESVAL, 43.4% in ESSBIO and 45.5% in ESSAL. After the sale, CORFO maintained approximately 5.0% of its equity in each company as well as its absolute right to oppose (derecho de veto) transfers by such companies of water rights and sanitary concessions.

Public Works — Infrastructure Concessions

The Concessions Act and the Financing of Infrastructure Act, both adopted in 1991 and amended in 1996 and 2010, aim to increase private investment in the infrastructure sector. The main goal of the Concessions Act is to provide certain guarantees for and flexibility in the form of concessions to local and foreign investors. The objective of the Financing of Infrastructure Act is to provide alternatives for the financing of infrastructure projects using direct investment from institutional and other long-term investors.

The government grants infrastructure concessions through the Ministry of Public Works. The first concession was granted in 1993. A concession may relate to any public works project. Generally, a concessionaire undertakes to construct or improve a specific facility and then to operate, profit from via tolls, subsidies or a combination thereof, and maintain it for a specified term. The government provides the concessionaire with the design of the facility and monitors its construction and operation. Concessions typically last from 10 to 30 years, although the law allows for periods up to 50 years.

Concessionaires are allowed to charge fees for the use of the chartered public work within the limits imposed by law and the relevant concession agreement. The government may provide on a case-by-case basis a minimum revenue guarantee to a concessionaire. This guarantee is a percentage of the estimated revenues for a given period and helps to facilitate the financing of concession projects. The government assesses each project to determine how the concessionaire and the government should share risks associated with the project. A concessionaire may raise additional funds by issuing non-recourse bonds backed by revenues from the concession and the minimum revenue guarantee by the government. See “Public Sector Finances—Government Expenditures—Public Contingent Liabilities.”

In January 2010, an amendment to the Concessions Act was enacted and became effective in April 2010. This amendment intends, among other matters, to improve the dispute settlement mechanism through the establishment of a Technical Panel and changes to the regulation of the Arbitral Commission to resolve conflicts arising out of the concession contracts. The amendment also created a Concession Council to advise the Minister of Public Works on policy deliberations arising from concessions. Under certain circumstances, concessionaires have the right to apply for financial compensation following an amendment to the work or service requested by a public authority. Additionally, the Ministry of Public Works and concessionaires can agree on changes to the work or service provided under the concession.

On December 13, 2013, the government announced an international bidding process to construct a bridge to connect Chiloé, Chile’s largest island, with the mainland. A bidder was selected on February 17, 2014 with an estimated cost of US$606 million. Construction commenced in 2016 and is expected to take approximately 81 months. In March 2014, the Ministry of Public Works awarded to a Spanish joint venture the concession for the construction and operation for a 45-year term of the Americo Vespucio I Highway located in Santiago, with an estimated cost of approximately US$1 billion. In April, 2015, the Ministry of Public Works awarded to a French-Italian consortium the new concession for a 20-year term and the expansion of the Santiago International Airport, with an estimated cost of approximately US$700 million.

On November 25, 2017, the government created a new agency, the Dirección General de Concesiones de Obras Públicas (General Directorate of Public Works Concessions) to strengthen the government’s capacity to meet current and future public infrastructure requirements. The General Directorate of Public Works Concessions will be in charge of the formulation and supervision of a concessions plan and projects portfolio with a five years projection, which will be submitted for approval to a concessions committee and Congress.

Public Investment in Infrastructure

On March 9, 2018, Congress enacted Law No. 21,082, creating the Fondo de Infraestructura S.A. (Infrastructure Fund Corporation), an investment fund 99% owned by the Chilean Treasury and 1% by CORFO (the state-owned holding company). The fund is empowered to award public infrastructure concession agreements through public bidding processes and invest in and channel public resources into infrastructure projects sponsored by non-related third-parties (i.e., private sector). Investment decisions are made by a board of directors composed of five presidential appointees, three of which are independent. A committee comprised of these three independent directors is required to approve investments in non-related third-party sponsored infrastructure projects.

Environment

The Constitution grants all citizens the right to live in a pollution-free environment and requires the government to assure that this right will not be impaired and to provide for the conservation of nature. It further provides that the law may specifically limit other legal rights in order to protect the environment. Thus, Chile has established a framework of laws, regulations, decrees and municipal ordinances that address the protection of the environment.

Chile’s principal environmental concerns include industrial and urban pollution, as well as air, water and soil pollution caused by past industrial and commercial development when environmental regulation was less strict.

The enforcement of environmental regulations has become a significant factor affecting major investment projects, including important energy generation projects, and leading to increased debate in Chilean society. See “—Principal Sectors of the Economy—Services Sector—Energy.”

On September 29, 2015, Chile submitted a new climate action plan to the United Nations Framework Convention on Climate Change including two types of commitments:

• A carbon intensity target, expressed in greenhouse gas emissions per GDP unit, which includes all the sectors quantified in the National Greenhouse Gas Inventory (1990-2010), except for the land use, land-use change and forestry (LULUCF) sector. Chile is committed to reducing its CO2 emissions per GDP unit by 30% below their 2007 levels of emissions by 2030. Subject to obtaining international financing, Chile is committed to reducing its CO2 emissions per GDP unit by 2030 until it reaches a 35% to 45% reduction with respect to the 2007 levels of emissions.

• A target expressed in CO2 equivalent tons from the LULUCF sector. Chile has committed to the sustainable development and recovery of 100,000 hectares of forest land (mainly native), which will account for greenhouse gas sequestrations and reductions of an annual equivalent of approximately 600,000 of CO2 as of 2030. Chile also has committed to reforest 100,000 hectares (mostly with native species), which will amount to sequestrations of about 900,000 and 1,200,000 annual equivalent tons of CO2 as of 2030.

Waste Management

During the second half of 2017, the Ministry of the Environment issued a series of regulations aimed at reducing the amount of waste through a series of instruments for reuse, recycling and other types of recovery, in furtherance of the OECD recommendations on waste reduction and recycling. Such instruments include, among others, eco-design requirements applicable to the manufacturing of certain products, the creation of a fund to help municipalities fund their recycling activities, and the implementation of extended producer liability (“REP” for its acronym in Spanish), which makes producers and importers of lubricant oils, electric and electronic devices, containers, packaging, batteries and tires responsible for collecting the waste created by such products in order to reuse or attend to their proper disposal. During the first quarter of 2018, the Ministry of the Environment initiated proceedings aimed at regulating the recollection and recovery of tires, containers and packages.

Conservation

In 2016, a special regime for privately-owned land dedicated to conservation through the voluntary imposition of so called “Conservation Easements” was created. These voluntary encumbrances provide for a self-imposed restriction on the ability of the owner or any third parties to use the land for commercial purposes or extractive activities, which may be revocable if provided for in the easement contract. In addition, two important tax benefits were approved in 2017 for private owners that donate land to the government, in particular to national parks for conservation purposes.

General Legal Framework

In 1994, Chile enacted the General Environmental Law (Law No. 19,300) and created the National Environmental Commission (Comisión Nacional del Medio Ambiente, or CONAMA). The General Environmental Law introduced the framework and principles for a more integrated approach towards environmental protection and management, and set out the Environmental Impact Assessment System (Sistema de Evaluación de Impacto Ambiental, or SEIA), as well as emission and quality standards and prevention and decontamination plans. This law also introduced a civil liability system for environmental damage, based on negligence or fault. Strict liability systems contained in specialized environmental laws remained in force.

To conform to OECD standards, Chile submitted to a series of evaluations, including with respect to environmental performance, carried out via peer review, which is a non-confrontational approach oriented towards both collective learning and the generation of public policy recommendations. In 2005, the OECD’s environmental evaluation of Chile highlighted significant progress in air, energy, water, biodiversity and habitat conservation, the integration of environmental considerations into the economic decision-making process, and international cooperation. It also set forth a series of policy recommendations designed to improve environmental management and attain sustainable development. In compliance with these recommendations, Chile implemented a new policy for chemical safety in 2008, and, in 2010, the new environmental institutional framework described below, entered into force. As part of its process of admission to the OECD, Chile signed the OECD’s Declaration on Green Growth.

The General Environmental Law was substantially amended in January 2010 pursuant to Law No. 20,417. The revisions provided for the establishment of a series of entities that replaced those created under the original General Environmental Law: (i) the Ministry of the Environment (Ministerio del Medio Ambiente), responsible for developing environmental policies and regulations; (ii) the Environmental Assessment Service (Servicio de Evaluación Ambiental, or SEA), which replaced CONAMA and implements and administers the SEIA; and (iii) the Environmental Superintendency, entrusted with conducting environmental compliance audits of projects approved under the SEIA and enforcing emission and quality standards, prevention and decontamination plans and any other environmental instruments established by law.

On June 28, 2012, Congress enacted Law No. 20,600, providing for the creation of three environmental courts, subject to the Supreme Court’s supervision, in charge of hearing and deciding on environmental disputes. The environmental courts, located in Santiago, Antofagasta and Valdivia, are each three-judge panels, including two lawyers and one science and environmental expert. Environmental courts have significant autonomy because their decisions are only subject to appeal in exceptional cases, and their final decision can only be overruled by the Supreme Court in limited cases. As of September 2017, the three environmental courts had been created.

Environmental Impact Assessment System

On October 6, 2014, a new Regulation on the Environmental Impact Assessment System (Reglamento del Sistema de Evaluación de Impacto Ambiental) went into effect, replacing the 2002 Regulation, and making regulations consistent with the new legal framework explained above.

The SEIA is aimed at ensuring the environmental sustainability of projects and activities performed by the public and private sectors. The Environmental Assessment Service is responsible for implementing and administrating the SEIA, and coordinating the project’s assessment with the other Chilean public environmental institutions. Only listed investment projects or activities must submit an Environmental Impact Statement (Declaración de Impacto Ambiental, or DIA) for assessment. If the project’s impacts are significant, an Environmental Impact Study (Estudio de Impacto Ambiental, or EIA) is required. The final approval of the statement or study, as applicable, is decided by the Regional Environmental Assessment Commissions or the National Director of the Environmental Assessment Service, depending if the project affects more than one Region of Chile.

The SEIA process begins with the submission of a DIA or EIA to the SEA in the Region where the project or activity will be located. The SEIA process involves consultation with various authorities as well as with the project holder and it may involve public consultation. The SEA is required to prepare a consolidated report, or ICE, containing the project’s description and its expected impact, together with suggested measures that would mitigate or compensate for risks related to the project. Finally, the Regional Environmental Assessment Commission or the National Director of the Environmental Assessment Service, as applicable, must render a resolution approving or rejecting the project or activity.

The project owner is entitled to file a complaint (reclamación) if the final resolution rejects the DIA or EIA or imposes conditions or additional requirements. Individuals and legal entities that took part in the public participation process may also contest the environmental approval. Complaints must be filed with the National Director of the Environmental Assessment Service in the case of a DIA or with a committee of Ministers (Comité de Ministros) in the case of an EIA. The rulings of the National Director or a committee of Ministers, as applicable, may be challenged before the corresponding environmental courts.

Project owners and individuals and legal entities that took part in the public participation process may also file a complaint with a court of appeals with jurisdiction over the competent environmental authority. This process is called a recurso de protección and is granted by the Constitution, empowering the court of appeals to overturn resolutions that it deems to be illegal or arbitrary and order a new EIA or DIA. The environmental courts formed in 2012 are expected to limit this remedy to exceptional circumstances.

Activity-specific Environmental Regulations and Initiatives

Among other initiatives to preserve the environment, in 2004 and 2010 the government enacted specific regulations for the adequate management of hazardous wastes and the storage of hazardous substances. In December 2007, Congress also passed the Native Forest Law intended to preserve, renovate and restore forestry resources. The government also provides subsidies to promote soil protection and forestation with special emphasis on the use of native species.

In June 2011, a regulation was enacted to control the emission of pollutants by thermoelectric generation power plants. In January 2012, a new air quality standard for fine particulate matter (known as PM 2.5) was issued to monitor air quality and the emission of pollutants by industries. These regulations complemented existing quality and emission standards for air, water and noise pollution control.

Further, as part of its environmental policy, the government implements remediation plans including pollution control and pollution prevention projects for areas suffering the effects of copper smelters, fish processing plants and pulp processing plants. In highly populated areas such as the Santiago metropolitan area, the Region del Libertador Bernardo O´Higgins central area and Temuco and Padre de las Casas cities, decontamination plans have also been enacted.

In June 2016, the Ministry of the Environment published Law No. 20,920. This law promotes the reuse or re-incorporation of products and their residues into the system as raw materials or energy.

International Cooperation

On an international level, Chile actively participates in the global agenda for sustainable development. Accordingly, the country has signed, among other accords, the following agreements:

•	Convention for the Protection of Flora, Fauna, and Natural Scenic Beauty of the Americas;

•	Convention on the Conservation of Antarctic Marine Living Resources;

•	Stockholm Convention on Persistent Organic Pollution;

•	Basel Convention on the Control of Transboundary Movements of Hazardous Wastes and their Disposal;

•	Convention on International Trade in Endangered Species of Wild Fauna and Flora (CITES);

•	UN Framework Convention on Climate Change and the Kyoto Protocol;

•	Montreal Protocol on Substances that Deplete the Ozone Layer (the “Montreal Protocol”); and

•	Convention on Wetlands of International Importance, especially as Waterfowl Habitat (RAMSAR)

Ratification of the Kigali Amendment to the Montreal Protocol

On September 19, 2017, Chile became the first country in the Americas to ratify the Kigali Amendment to the Montreal Protocol. This Protocol aims to protect the ozone layer by phasing out the production and use of substances that deplete it. The Kigali Amendment deals specifically with hydrofluorocarbons. It is expected that this amendment will provide the largest, fastest and most secure global warming mitigation available in the near-term, avoiding up to 0.5°C of warming by the end of the 21st century.

This amendment will enter into force on January 1, 2019, provided that it is ratified by at least 20 parties to the Montreal Protocol.

Poverty, Income Distribution and Social Reforms

The government has a special commitment to protect and improve disadvantaged social sectors such as the country’s poor and indigenous populations. Responsibility for these initiatives currently lies with the Ministry of Social Development (Ministerio de Desarrollo Social). Since 2009, the ministry has prepared a bi-annual national Social and Economic Survey, which is a comprehensive report on changes in poverty, income distribution and the implementation of the government’s social development plans.

The Social and Economic Survey conducted in 2011 showed that the percentage of the population living on an income below the poverty line fell from 38.6% in 1990 to 10.9% in 2011. This reduction can be attributed to strong GDP growth, rising wages, a rapidly increasing employment rate and a significant increase in government transfers and expenditures focused on low-income groups. The reduction in extreme poverty can be attributed to the government’s emphasis on social assistance programs, which allocate funds to poor communities based on their needs and contributed to a decrease in extreme poverty from 13.0% in 1990 to 2.8% in 2011.

Measures implemented by the government to decrease poverty include encouraging education, improving social spending efficiency and other financial support mechanisms intended to augment the monthly incomes of families. In addition, in May 2012, Congress approved a bill that improved the monetary coverage granted by the government to families living below the poverty line, known as Chile Solidario. See“—Employment and Labor—Employment.”

In the 2013 Social and Economic Survey, the Ministry of Social Development modified its methodology to provide for a higher quality of life as the baseline for measurements. The new methodology also considers multidimensional factors, such as access to education, healthcare, labor, social security and housing. Based on this revised methodology, the percentage of the population living on an income below the poverty line stood at 14.4% in 2013 without regard to the new multidimensional factors, and 20.4% when taking those factors into account.

Using the prior methodology, extreme poverty decreased to 2.5% in 2013 from 3.1% observed in 2011, and total poverty decreased to 7.8% from 10.9% in 2011.

The following table presents information regarding the evolution of poverty for the periods indicated:

Poverty 1990-2015

(% of Population)

	Previous Methodology		New Methodology
Year	Extreme Poverty	Total Poverty(1)	Extreme Poverty	Total Poverty(1)
1990	13.0	38.6	—	—
1992	9.0	32.9	—	—
1994	7.6	27.6	—	—
1996	5.7	23.2	—	—
1998	5.6	21.7	—	—
2000	5.6	20.2	—	—
2003	4.7	18.7	—	—
2006	3.2	13.7	12.6	29.1
2009	3.6	11.4	9.9	25.3
2011	3.1	10.9	8.1	22.2
2013	2.5	7.8	4.5	14.4
2015	n.a.	n.a.	3.5	11.7

(1)	Total poverty includes extreme poverty.

Source: Ministry of Social Development—Social and Economic Survey.

The new methodology sets different poverty lines depending on the number of people in a household. As of the date of the survey conducted in 2015, the official monthly basket values for defining poverty and extreme poverty using the new methodology were as presented in the table:

Poverty line in urban areas

(U.S. dollars)

Number of people per house	New Methodology
1	225
2	365
3	484
4	593
5	693
6	787

Source: Ministry of Social Development—Social and Economic Survey.

Extreme poverty line in urban areas

(U.S. dollars)

Number of people per house	New Methodology
1	150
2	243
3	323
4	395
5	462
6	525

Source: Ministry of Social Development—Social and Economic Survey.

The following table presents information regarding social public spending by the government from 2013 to 2017:

Social Public Spending

(in billions of constant Pesos)

	2013	2014	2015	2016	2017
Health	6,055	6,579	7,364	7,752	8,483
Housing	515	643	643	540	598
Social security	9,671	9,959	10,482	10,507	10,823
Education	6,780	7,080	7,839	8,607	9,168
Other social programs	421	433	455	489	515

Total	23,442	24,694	26,782	27,894	29,586

Source: Chilean Budget Office.

Chile is highly concentrated in terms of income distribution and geographical location of wealth. However, the disparity has decreased over recent years. In fact, the poorest 20.0% of the population increased its share of national income from 3.9% in 2003 to 5.9% in 2015. The share of national income of the wealthiest 20.0% of the population decreased from 56.4% in 2003 to 48.4% in 2015. The following table presents information on income distribution in 2015 by population quintile in Chile, which is the latest available official data:

Income Distribution in 2015

(% of total income)

	Population Quintile
	I	II	III	IV	V
Individual Income	5.9	10.4	14.6	20.6	48.4

Source: Ministry of Social Development. Casen 2015. The table does not include education and health subsidies.

In 2016, the latest data available, the wealthiest 10.0% of municipalities collected 64.0% of all municipal income (mainly through real estate taxes), while the poorest 10.0% collected only 0.3%. The government created the Municipal Fund in 1979 as part of its efforts to redistribute resources across municipalities. This fund pools a percentage of revenues from fees collected by Chile’s 345 municipal governments on annual vehicle taxes and commercial licenses, as well as a portion of the amounts allocated to municipal governments by the central government from the collection of real estate taxes. The Municipal Fund then distributes these revenues to lower income municipalities. The Undersecretary of Regional Development (Subsecretaría de Desarrollo Regional) is required to publish on the Internet information about collections and the use of funds, outstanding debts and renegotiations. See “Public Sector Finances—General—Public Sector Accounts and Fiscal Statistics.”

In January 2009, Congress approved a bill to support national investment and employment, including an extraordinary contribution to the Common Municipal Fund of US$42.5 million. As a consequence of the 2010 earthquake and tsunami, the government, the Chilean Budget Office and the Association of Municipalities obtained Congressional approval for an additional contribution of up to Ps.10,000 million to the Common Municipal Fund, to be directly distributed to the municipalities most affected by the catastrophe, excluding the wealthier municipalities of Santiago, Providencia, Vitacura and Lo Barnechea.

Health Care System Reform

The Chilean health care system is comprised of a public sector administered by the government and a private sector. The health system confronts important challenges, of which some are general and others are specific to each subsystem (i.e., public and private sectors). The overarching challenge is to restructure the health system to enable it to face the changing epidemiological and demographic reality of Chile’s population, which includes such factors as aging, urbanization, new lifestyles and worsening environmental conditions. Additional difficulties result from the fact that health indicators vary significantly among the country’s different socioeconomic groups. Specific problems of the public subsystem include dissatisfaction resulting from delays, lack of service quality, reduced or non-existent access to expensive modern therapies and inefficiency. In the private subsystem, concerns center on price discrimination based on income, age, gender and preexisting diseases, the low levels of coverage for chronic and serious diseases and the difficulty inherent in comparing complex health plans.

Currently, Chile has a comprehensive rights-based health care system, known as Plan AUGE, which aims at providing full coverage over time at low or zero co-payments for a list of priority ailments. The system was introduced in 2002, through the implementation of a pilot plan that included three ailments. During the two subsequent years, the system incorporated 14 new pathologies. This pilot plan covered 25.0% of the most burdensome diseases detected in Chile’s population. In September 2004, a law was passed officially establishing Plan AUGE, guided by the principles of access, quality, financial protection and opportunity. The full plan commenced on July 1, 2005 and covered 56 ailments by 2007. As of December 31, 2016, Plan AUGE covered 80 ailments. The increase in the average cost per beneficiary for the standardized benefit package defined by the reform is now capped at the rate of growth of real wages in Chile.

The government health care reform also included the Health Authority and Management Act in 2004, which created a health authority with greater responsibilities and two new undersecretaries in the Ministry of Health: the Undersecretary of Health Care Networks and the Undersecretary of Public Health. In August 2011, Congress approved a bill that reduced or eliminated contributions by retirees to the public system. This measure became effective in November 2011.

From 2007, the expansion of Plan AUGE coverage and improvements in health infrastructure have implied an increase in health expenditure. The 2018 annual public budget law allocates Ps.8,009 million to health expenditure (excluding infrastructure investments), compared to Ps.7,490 million for 2017, which represents an increase in real terms of 5.6% compared to 2017. In addition, Plan AUGE also includes a US$4.0 billion public health infrastructure investment program for the period 2015-2018.

Educational Reforms

Educational reforms began in 1990 under President Aylwin’s administration. As part of the continuing focus on educational reform, succeeding governments undertook to create the infrastructure and organizational conditions necessary to lengthen the school day at all subsidized educational establishments and to improve teacher training at university and secondary levels. In 1994 the National Commission for the Modernization of Education was established, with the aim of delivering an analysis of Chile’s current educational system and suggestions for changes. In accordance with the Commission’s recommendations, the government implemented a number of initiatives, including, among others: an amendment to the teacher statute in 1995, seeking better regulation to improve the teaching profession; also in 1995, a new curriculum framework for basic education; in 1996, the creation of the National System for Performance Evaluation, as the agency in charge of evaluating subsidized educational establishments; in 1998, a new curriculum framework for secondary education was developed; in 2001, a system for evaluating teachers’ individual performances and the National Commission of Teacher Evaluation was established, a process that culminated in 2004 with the enactment of the Teacher Evaluation Act; and, in 2003, the System of School Management Quality Assurance was established, to improve institutional practices through self-evaluation.

In addition, a program called “Full Day at School” (Jornada Escolar Completa), established in 1997, aimed to increase the duration of the academic year from 1,200 to 1,520 hours for primary school and from 1,400 to 1,620 hours for secondary school.

In 2003, a constitutional amendment made it mandatory for children to attend school for twelve years. The government also encouraged parents to enroll their children in preschool instruction, by significantly increasing subsidies for preschool enrollments in municipal and subsidized private establishments. The expansion of access to preschool education was a policy priority for the government, and in 2013 a new constitutional amendment established the right to free universal access to quality education from age two and extended the duration of mandatory school instruction by one year to thirteen years (approved by Law No. 20,710).

The government has also increased access to university education by providing state guarantees for student loans, where private sector banks provide the loans and the state acts as a guarantor of up to 90.0% of the principal to resolve the credit constraint problem encountered by students. Successive improvements were introduced to the loan programs, such as a rescheduling of principal payments; the elimination of punitive interest payments; reducing the interest rate on loans with a state guarantee (Crédito con Garantía Estatal, or CAE) to 2.0% per annum, as well as limiting loan repayments to 10.0% of income after graduation (approved by Law No. 20,634).

As a result of student demonstrations in 2006, a presidential advisory committee on educational matters was formed, which in 2007 drafted a bill reforming the education system. The work of this advisory committee resulted in an agreement between the government and all political parties to reform the Constitutional Law of Education and to improve the quality of education. In 2009, Law No. 20,370, the General Law on Education (Ley General de Educación, or LGE) was enacted to regulate primary and secondary education. Under the LGE, the state guarantees access and financing for preschool education. Additionally, in 2008, the government created the Bicentennial System, a program aimed at financing education of Chilean students at the world’s most prestigious universities and institutions.

In 2008, Law No. 20,248, established the Preferential School Subsidy (Subvención Escolar Preferencial, or SEP), a monthly financial subsidy introduced to aid elementary schools that enroll students with limited capabilities. During 2010 the subsidy program was expanded to include high school education, and new funds were channeled through the Educational Institutions State Subsidy (Subvención Estatal a Establecimientos Educacionales) (approved by Law No. 20,637), a subsidy which funds education for children whose parents cannot afford to send them to school.

During the years 2011 through 2013, sparked by protests by students and certain unionized teachers, the government passed additional legislation to further educational reform, including:

•	Law No. 20,501 on Quality and Equity of Education, which among other initiatives provided for the selection of school directors through the High Public Sector Managers selection process (Alta Dirección Pública, or ADP) and ending the employment stability afforded to underperforming teachers; and

•	Law No. 20,529 on the Assurance of Quality in Education, which created the Superintendency of Education (Superintendencia de Educación Escolar) and the Agency for the Quality of Education (Agencia de la Calidad de la Educación), aimed at strengthening oversight education quality in Chile. The Agency is charged with setting forth new standards of quality and allowing the Superintendency to close underperforming educational institutions. The Superintendency is vested with the power to examine the accounts of institutions receiving public funding and their expenses.

In addition, in September 2012 the government established an Education Fund. The purpose of the Education Fund is to provide further funds to advance the goals listed in Chile’s annual budget law regarding education and, especially to finance preschool education, the Preferential School Subsidy, and the creation of grants for higher education. The government made an initial contribution to the Education Fund of US$4.0 billion. As of December 31, 2017, the Education Fund held assets valued at US$1.6 billion.

In 2014, Congress passed a new education reform, one of the most important reforms for Ms. Bachelet’s administration. The education reform includes the following measures, which are each in different stages of the process of promulgation and publication.

•	Discontinuing of Public Funding of For-Profit Schools: This law establishes a ban on profits by schools receiving public money, aiming to guarantee that resources are exclusively used for education. The project also contemplates a stronger regulatory role for the government.

•	Discontinuation of Co-Payments For Private Subsidized Schools: In Chile, parents have three main options in terms of financing when deciding schools for their children: public free schools, private paid schools, or private subsidized schools, for which parents have to co-pay some level of tuition fees. This law seeks to discontinue the co-payment system and thereby eliminate selection based on the financing capacity of families where public funding is involved.

•	Discontinuation of Discriminatory Admissions Process in Public and Semi-Public Schools: This measure forbids any kind of arbitrary selection process that discriminates against students on socioeconomic, academic or cultural basis. It aims to reduce segregation and to guarantee the right of parents to choose any school for their children.

•	Regulation of Preschool Education: This law creates the Undersecretary of Preschool Education, who is tasked with defining educational policies, as well as the Superintendency of Preschool Education to regulate and oversee the attainment of the policy objectives at the preschool level.

•	Provisional Administration of At-Risk Schools: Offices of provisional administrator and closure administrator for higher education where established. These government officials are charged with taking over higher education institutions that face challenges to their sustainability, to ensure the continuity of studies by its students. The law containing this measure entered into force in December 2014.

Other educational programs and initiatives are being considered proactively by the government, such as the creation of more than 500 preschools throughout the country, the establishment of a nationwide network of technical education institutes and the creation of a new scheme to finance and administer schools currently in the hands of municipalities and the development of a national policy framework to strengthen the career paths of school teachers.

Law No. 20,835, enacted on May 5, 2015, as amended by Law No. 20,905, created the Undersecretary of Pre-school Education, who is in charge of defining educational policies, at preschool level, as well as the Superintendency of Pre-school Education to regulate and oversee compliance with policy objectives at preschool level.

On June 8, 2015, Law No. 20,845 on School Inclusion was enacted, which regulates the admission process to school education, abolishes co-payment obligations for parents of children that attend private subsidized schools and prohibits profit in schools that receive public funds. Law No. 20,845 became effective on March 1, 2016.

In November 2015, the National Public Education System (Sistema Nacional de Educación Pública) bill was submitted to Congress and was approved by the Chamber of Deputies in July 2016. The bill seeks to strengthen the quality of education received by children, adolescents and adults who attend public educational institutions .

Law No. 20,890, enacted on December 26, 2015, modifies and supplements Law 20,882 (the 2016 Budget Law) and provides for allocations of funds for public and private non- profit universities (with at least four years of track record). These funds will enable students of low income families to access such institutions on a tuition fee basis and to establish a scholarship program for students attending technical educational institutions.

In April 2016, Law No. 20,903 created the Sistema de Desarrollo Profesional Docente. The law establishes a new remuneration scale for teachers taking into consideration their professional development, and it introduces new qualification requirements and a student’s evaluation system.

In May 2017, a bill was submitted to Congress for purposes of strengthening public universities with the creation of a Superior Council (Consejo Superior), a University Council (Consejo Universitario) and a regulatory body (Contraloría Universitaria). On December 20, 2017, the Chamber of Deputies approved the bill and is currently pending Presidential approval.

The Bachelet administration’s education reform is expected to be financed, in part, with funds raised through the 2014 tax reform, which was approved by Congress in September 2014. See “Public Sector Finances—Government Revenue—Recent Tax Reform.”

Legislation was enacted in 2017 aiming to establish a new institutional framework for public education comprising kindergartens, primary schools and secondary schools (Sistema de Educación Pública), an effective right to education and the adoption of measures to improve the quality of education. The goal is to ensure the delivery of quality education available to the population at large. The goal is expected to be achieved through the government’s support and supply of technical supervision to educational facilities. Such support and supply shall include the creation of decentralized entities through which representatives from the local educational communities (e.g., students, parents, teachers, staff, representatives of educational institutions, etc.) will be given the opportunity to participate in the discussion of educational matters.

Modernization of the State

Public sector modernization is one of Chile’s top policy priorities. Recent governments have undertaken to modernize the state by building a more efficient and transparent public administration, and by improving coordination between public institutions at different levels of government. This program involved multiple reforms, such as:

•	the creation of new public institutions in the areas of culture, infrastructure, social development, economic development, anti-trust regulation, environmental protection and public enterprise administration;

•	the decentralization of public sector institutions;

•	promoting competition among public institutions and improved performance in part through greater flexibility in budget allocations to those institutions;

•	the increased use of information technology;

•	increased citizen participation and broad protection of citizens’ rights; and

•	the establishment of simpler mechanisms for disseminating information, greater accountability of public authorities and internal auditing.

Innovation Fund for Competitiveness

In 2006, the government established the Innovation Fund for Competitiveness (Fondo de Innovación para la Competitividad). The fund’s endowment must be invested in sciences, applied technology and education. Beginning in 2008, 25% of the annual resources provided to the Innovation Fund for Competitiveness were distributed to Regions to support local initiatives. In 2010, 2011 and 2012, the fund’s endowment grew in real terms by 10.5%, 3.0% and 2.0%, respectively, receiving contributions that in nominal terms exceeded US$224 million, US$259 million and US$262 million, respectively. In 2013, the government’s US$197 million allocation to the fund was 13.3% lower than the allocation in 2012, in real terms. This reduction was due to a change in the way resources are allocated to the Regions; beginning in 2013, rather than allocating funds earmarked for Regions to the Innovation Fund for Competitiveness, those funds were distributed directly to the corresponding Regional budget. The government applied US$213 million to the Innovation Fund for Competitiveness (Fondo de Innovación para la Competitividad) in 2016, US$227 million for 2017 and has allocated an estimated US$238 million for 2018.

Transparency

To control the selection process of senior public servants, a new specialized entity was created, the National Civil Service Authority (Dirección Nacional del Servicio Civil), which became fully operational in 2004. With the implementation of these rules, the president’s power to appoint public officials decreased from 3,110 to 600 posts (with the remaining 2,510 being appointed by the National Civil Service Authority). In addition, the role of performance-related compensation in the public sector was increased to improve productivity.

Chile has regulations relating to the financing of political campaigns for public office that are designed to limit the risk of improper financial influence in the conduct of voting campaigns. Regulations have also been adopted to ensure a competitive, standardized and transparent government procurement process that operates electronically.

In 2005, the principles of probity and transparency of acts of the government were formally incorporated into the Constitution. These changes were intended to guarantee that public officials’ decisions are taken free from corruption or undue influence and that actions and decisions taken by public officials are generally open to public scrutiny.

Commencing in 2006, the government focused on enhancing access to public information. In August 2008, an Access to Public Information Law was introduced, establishing a new legal framework that obliges all state administrative agencies to provide citizens with the information they request and to generally make information more available. A four-member Transparency Council (Consejo para la Transparencia) was created to oversee the enforcement of the law, which has resulted in government agencies making public previously privileged information.

In January 2007, Chile acceded to the United Nations Convention against Corruption, with the purpose of participating in the first global legislative instrument against corruption.

During the OECD admission process in 2009, Congress passed legislation reforming the corporate governance rules applicable to Codelco and private enterprises. In addition, the government introduced legislation to impose criminal liability on legal persons for money laundering, the financing of terrorism and bribery (Law No. 20,393 on Criminal Responsibility of Legal Entities for the Crimes of Money Laundering, Financing of Terrorism and Offenses of Bribery, passed on December 2009) and to enhance access to banking information.

Antitrust Legislation

In 2016, legislation was enacted amending Chile’s 1973 Competition Law. The amendment, among other provisions, increased the amount of fines for anti-competitive conducts, established criminal sanctions for cartel conduct and limited the ability of directors and relevant executives to have positions at competing firms. Furthermore, under the new rules, concentrations whether by virtue of a merger, acquisitions of rights or assets, joint venture, association or otherwise that meet certain thresholds (in terms of annual sales) are subject to prior notification to, and approval by, the Fiscalía Nacional Económica.

BALANCE OF PAYMENTS AND FOREIGN TRADE

Balance of Payments

Chile’s external accounts reflect the country’s high degree of financial and trade integration with the rest of the world, a state of affairs that began in the 1970s with the trade liberalization process and was consolidated in 2001 through capital account liberalization. In terms of external accounts, Chile’s balance of payments registered surpluses or deficits depending on trade dynamics and capital inflows, specifically direct investments, portfolio investments and other medium- and long-term capital investments. From 2008 to 2011, the balance of payments recorded surpluses of US$6.4 billion (2008), US$1.6 billion (2009), US$3.0 billion (2010) and US$14.2 billion (2011), respectively. In 2012, the balance of payments recorded a deficit of US$367 million. In 2013, 2014, 2015 and 2016, the balance of payments recorded surpluses of US$311 million, US$1.1 billion, US$211 million and US$1.8 billion, respectively. In 2017, the balance of payments recorded a deficit of US$2.8 billion.

Current Account

The current account involves movements of the trade balance, non-financial services (mainly trade-related services, such as insurance and transportation fees and travel services), net interest payments, dividends and transfer payments (primarily taxes).

The government believes that there have been and remain many economically viable investment projects and opportunities in Chile requiring the use of foreign savings. The government also believes that given the stage of Chile’s economic development, the level of aggregate domestic demand will generally exceed the level of national income, resulting in current account trade deficits. However, between 2004 and 2007, due to government savings resulting from copper revenues, Chile’s current account registered surpluses averaging 3.2% of GDP. The trade balance deteriorated in 2008 resulting in a current account deficit of 3.2% of GDP, but in 2009 and 2010 the current account registered a surplus of 2.0% of GDP and 1.7% of GDP, respectively. The current account registered deficits of 4.0%, 1.6%, 2.3%, 1.4% and 1.5% of GDP in 2013, 2014, 2015, 2016 and 2017, respectively.

After reaching a merchandise trade surplus of US$24.1 billion in 2007, Chile’s merchandise trade surplus declined from 2009 onwards. The 2009 economic crisis affected global trade, resulting in decreases in Chile’s imports and, to a lesser extent, exports during 2009. As a result, Chile recorded a trade surplus of US$15.4 billion in 2009. In 2010, the trade balance surplus reached US$15.9 billion, despite a US$15.1 billion increase in imports. The merchandise trade surplus decreased to US$11.0 billion, US$2.3 billion and US$2.0 billion in 2011, 2012 and 2013, respectively, as imports grew significantly while exports declined in 2012 and 2013 after having reached US$81.4 billion in 2011. In 2014, the merchandise trade surplus recovered to US$6.5 billion driven by a decrease in total imports. In 2015, the merchandise trade surplus again decreased, reaching US$3.4 billion driven by decreasing exports. In 2016 and 2017, the merchandise trade surplus recovered, reaching US$5.4 billion and US$7.9 billion, respectively. The variations in the merchandise trade surplus in 2015, 2016 and 2017 were driven by fluctuations in international copper prices.

Capital Account and Financial Account

The capital account balance records net capital transfers (inflows and outflows) payable between residents and non-residents and net acquisitions and dispositions of non-financial assets between residents and non-residents. The financial account records the net acquisitions and disposals of financial assets and liabilities involving residents and non-residents.

During the 1990s, Chile conducted a gradual process of capital account liberalization, designed to attain full integration in the international capital markets, while avoiding major disruptions that could endanger macroeconomic and financial stability during the process. The capital account opening was fully completed in April 2001, when the Chilean Central Bank removed the remaining restrictions on foreign exchange operations, including among others, the mandatory and unremunerated reserve requirement of a portion of capital inflows (known as encaje) and the authorization requirement that was in place for a number of foreign investment inflows; though it kept the power to reinstate these measures or adopt new ones. In addition, the government has developed a number of actions to promote greater international diversification of the portfolio of domestic investors, such as broadening the range of permitted investments abroad by regulated Chilean institutional investors. As a result, the total volume of capital inflows and outflows has been increasing.

The Chilean Central Bank may request that a certain number of foreign exchange operations be made through the formal exchange market (Mercado Cambiario Formal), which is composed of banks and other entities authorized by the Chilean Central Bank, such as securities brokers, exchange bureaus and legal persons created with the exclusive purpose of participating in the market.

Additionally, the free trade agreement between Chile and the U.S. provides that Chile shall not be liable for damages arising from the imposition of restrictive measures with regard to payments and transfers made within a year from the date on which the restrictions were imposed, provided that such restrictive measures do not substantially impede exchange transfers.

In furtherance of the capital account liberalization, the government took steps to integrate foreign and domestic financial markets and encourage foreign investors to invest in the local debt market. In 2003, Chile launched a program for the periodic domestic issuance of treasury bonds to promote the development of long-term pricing benchmarks and increase the depth of the fixed income market. See “Public Sector Debt—Central Government Internal Bonds.”

In 2013, 2014 and 2016, the capital account was balanced. The capital account registered a surplus of US$675 million in 2015 and US$67 million in 2017.

The financial account (excluding change in reserves) has shown volatility, registering US$(12.6) billion, US$(5.7) billion, US$(5.1) billion, US$(2.6) billion and US$(3.1) billion in 2013, 2014, 2015, 2016 and 2017, respectively. This represented an amount equivalent to 4.5% of GDP, 2.2% of GDP, 2.1% of GDP, 1.0% of GDP and 1.1% of GDP in 2013, 2014, 2015, 2016 and 2017, respectively. Fluctuations in the financial account are primarily driven by shifts in portfolio investments, which given Chile’s high degree of integration with the international capital markets, are largely responsive to changes in domestic and international capital market conditions.

The following table sets forth Chile’s balance of payments for the periods indicated:

Balance of Payments

(in millions of US$)

	2013	2014	2015	2016	2017
Current account
Current account, net	(11,237)	(4,288)	(5,511)	(3,499)	(4,146)
Goods and Services, net	(1,410)	2,736	(149)	2,160	4,863
Merchandise Trade Balance	2,015	6,466	3,426	5,440	7,922
Exports	76,770	75,065	62,035	60,733	69,230
Imports	74,755	68,599	58,609	55,293	61,308
Services	(3,425)	(3,730)	(3,575)	(3,280)	(3,059)
Credits	12,117	10,681	9,520	9,452	10,098
Debits	15,542	14,411	13,095	12,732	13,156
Income, net	(12,035)	(9,140)	(7,219)	(7,045)	(10,802)
Income from investment	(11,796)	(8,897)	(6,892)	(6,678)	(10,409)
Income from direct investment(1)	(12,538)	(9,197)	(6,731)	(6,625)	(10,163)
Abroad	4,369	4,996	3,840	3,624	(4,709)
From abroad	16,907	14,194	10,571	10,249	14,872
Income from portfolio investment	857	440	30	186	67
Dividends	1,788	1,552	1,642	1,646	1,740
Interest	(932)	(1,112)	(1,612)	(1,460)	(1,673)
Income from other investment	(114)	(139)	(192)	(239)	(313)
Credits	764	660	661	683	756
Debits	878	800	803	923	1,069
Current transfers, net	2,207	2,117	1,858	1,385	1,793
Credits	2,245	2,259	1,938	1,577	1,998
Debits	(37)	(142)	(80)	(192)	(205)
Capital and financial accounts
Capital and financial accounts, net	(12,557)	(5,651)	(4,443)	(2,574)	(3,027)
Capital account, net	11	10	675	7	67
Financial account, net	(12,569)	(5,661)	(5,118)	(2,581)	(3,095)
Direct investment, net	(10,937)	(10,936)	(5,026)	(4,909)	(1,595)
Direct investment abroad	9,888	12,800	16,025	7,465	4,824
Shares and other capital	10,188	7,267	3,848	2,733	1,925
Earnings reinvested	3,045	3,876	2,758	2,666	3,769
Debt instruments(2)	(3,345)	1,648	9,419	2,066	(870)
Direct investment to Chile	20,825	23,736	21,051	12,374	6,419
Shares and other capital	4,806	10,524	6,494	6,150	1,932
Earnings reinvested	7,421	4,406	3,924	3,528	5,919
Debt instruments(2)	8,598	8,807	10,633	2,695	(1,432)
Portfolio investment, net	(4,724)	(3,842)	(1,211)	1	4,378
Assets	10,669	8,966	1,466	2,491	14,138
Liabilities	15,391	12,808	2,677	2,490	9,760
Financial Derivatives, net	1,005	1,610	722	715	(89)
Other Investment, net(3)	1,775	6,449	186	(193)	(3,039)
Assets	(1,073)	3,755	(3,222)	1,082	996
Commercial credits	(889)	(293)	(1,814)	538	(1,387)
Loans	39	113	(702)	(130)	(169)
Currency and deposits	315	3,935	(1,105)	(1,033)	(177)
Other assets	(539)	—	400	(360)	(44)
Liabilities	(2,848)	(2,694)	(3,408)	1,275	4,035
Commercial credits	(1,452)	(794)	(1,266)	(77)	670
Loans(3)	(1,313)	(1,801)	(2,331)	1,429	2,683
Currency and deposits	(65)	(104)	202	(77)	682
Other liabilities	(19)	5	(13)	—	—
Assets in reserve, net	311	1,057	211	1,805	(2,750)
Errors and omissions, net	(1,343)	(1,384)	(282)	911	984
Financial account (excluding change in reserves)	(12,569)	(5,661)	(5,118)	(2,581)	(3,095)

Total balance of payments	311	1,057	211	1,805	(2,750)

(1)	Includes interest.
(2)	Includes trade credits, loans, currency and deposits.
(3)	Short term net flows.

Source: Chilean Central Bank.

Foreign Trade

Chile has generally followed an outward-oriented economic development strategy. Chile’s main trade policy objective is to improve and ensure access to all markets for its goods and services, as well as to encourage domestic and foreign investment. With a view to liberalizing the economy, all available channels have been used to give Chile’s trade policy an outward orientation, including unilaterally opening its markets and entering into bilateral and multilateral trade agreements.

Chile’s open trade policy covers goods, services and investments. Pursuant to its open trade policy, Chile’s applied MFN tariff was unilaterally phased down from 35.0% to 6.0% between 1985 and 2003. Since 2003, this uniform overall tariff has been maintained unchanged as a 6.0% ad valorem duty on imports for most products, which makes up over 98.0% of tariff lines. This low and uniform tariff is a distinctive feature of Chile’s trade policy.

Chile has effectively lowered its applied tariff rate to 0.86% (the 2017 average), as compared to 3.0% in 2003 through the implementation of free trade and other agreements.

Chile currently has 26 bilateral agreements with 67 trading partners that represented 94.4% of its overall trade in 2017 (imports and exports, both MFN and preferential). The trading partners with which Chile has signed agreements with are the P-4 (New Zealand, Singapore and Brunei), the European Union, Canada, the Republic of Korea, China, Central America (Costa Rica, El Salvador, Guatemala, Honduras, Nicaragua), the United States, Hong Kong, Mexico, EFTA (Switzerland, Norway, Iceland and Liechtenstein), Panama, Colombia, Peru, Ecuador, Mercosur (Argentina, Venezuela, Brazil, Paraguay and Uruguay), Bolivia, Malaysia, Japan, India, Australia, Turkey, Cuba, Vietnam and Thailand. Chile is a founding member of the Pacific Alliance (with Colombia, Mexico and Peru).

Chile is a founding member of the World Trade Organization.

Since 1994, Chile has been a member of, and an active participant in, the Asia-Pacific Economic Cooperation (APEC) forum. In recent years, the Asia-Pacific region has become a priority for Chilean trade policy. Initiatives have been launched within the APEC framework to facilitate trade, including mutual recognition agreements and free trade agreements. Chile will host the APEC forum in 2019.

On June 5, 2017, Canada and Chile signed amendments to their free trade agreement entered into in July 1997, including amendments relating to sanitary and phytosanitary measures, technical barriers to trade, and trade and gender, among other issues. Further, the amendment introduced technical modifications to the existing chapter on government procurement and added new elements to the chapter on investment. This agreement will enter into force after both countries complete their respective domestic implementation procedures.

On January 5, 2016, the Senate approved an additional protocol to the Pacific Alliance, which is expected to decrease to 0% tariffs applicable to 92% of the goods traded among the members of the Alliance. The protocol was implemented by Chile on May 1, 2016.

In October 2017, the Pacific Alliance and Canada, Australia, New Zealand and Singapore began negotiations toward deepening their trade partnerships.

On November 2, 2017, Argentina and Chile entered into a new bilateral trade agreement to expand and deepen their economic and trade relations, particularly with regards to trade of services.

On November 11, 2017, Chile and China signed a new free trade agreement with the objective of broadening and deepening their existing agreement. The Agreement includes new disciplines, such as e-commerce, services facilitation and competition policy.

On November 16, 2017, Chile and the European Union began negotiations to bring the existing Association Agreement executed in 2002 in line with current standards, reinforcing cooperation in the fields of trade, security and politics, among others. The last round of negotiations was held in Brussels, Belgium between May 28 to June 1, 2018.

On December 14, 2017, Chile and Indonesia signed a Comprehensive Economic Partnership Agreement, providing for tariff preferences for each country’s exports. With this agreement, Chile became the first South American country to sign a trade agreement with Indonesia.

On March 8, 2018, Chile signed the Comprehensive and Progressive Agreement for Trans-Pacific Partnership (CPTPP). The CPTPP aims to contribute to economic growth and create new opportunities for companies, workers and consumers. The CPTPP provides for greater market access for Chilean exports as well as other advantages in areas such as services and investment, environmental and labor issues, e-commerce and public procurement. The parties to this agreement are Australia, Brunei, Canada, Chile, Malaysia, Mexico, Japan, New Zealand, Peru, Singapore and Vietnam. The agreement is pending ratification to enter into force.

In June 2018, Chile and Brazil launched negotiations to sign a free trade agreement to reinforce the existing Economic Complementation Agreement (ACE 35), effective as of October 1, 1996.

Merchandise Trade

Chilean trading activity is diversified among countries in the Americas, Asia and Europe.

The primary countries of origin of Chile’s imports in 2017 were China (from where 24% of total imports originated), the United States (18.0%), Brazil (8.7%), Argentina (4.3%) and Germany (4.1%). The primary destinations of Chile’s exports in 2017 were China (which received 27.6% of total exports), the United States (14.3%), Japan (9.3%), South Korea (6.2%), Brazil (5.0%), and Netherlands (2.4%). The proportion of Chile’s exports to Asia grew slightly from 50.6% in 2016 to 50.8% in 2017, while the proportion of Chile’s exports to North America grew from 17.4% in 2016 to 18.0% in 2017. Chile’s geographical distribution of its imports during 2017, experienced some changes, for example, imports from North America increased from 21.7% in 2016 to 22.5% in 2017, while imports from Asia decreased from 36.5% in 2016 to 36.3% in 2017.

Merchandise exports (which exclude merchandise in tax free zones) amounted to US$76.8 billion in 2013, US$75.1 billion in 2014, US$62.0 billion in 2015, US$60.7 billion in 2016 and US$69.2 billion in 2017. Copper exports decreased in real terms from 52.0% to 50.4% of total exports between 2013 and 2017, partially due to a diversification of Chilean exports as well as a decrease in international copper prices (from 2013 to 2016). Since the mid-1980s, Chile has increased exports of nontraditional goods, principally seafood, agricultural products and wine. Imports totaled US$79.4 billion in 2013, US$72.9 billion in 2014, US$62.5 billion in 2015, US$58.8 billion in 2016 and US$65.1 billion in 2017. The fluctuations in imports are mainly explained by variations in the terms of trade and exchange rates. The largest portion of Chile’s imports consists of intermediate goods, such as oil and others fossil fuels, which accounted for 48.2% of total imports in 2017. The share of total imports, represented by consumer goods imports has increased since 2013, representing 27.0% of total imports in 2013, 27.1% in 2014, 28.8% in 2015, 30.2% in 2016 and 32.3% in 2017. Imports of capital goods have remained relatively stable as a percentage of total imports since 2013, representing 20.0% in 2013, 18.6% in 2014, 19.7% in 2015, 20.8% in 2016 and 19.4% in 2017.

The following tables set forth information regarding exports and imports for the periods indicated:

Exports of Goods (FOB)

(in millions of US$ and % of total exports)

	2013		2014		2015		2016		2017
	(US$)	(%)	(US$)	(%)	(US$)	(%)	(US$)	(%)	(US$)	(%)
Mining and quarrying:
Copper	39,946.3	52.0	37,317.4	49.7	29,966.6	48.3	28,072.8	46.2	34,868.4	50.4
Iron	1,375.1	1.8	1,096.7	1.5	664.9	1.1	848.4	1.4	982.7	1.4
Silver	371.5	0.5	259.1	0.3	210.6	0.3	214.0	0.4	298.0	0.4
Gold	1,379.2	1.8	1,009.8	1.3	779.2	1.3	778.7	1.3	672.3	1.0
Molybdenum	170.6	0.2	209.2	0.3	167.5	0.3	148.9	0.2	205.8	0.3
Other	457.8	0.6	545.3	0.7	550.8	0.9	780.9	1.3	929.7	1.3

Total mining and quarrying	43,700.3	56.9	40,437.5	53.8	32,339.5	52.1	30,843.7	50.8	37,957.0	54.8

Agriculture and livestock, forestry and fishing and aquaculture:
Fruit	4,627.7	6.0	4,741.6	6.3	4,501.6	7.3	5,240.0	8.6	4,891.3	7.1
Forestry	31.3	0.0	32.2	0.0	29.3	—	30.8	0.1	40.8	0.1
Other	988.2	1.3	846.9	1.1	663.2	1.1	624.1	1.0	678.0	0.9

Total agriculture and livestock, forestry and fishing and aquaculture	5,647.2	7.4	5,620.7	7.5	5,194.1	8.4	5,894.9	9.7	5,610.0	8.1

Industrial:
Fishmeal	415.9	0.5	428.3	0.6	357.7	0.6	329.4	0.5	324.3	0.5
Salmon	2,782.1	3.6	3,648.3	4.9	3,088.2	5.0	3,464.6	5.7	4,159.4	6.0
Beverages and Tobacco	2,335.1	3.0	2,314.4	3.1	2,272.0	3.7	2,245.3	3.7	2,389.9	3.5
Forestry and wooden furniture	2,262.4	2.9	2,547.9	3.4	2,290.3	3.7	2,310.8	3.8	2,254.7	3.3
Pulp, paper and others	3,531.8	4.6	3,558.9	4.7	3,156.5	5.1	2,933.7	4.8	3,142.9	4.5
Chemicals	5,365.7	7.0	5,452.3	7.3	4,368.9	7.0	4,079.9	6.7	4,530.8	6.5
Other	10,729.5	14.0	11,113.5	14.8	8,967.8	14.4	8,631.2	14.3	8,860.9	12.8

Total industrial	27,422.5	35.7	29,063.6	38.7	24,501.5	39.5	23,994.9	39.5	25,662.9	37.1

Total exports	76,769.9	100.0	75,121.8	100.0	62,035.1	100.0	60,733.4	100.0	69,229.9	100.0

Source: Chilean Central Bank.

Imports of Goods (CIF)(1)

(in millions of US$ and % of total imports)

	2013		2014		2015		2016		2017
	(US$)	(%)	(US$)	(%)	(US$)	(%)	(US$)	(%)	(US$)	(%)
Consumer goods:
Cars	3,439.3	4.3	2,881.8	4.0	2,517.8	4.0	2,573.4	4.4	3,334.1	5.1
Wearing apparel	2,886.0	3.6	2,904.7	4.0	2,687.1	4.3	2,632.5	4.5	3,072.7	4.7
Cell phone	1,809.8	2.3	1,361.1	1.9	1,567.7	2.5	1,663.1	2.8	1,685.7	2.6
Footwear	1,068.6	1.3	1,032.5	1.4	972.1	1.6	996.5	1.7	1,170.1	1.8
Meat	993.9	1.3	988.4	1.4	912.3	1.5	1,013.3	1.7	1,226.0	1.9
Other food	937.7	1.2	947.9	1.3	922.2	1.5	885.6	1.5	1,182.2	1.8
Televisions	771.9	1.0	751.4	1.0	577.9	0.9	635.5	1.1	684.4	1.1
Other	9,511.3	12.0	8,844.9	12.1	7,844.4	12.6	7,379.5	12.5	8,673.3	13.3

Total consumer goods	21,418.4	27.0	19,712.7	27.1	18,001.4	28.8	17,779.4	30.2	21,028.5	32.3
Intermediate goods:
Crude oil	6,633.4	8.4	6,040.6	8.3	2,874.4	4.6	2,272.0	3.9	3,132.5	4.8
Diesel	4,305.4	5.4	3,840.3	5.3	2,450.1	3.9	2,045.9	3.5	2,385.3	3.7
Parts and other machinery and equipment	3,784.7	4.8	3,624.2	5.0	3,485.1	5.6	3,266.1	5.6	3,285.4	5.0
Chemicals	3,974.0	5.0	3,780.1	5.2	3,558.2	5.7	3,099.5	5.3	3,391.9	5.2
Metal products	3,035.0	3.8	3,011.5	4.1	3,003.9	4.8	2,444.1	4.2	2,684.1	4.1
Liquefied natural gas	1,000.5	1.3	1,154.0	1.6	801.0	1.3	794.0	1.3	937.2	1.4
Carbon mineral	1,089.6	1.4	917.5	1.3	751.0	1.2	799.9	1.4	1,051.8	1.6
Fertilizer	1,014.3	1.3	947.1	1.3	980.6	1.6	710.1	1.2	757.4	1.2
Lubricant oil	972.9	1.2	739.1	1.0	461.1	0.7	357.8	0.6	337.4	0.5
Fiber and fabric	796.6	1.0	806.4	1.1	754.0	1.2	718.5	1.2	752.6	1.2
Other	15,446.8	19.5	14,760.3	20.3	13,080.1	20.9	12,317.8	20.9	12,672.6	19.5

Total intermediate goods	42,053.1	53.0	39,621.4	54.4	32,199.5	51.5	28,825.7	49.0	31,388.2	48.2
Capital goods:
Trucks and cargo vehicles	2,356.2	3.0	1,747.5	2.4	1,507.5	2.4	1,555.1	2.6	2,046.2	3.1
Motors, generators and electrical transformers	808.6	1.0	1,020.0	1.4	815.9	1.3	1,074.2	1.8	772.7	1.2
Machinery for mining and construction	1,681.3	2.1	746.9	1.0	735.3	1.2	558.4	0.9	631.1	1.0
Medical devices	863.3	1.1	820.8	1.1	824.2	1.3	814.3	1.4	808.2	1.2
Other machinery	3,180.9	4.0	2,765.4	3.8	2,519.4	4.0	2,370.1	4.0	2,701.1	4.2
Other transport vehicles	1,547.3	1.9	1,759.3	2.4	1,156.6	1.9	1,375.7	2.3	411.7	0.6
Other	5,443.9	6.9	4,658.2	6.4	4,736.8	7.6	4,476.3	7.6	5,274.8	8.1

Total capital goods	15,881.4	20.0	13,518.1	18.6	12,295.7	19.7	12,224.3	20.8	12,645.8	19.4

Total imports	79,352.9	100.0	72,852.2	100.0	62,496.6	100.0	58,829.4	100.0	65,062.5	100.0

(1)	Only imports of general regime as classified by the Chilean Central Bank.

Source: Chilean Central Bank

Geographical Distribution of Merchandise Trade

(% of total exports/imports)

	2013	2014	2015	2016	2017
Exports (FOB)
Americas:
Argentina	1.4	1.3	1.3	1.2	1.4
Brazil	5.7	5.4	4.9	4.9	5.0
Mexico	1.7	1.7	2.2	2.0	1.7
United States	12.7	12.3	13.1	14.0	14.3
Other	11.2	11.1	11.8	11.0	10.7

Total Americas:	32.7	31.8	33.3	33.1	33.1
Europe:
France	1.4	1.6	1.3	1.3	1.3
Germany	1.3	1.3	1.3	1.2	1.6
Italy	2.1	2.3	1.7	1.4	1.3
United Kingdom	0.9	0.9	1.1	1.0	0.8
EFTA	1.4	1.2	0.9	1.0	2.4
Other	10.1	9.9	9.3	8.9	7.5

Total Europe:	17.3	17.1	15.6	14.9	14.9
Asia:
Japan	9.8	9.8	8.5	8.5	9.3
South Korea	5.4	6.2	6.4	6.9	6.2
Taiwan	2.1	2.4	2.3	1.9	1.9
China	24.8	24.2	26.1	28.5	27.6
Other	5.6	6.1	5.9	4.8	5.8

Total Asia:	47.8	48.7	49.3	50.6	50.8
Other:(1)	2.3	2.4	1.9	1.5	1.2

Total exports:	100.0	100.0	100.0	100.0	100.0

Imports (CIF)
Americas:
Argentina	4.8	3.8	3.8	4.0	4.3
Brazil	6.5	7.9	7.8	8.0	8.7
United States	20.2	19.5	18.7	17.2	18.0
Other	15.9	15.8	13.2	12.0	13.0

Total Americas:	47.4	47.0	43.5	41.3	43.9
Europe:
France	2.9	3.2	2.6	3.3	2.0
Germany	4.1	3.6	3.9	4.0	4.1
Italy	1.6	1.7	1.9	1.9	1.8
United Kingdom	1.9	1.2	0.9	0.8	0.9
EFTA	0.5	0.5	0.6	0.7	2.9
Other	6.5	6.2	7.1	8.0	4.6

Total Europe:	17.5	16.5	16.9	18.7	16.4
Asia:
Japan	2.9	3.1	3.3	3.3	3.3
South Korea	3.4	3.1	3.1	3.0	3.0
Taiwan	0.6	0.5	0.5	0.5	0.4
China	20.0	20.6	23.7	24.3	24.0
Other	3.8	4.2	5.3	5.4	5.7

Total Asia:	30.6	31.5	36.0	36.5	36.3
Other:(1)	4.5	5.0	3.6	3.5	3.4

Total imports:	100.0	100.0	100.0	100.0	100.0

(1)	Includes Africa, Oceania and other countries, including those in tax free zones.

Source: Chilean Central Bank.

Services Trade

Non-financial services include transportation, passenger services, port services and the travel industry. The travel industry, particularly tourism, is an important contributor to the service trade sector. During 2013, exported services remained unchanged compared to 2012 and imported services increased by 6.3%, while in 2014 exported and imported services decreased by 10.9% and 7.8%. In 2015, exported and imported services again decreased by 11.2% and 8.4%, respectively, mainly due to a reduction in exports and imports of transportation services to Asia, the Americas and Europe. In 2016, exported services had a 1.4% nominal decrease, mainly driven by a decrease in transport, while imported services had a 3.2% nominal decrease in the same period, due to a decrease in transport, financial services, insurances and pension. In 2017, exported and imported services increased by 6.8% and 3.3%, respectively, mainly due to the increase in tourism sector in the case of exports and transport and the tourism sectors in the case of imports.

Foreign Direct Investment (FDI)

Chile’s constitutional and legal framework guarantees non-discrimination and equal treatment to foreign and local investors and gives foreign investors access to all economic sectors. The 1974 Foreign Investment Statute, known as DL 600, or DL600, sets forth the general rules applicable to foreign investors covering repatriation of capital, withdrawal of profits and access to the formal exchange market. It establishes different kinds of investment, including freely convertible currency, assets, technology, investment related credits and capitalized earnings. An alternative regime under which foreign investments may be made in Chile is Chapter XIV of the Chilean Central Bank’s Compendium of Foreign Exchange Regulations (Capítulo XIV del Compendio de Normas Internacionales del Banco Central de Chile). Under this regime, foreign investors may freely transfer into Chile capital contributions and loans through convertible foreign currency. Investors are required to inform the Chilean Central Bank of the transactions, but are not subject to prior registration or approval requirements.

Under DL 600, the Chilean Foreign Investment Committee, acting as the authorized representative of the government, enters into a legally binding contract with each foreign investor, which stipulates the term for which the investment or investments must be made. In the case of mining investments, the period during which the investments in Chile may be made is generally 8 to 12 years. In all other economic sectors, such period is generally three years.

The 2014 tax reform enacted by Law No. 20,780 revoked DL600 effective as of January 2016. However, existing agreements under DL600 remain in full force and effect. In January 2015, the government submitted a bill to Congress proposing a new legal framework for the regulation of FDI, which was enacted as Law No. 20,848 published in the Official Gazette on June 25, 2015. The new legal framework guarantee access to the “formal exchange market,” allowing banks and other authorized entities to trade in currencies, and allow entities to remit capital and profits abroad. The legislation prohibits arbitrary discrimination and contemplates an exemption from value added tax (VAT) for sales of goods that meet certain requirements. The law also provides for the creation of a special committee of Ministers to advise the president on the adoption of national policies regarding foreign investment, as well as an administrative agency to implement new policies on foreign investment.

Further, the legislation provides a transitional regime that maintains the effectiveness of agreements entered into under DL600. This bill also ensures a stable income tax rate of 44.45% for a period of four years in exceptional cases.

The following table presents foreign direct investment, including capital and debt, between 2012 and 2016 by sector:

Stock of Foreign Direct Investment (1)

(in millions of US$)

	2012	2013	2014	2015	2016
Agriculture and Fishing	77	119	134	112	205
Mining	19,727	17,008	18,996	28,000	25,997
Manufacturing industries	10,813	12,185	15,424	14,082	15,124
Electricity, gas and water supply	4,908	8,135	8,936	9,376	12,252
Construction	1,033	981	406	506	469
Wholesale and retail trade	10,150	11,969	12,255	11,384	13,495
Hotels and restaurants	96	214	232	267	270
Transport and storage	5,754	8,580	9,632	10,110	10,580
Communications	144	673	755	716	1,091
Financial services	25,652	29,032	31,579	30,698	32,952
Engineering and business services	5,913	4,654	5,340	6,046	6,603
Other services	754	932	866	1,115	1,193
Not classified	19,760	15,602	11,424	5,588	6,948

Total	104,780	110,083	115,978	117,999	127,180

(1)	Including capital and debt.

Source: Chilean Central Bank.

FDI inflows into in Chile between 2012 and 2016 averaged US$12.6 billion, and primarily originated from the United States (18.6%), Panama (18.1%), Brazil (16.6%), and Colombia (11.7%). During that period, FDI originating from the Americas accounted in the aggregate for 92.7% of total FDI, respectively.

Between 2012 and 2016, mining accounted for 19.0% of total FDI; financial services (banking, insurance, investment companies, investment funds, risk capital investment funds and other financial services) accounted for 26.0%; electricity, gas and water supply accounted for 7.6%; and manufacturing accounted for 11.7%.

On October 26, 2016, Law No. 20,956 was published in the Official Gazette. This law provides for measures aimed at boosting productivity by expanding financing options, promoting the export of services and simplifying procedures for entrepreneurs and investors. The bill is intended to reduce the financial cost of factoring arrangements; diversify investment products available for pension funds and insurance companies by introducing new investment alternatives, including infrastructure projects; and simplify the tax collection system applied to interest accrued on local securities, to facilitate access to the Chilean securities’ market by foreign investors through foreign clearing systems; among other measures. The implementation of the statute has been gradual, and it came into effect by November 2017.

MONETARY AND FINANCIAL SYSTEM

Role of the Chilean Central Bank

The 1980 Constitution defined the Chilean Central Bank as an autonomous legal entity. The Chilean Central Bank is governed by the 1989 Central Bank Act, which has the rank of a constitutional organic law. To the extent consistent with this law, the Chilean Central Bank is also subject to the private sector’s laws and regulations. The Chilean Central Bank is prohibited from lending funds to the government or buying government debt, either directly or indirectly, except in a state of war or danger thereof. The Chilean Central Bank is governed and managed by a Council composed of five members. The president of the Republic, with the prior consent of the Senate, appoints each member of the Council for staggered, renewable ten-year periods. One seat on the Council is subject to election every two years. The president of the Republic appoints the president of the Chilean Central Bank’s Council, who serves for a period of five years, from among the Council members. The quorum required for the Council to operate is three out of the five members, and the motions must be approved by a majority of those present. If the Council cannot reach a decision, the president of the Council casts the deciding vote.

According to the Central Bank Act, the main objective of the Chilean Central Bank is to maintain the stability of the Chilean currency and the orderly functioning of Chile’s internal and external payment system. To achieve these purposes, the Central Bank Act vests the Chilean Central Bank with the authority to set reserve requirements for banks, to regulate the amount of money and credit in circulation, to operate as a lender of last resort and to establish regulations and guidelines regarding financial institutions, the formal exchange market and bank deposit-taking activities. These attributes allow the Chilean Central Bank to implement a wide range of policy tools for controlling monetary and exchange rate policy.

Monetary and Exchange Rate Policy, General Overview

The Chilean Central Bank’s monetary policy has generally focused on protecting the value of the country’s currency and seeking to keep the inflation rate low and stable. To fulfill this task, the Chilean Central Bank has followed a countercyclical strategy, which, in addition to preserving price stability, seeks to avoid extreme changes in domestic demand. In this sense, the Chilean Central Bank’s monetary policy intends to achieve price stability over time, taking into account the effects this policy has on economic activity and employment in the short and medium terms.

The Chilean Central Bank’s focus on price stability has translated into an inflation targeting monetary approach. Between 2001 and 2006, the Chilean Central Bank set a rolling 12-month target band for underlying inflation (which excluded goods with highly volatile prices such as fuel, oil and fresh vegetables) and a rolling 24-month target band for total inflation. Beginning in 2007, the Chilean Central Bank began setting a rolling two-year target band for underlying inflation, although the target band has remained 3.0% (+/- 1.0%), as it was during the 2001-2006 period.

With regard to exchange policy, an exchange rate band was in place from the mid-1980s until September 1999, when the Chilean Central Bank adopted a free-floating exchange rate regime, after a period of favorable monetary and exchange rate conditions. These circumstances included low and stable inflation, adequate financial regulation, an exchange rate within the set-floating band, development of exchange rate and financial hedging instruments, and improvements in private risk management. Hence, the introduction of the free-floating regime was achieved without shocks and rapidly led the Chilean currency to reflect its actual market value.

During the 1990s, the Chilean Central Bank also used reserve requirements (encaje) to prevent foreign currency inflows that could have affected the value of the Chilean peso. See “Balance of Payments and Foreign Trade—Balance of Payments—Capital Account.” A foreign exchange free-floating regime, however, does not mean the Chilean Central Bank cannot intervene in the market when it considers the currency to be moving too far from its equilibrium value, which could result in costly reversions. Nevertheless, these interventions take the form of transparent, well-founded measures, and include clearly delineated periods and amounts involved, as well as the clear explanation of the reasons behind these exceptional actions.

Monetary Policy and Interest Rate Evolution

The Chilean Central Bank’s monetary policy is based on an interest rate target. Since August 2001, when the Central Bank shifted its monetary policy instrument from an indexed interest rate to a nominal one, the subject of the target has been the daily interbank nominal interest rate, known as the monetary policy rate (Tasa de Política Monetaria, or TPM). This measure was complemented by the gradual replacement of short-term inflation-indexed debt securities denominated in UF with new medium-term debt securities denominated in nominal pesos.

The use of nominal rather than real interest rates is part of the modernization of the Chilean Central Bank’s monetary policy framework. This process allows a reduction in the volatility of nominal instruments, especially exchange rate and monetary liquid aggregated volatility. It is also intended to simplify international financial integration, expedite risk management and increase the transparency of the interest rate itself.

To ensure that the TPM rate falls within the desired range, the Chilean Central Bank must regulate the financial system’s liquidity (measured in terms of reserves), using a set of instruments, including: (i) liquidity deposits, lines of credits and open market transactions; and (ii) buying and selling short-term promissory notes. These tools also incorporate the banking reserve deposits, although currently the Chilean Central Bank is not using this mechanism as an active monetary policy instrument.

Banks and other financial institutions maintain a liquidity deposit account with the Chilean Central Bank, where a one-day deposit can earn a predetermined interest rate. This rate establishes an effective lower threshold for short-term interest rates. Additionally, financial institutions have a liquidity credit line from the Chilean Central Bank for which they pay a predetermined overnight interest rate. This credit line is divided into three tranches: the first corresponds to 40.0% of the total credit line, and the second and third tranches are each 30.0% of the credit line. Each succeeding tranche has a higher interest rate, and the maximum credit line allowance equals 60.0% of each bank’s reserve requirements.

As mentioned above, the Chilean Central Bank also conducts short-term liquidity management, mainly through repurchase agreements. Repurchase agreements are a complementary liquidity line for banks, for which the Chilean Central Bank announces a daily rate, and banks indicate which instruments they wish to sell to the Central Bank at that rate. To maintain the base interest rate at the desired level, the Chilean Central Bank conducts open-market transactions, buying repurchase agreements that use promissory notes with maturities of less than seven days or selling reverse repurchase agreements (which is the sale of an asset with a simultaneous agreement to repurchase the asset at a specified price).

The following table sets forth the Chilean Central Bank’s average interest rates for the periods indicated.

Chilean Central Bank Average Interest Rates

(in %)

	BCP(1)(3)		BCU(2)(3)
Year	5 years	10 years	5 years	10 years	TPM
2013	5.10	5.25	2.28	2.36	4.92
2014	—	—	—	—	3.76
2015	4.14	—	—	—	3.06
2016	—	—	—	—	3.50
2017	—	—	—	—	2.73
2018 (through March 31)	—	—	—	—	2.50

(1)	BCP: Peso-denominated Chilean Central Bank notes.
(2)	BCU: UF-denominated Chilean Central Bank notes.
(3)	BCU and BCP are part of the inflation-indexed and peso-denominated financial instruments issued by the Chilean Central Bank since September 2003. See “—Monetary Policy and Interest Rate Evolution.”

Source: Chilean Central Bank.

The following table sets forth the Chilean Treasury’s average interest rates for the periods indicated.

Chilean Treasury Interest Rates

(in %)

	BTP (1)			BTU (2)
Year	5 years	10 years		5 years		10 years
2013	—	5.26		—		2.33
2014	4.26	4.71		—		1.70
2015	—	4.47	(3)	1.12	(4)	1.61	(5)
2016	4.16	4.60	(6)	1.24	(7)	1.43	(8)
2017	3.71	—		0.89	(9)	—

(1)	BTP: Peso-denominated Chilean Treasury notes.
(2)	BTU: UF-denominated Chilean Treasury notes.
(3)	Issued April 22, 2015.
(4)	Issued September 2, 2015.
(5)	Issued May 20, 2015.
(6)	Issued June 22, 2016.
(7)	Issued May 11, 2016.
(8)	Issued July 21, 2016.
(9)	Issued June 7, 2017.

Source: Ministry of Finance.

Inflation

Reversing policies from previous years, and following the Chilean Central Bank’s attainment of full autonomy in 1990, inflation was successfully curbed over the decade that followed, falling from 27.3% in 1990 to 4.5% in 2000. Between 2001 and 2006, the Chilean Central Bank set a rolling 12-month target band for underlying inflation (which excluded goods with highly volatile prices such as fuel, oil and fresh vegetables) and a rolling 24-month target band for total inflation. Beginning in 2007, the Chilean Central Bank began setting a rolling two-year target band for underlying inflation, although the target band has remained 3.0% (+/- 1.0%), as it was during the 2001-2006 period. Inflation is measured by the change in the CPI for the relevant calendar year, unless otherwise specified.

Inflation averaged 2.0% for most of 2013, although a surge in prices for goods and energy caused the annualized rate to increase to 3.0% in December.

In 2014, the annual inflation rate rose to 4.6% (year-on-year) in December, reflecting the significant depreciation of the Chilean peso and the influence of other specific and transitory elements.

In 2015, the inflation rate stood at 4.4% (year-on-year). The TPM, which remained at 3.0% through September 2015, was increased to 3.25% in October 2015 and to 3.5% in December 2015.

In 2016, the inflation rate stood at 2.7% (year-on-year). The TPM remained stable at 3.5% throughout the year.

As of December 31, 2017, the inflation rate stood at 2.30% (year-on-year). The Central Bank lowered the TPM to 3.40% in January 2017, 3.25% in February 2017, 3.13% in March 2017, 2.88% in April 2017, 2.65% in May 2017, and 2.50% in June 2017, remaining at that level for the rest of 2017. As of March 31, 2018, the TPM stood at 2.50%.

One alternative metric used to measure inflation in Chile is the Producer Price Index (PPI). The PPI measures the average change over time in the selling prices received by domestic producers of goods and services. While the CPI measures price change from the purchaser’s perspective, the PPI measures price change from the perspective of the producers.

The following table shows changes in the CPI and the PPI for the periods indicated.

Inflation

	Percentage Change from Previous Year at Period End
	CPI	PPI(1)
2013	3.0	(2.8)
2014	4.4	0.8
2015	4.3	(5.5)
2016	3.8	8.6
2017	2.2	8.4

(1)	Manufacturing, mining and electricity, water, and gas distribution industries.

Source: CPI, Chilean Central Bank. PPI, National Institute of Statistics.

Exchange Rate Policy

Between 1990 and 1999, the Chilean Central Bank’s exchange rate policy was aimed at restraining the appreciation of the peso against a basket of currencies via a crawling exchange rate band. From 1993 to 1997, the nominal exchange rate fluctuated within a narrow range around Ps.400/US$. Throughout the period, however, the real exchange rate appreciated due to the positive (although decreasing) inflation differential between Chile and its trade partners. The nominal stability of the peso resulted from two factors: capital inflows contributing appreciation pressure to the nominal exchange rate and the Chilean Central Bank counteracting this via regular (sterilized) interventions in the foreign exchange market inside the flotation band, and occasional increases in the coverage of unremunerated reserve requirements.

In September 1999 the Chilean Central Bank dropped the crawling exchange rate bands for the Chilean peso, adopting a free floating exchange rate, although it retained the right to intervene when the exchange rate moved too far from its equilibrium value.

Between 2000 and 2006, the exchange rate presented two strong trend shifts.

Between 2000 and 2002, the peso was volatile and depreciated sharply because of the effects of the Argentine sovereign debt default and the disruption in international markets due to the terrorist attacks of September 11, 2001. This triggered a strong fall in copper prices, and low liquidity in the market coupled with a general uncertainty in part due to the political and economic situation in Brazil. During this period the exchange rate reached its historical peak on October 11, 2002 of Ps.756.56/US$. As a result, in late 2002 the Chilean Central Bank announced an exchange intervention to stabilize the currency.

The period 2003-2006 experienced a change in trend due to the appreciation of the peso, which was largely due to favorable financial conditions in emerging economies, a rebound in copper prices and a sharp depreciation in the dollar in international markets.

During 2007, the peso appreciated considerably against the U.S. dollar, trading, in December 2007 at an average exchange rate of Ps.499.28/US$, in comparison with an average exchange rate of Ps.527.6/US$1.00 in December 2006. The peso had not reached this level of appreciation since May 1999.

Beginning in the fourth quarter of 2007 and until April 2008, the peso appreciated in both nominal and real terms. This appreciation, common to most emerging economies, was driven by both the weakening of the U.S. dollar globally and large global imbalances.

Taking into consideration the potential adverse effects on Chile’s financial stability that could have resulted from the worsening global economic conditions, on April 10, 2008 the Chilean Central Bank Council decided to intervene in the foreign exchange market during 2008 and announced an international reserves accumulation program of US$8 billion, to be implemented between April and December 2008. Announcing the intervention was consistent with the transparency principles that governs the Chilean Central Bank’s policymaking and with the floating exchange rate and inflation targeting schemes currently in force. The accumulation of reserves also modified the Chilean Central Bank’s foreign currency position, consistent with the assessment that, at the time of the intervention, the real exchange rate was below the level that would prevail in normal global real and financial conditions.

At the end of September 2008, the peso traded at Ps.552/US$1.00 and the Chilean Central Bank Council announced the end of its reserve accumulation program, which had added US$5.75 billion in reserves, representing a 30.0% increase compared to March 2008. In line with the value of U.S. dollars in relation to other currencies, after September 2008 the peso continued to depreciate, dropping to approximately Ps.629/US$1.00 at the end of 2008.

During 2009, the peso appreciated against the U.S. dollar, particularly during the fourth quarter, reaching Ps.506.4/US$1.00 by the end of the year. This was mainly the result of the depreciation of the U.S. dollar in international markets. The Chilean peso may also have been affected by the inflow of dollars related to the government’s withdrawals from the Economic and Stabilization Fund (FEES) to help finance the 2009 Fiscal Plan. See “The Economy—Global Financial Crisis—Economic Performance and Policies of 2008 and 2009.” In line with the currencies of many emerging economies, the peso appreciated against the U.S. dollar during 2010. In 2011 the Ps./US$ exchange rate experienced more volatility echoing the external situation. After appreciating to nearly Ps.455.9/US$1.00 by the end of July, the peso depreciated to close the year at Ps.521.5/US$1.00, mainly as a result of the dollar appreciation in the international markets, greater risk aversion by global investors, the drop in copper prices, as well as the international reserves accumulation program, which added US$12 billion to the Chilean Treasury in 2011. See “—International Reserves.” The behavior of the Ps./US$ exchange rate during the first semester of 2012 reflected volatility attributable to the uncertainties for the European economy as a result of the global financial crisis and the fluctuations of copper prices. After appreciating in the earlier part of 2012, the peso depreciated against the U.S. dollar to Ps.509.7/US$1.00 in June, and again appreciated in the second half of 2012, reaching Ps.478.6/US$1.00 in December 2012.

During the first nine months of 2013 the exchange rate fluctuated, mainly due to changes in the dollar’s global valuation and the increased volatility of international financial markets. In December 2013, the Chilean peso traded at a rate of Ps.523.8/US$1.00, reflecting in part the lower interest rate differential between external and domestic rates brought about by the Chilean Central Bank’s decision to lower the Monetary Policy Rate (TPM) by 50 basis points in the last quarter of 2013. The appreciation of the dollar continued during 2014 and 2015, although the Chilean Peso recovered in 2016, trading at Ps.667.3/US$1.00 on December 31, 2016 and Ps.615.2/US$1.00 on December 31, 2017.

The strong depreciation of the peso against the U.S. dollar observed between May 2013 and 2015 stems from the appreciation of the dollar internationally, however the timing of depreciation has differed in Chile vis-à-vis other emerging economies due to key factors, such as rapid adjustment of domestic spending and Chile’s implementation of an earlier, deeper expansionary cycle resulting in a year on year change of 16.0% of the dollar against the peso.

The following table shows the fluctuations in the nominal exchange rate since 2002.

Observed Exchange Rates(1)

(pesos per US$)

	High	Low	Average(2)	Period-End
2002	756.6	641.8	688.9	712.4
2003	758.2	593.1	691.4	559.4
2004	649.5	559.2	609.5	559.8
2005	592.8	509.7	559.8	514.2
2006	549.6	511.4	530.3	534.4
2007	548.7	493.1	522.5	495.8
2008	676.8	431.2	522.5	629.1
2009	643.9	491.1	559.6	506.4
2010	549.2	468.4	510.4	468.4
2011	533.7	455.9	483.4	521.5
2012	519.7	469.7	486.8	478.6
2013	534.0	466.5	495.0	523.8
2014	621.4	524.6	570.4	607.4
2015	715.7	597.1	654.2	707.3
2016	730.3	645.2	676.9	667.3
2017	679.1	615.2	649.3	615.2
Three months ended March 31, 2018	614.8	588.3	602.1	605.3

(1)	The table presents the annual high, low, average and period-end observed rates for each year.
(2)	Represents the average of average monthly rates for the periods indicated.

Source: Chilean Central Bank.

International Reserves

The Chilean Central Bank manages its international reserves according to the free-floating exchange rate regime.

In 2011, the Chilean Central Bank increased reserves to strengthen its international liquidity position, by engaging in periodic purchases of foreign currency, thus increasing the international reserve level by US$14.1 billion at the end of 2011, to US$42.0 billion. Since then, international reserves have remained relatively stable, and stood at approximately US$38.1 billion as of March 31, 2018.

The following table shows the composition of net international reserves of the Chilean Central Bank for the years indicated:

Net International Reserves of the Chilean Central Bank

(in millions of US$)

	2013	2014	2015	2016	2017
Chilean Central Bank:
Assets:
Gold	10	$9	8	9	10
SDRs	1,147	1,079	1,058	728	770
Reserve position in the IMF	641	490	363	215	251
Foreign exchange and bank deposits	4,521	5,799	5,576	7,445	3,714
Securities	34,643	32,950	31,597	32,082	34,235
Other assets(1)	132	119	39	15	2

Total	41,094	40,447	38,643	40,494	38,983

Liabilities:
Reciprocal Credit Agreements	9	14	—	—	—
Bonds and promissory notes	1,098	858	516	608	607
Accounts with international organizations	89	83	82	86	85
SDR allocations	1,258	1,183	1,133	1,099	1,165

Total	2,454	2,138	1,731	1,793	1,857

Total international reserves, net	38,640	38,309	36,912	38,701	37,126

(1)	Includes Reciprocal Credit Agreements with the central banks member of ALADI’s Agreement of Reciprocal Payments and Credits.

Source: Chilean Central Bank.

Money Supply

The evolution of Chile’s monetary base reflects private sector demand for monetary balances, which depend on economic growth, the alternative cost of money and inflation. Although the Chilean Central Bank does not seek to implement monetary supply controls, these variables are under continuous monitoring to protect the economy against the effects of external shocks.

The following tables set forth the monthly average monetary base and the average monetary aggregates as of the dates indicated:

Monetary Base(1)

(in billions of pesos)

	As of December 31,
	2013	2014	2015	2016	2017
Currency in circulation	4,693.2	5,160.6	5,679.3	6,057.7	6,364.9
Bank reserves	3,603.6	3,554.6	4,022.7	4,114.1	4,868.0
Monetary base	8,296.8	8,715.2	9,701.9	10,171.7	11,232.9

(1)	There are no demand deposits at the Chilean Central Bank.

Source: Chilean Central Bank.

Monetary Aggregates

(in billions of pesos)

	As of December 31,
	2013	2014	2015	2016	2017
Currency in circulation	4,693.2	5,160.6	5,679.3	6,057.7	6,364.9
Demand deposits at commercial banks	17,418.7	20,330.2	22,530.8	23,312.3	25,956.2

M1(1)	22,111.9	25,490.8	28,210.0	29,370.0	32,321.0
Total time and savings deposits at banks	59,555.0	63,623.3	67,961.0	74,793.6	90,826.5
Others	1,065.7	1,351.6	1,132.4	1,436.1	1,195.6

M2(2)	82,732.6	90,465.6	99,303.4	105,599.6	124,343.2
Foreign currency deposits at Chilean Central Bank	9,628.8	12,683.9	14,524.2	14,588.9	14,307.8
Documents of Chilean Central Bank	10,362.4	9,485.0	9,013.2	8,249.4	7,412.9
Letters of Credit	993.8	1,136.3	834.3	541.3	400.2
Private Bonds	17,974.3	18,594.2	18,754.9	20,247.4	21,575.1
Others	17,451.9	22,239.2	29,995.9	36,393.0	40,311.4

M3(3)	139,143.7	154,604.2	172,425.9	185,619.6	208,350.6

(1)	M1: Currency in circulation plus checking accounts net of float, demand deposits at commercial banks other than the former and other than demand savings deposits.
(2)	M2: M1 plus time deposits, time savings deposits, shares of mutual funds invested in up to one-year term debt instruments and collections by saving and credit cooperatives (excluding time deposit of the mutual funds previously mentioned and of saving and credit cooperatives).
(3)	M3: M2 plus deposits in foreign currency, documents issued by the Chilean Central Bank, Chilean treasury bonds, letters of credit, commercial papers, corporate bonds, shares of the other mutual funds and shares of pension funds in voluntary savings (excluding mutual funds’ and pension funds’ investments in M3 securities).

Source: Chilean Central Bank.

The following table shows selected monetary indicators for the periods indicated:

Selected Monetary Indicators

(in %)

	2013	2014	2015	2016	2017
M1 (% change)	12.8	15.3	10.7	4.1	10.0
M2 (% change)	14.9	9.3	9.8	6.3	17.7
Credit from the financial system	9.7	9.6	10.1	8.4	7.0
Average annual peso deposit rate(1)	2.9	1.4	1.1	1.1	1.0

(1)	Represents real interest rates for a period of 90 to 365 days.

Source: Chilean Central Bank.

The following table shows liquidity and credit aggregates as of the dates indicated:

Liquidity and Credit Aggregates

(in billions of pesos)

	As of December 31,
	2013	2014	2015	2016	2017
Liquidity aggregates (at period end)	8,297	8,715	9,702	10,172	11,233
Monetary base:
Currency, excluding cash in vaults at banks	4,693	5,161	5,335	5,714	6,365
M1(1)	22,112	25,491	25,957	27,588	32,321
M2(2)	82,733	90,466	101,525	113,225	124,343
M3(3)	139,144	154,604	169,445	188,428	208,351
Credit aggregates (at period end):
Private sector credit	107,195	118,176	130,871	137,643	144,250
Public sector credit	1.183	(212)	(657)	(732)	2,957

Total domestic credit(4)	95,731	102,556	113,683	120,876	129,294

Deposits:
Chilean peso deposits	95,077	103,013	115,477	122,747	131,421
Foreign-currency deposits	15,161	20,001	20,567	21,547	20,070

Total deposits	110,238	123,015	136,045	144,295	151,492

(1)	Currency in circulation plus peso-denominated demand deposits.
(2)	M1 plus peso-denominated savings deposits.
(3)	M2 plus deposits in foreign currency, principally U.S. dollars. Does not include government time deposits at Chilean Central Bank.
(4)	Includes capital reserves and other net assets and liabilities.

Source: Chilean Central Bank.

Financial Sector

General Overview of Banking System

The modern Chilean banking system dates from 1925 and has been characterized by periods of substantial regulation and state intervention followed by periods of deregulation. In the early 1970s, the banking sector was controlled by the state and highly regulated. In 1974, a process of interest rate liberalization, removal of credit controls and banking privatization began. However, after the financial crisis that affected Chile during 1982 and 1983, the Chilean Central Bank and the SBIF established strict controls on the funding, lending and general business matters of the banking with industry in Chile. In 1986, a new general banking act, the General Banking Act, was introduced, which had as its main objectives to improve banking system supervision and regulation. The General Banking Act was rewritten in 1997, beginning a new era of liberalization. Among other matters, this amendment allowed the entry of new entities into the system (SBIF granted permits to seven new banks) and the internationalization of banks. In addition, under this new legislation, the SBIF adopted international monitoring standards, incorporating the First Basel Committee’s 1998 Capital Accord and, recently, Basel II.

According to the General Banking Act, banks are special stock corporations engaged in the business of receiving money or funds from the general public, in order to use them to grant loans, discount documents, make investments and financial intermediation, and generally perform any other operation permitted by law. Nevertheless, banks may conduct only those activities allowed by the General Banking Act. Furthermore, the General Banking Act limits the amount invested in certain activities. Directly or through subsidiaries, banks may also engage in certain specified additional activities, such as securities brokerage services; mutual funds, investment funds or foreign capital funds management; factoring; securitization; financial leases and insurance brokerage services. Subject to certain limitations and with the prior approval of the SBIF and the Chilean Central Bank, Chilean banks may own majority or minority interests in foreign banks. In addition, banks may operate as placement agents and underwriters of initial public offerings of shares and of cross-market products of their subsidiaries. Banks are authorized to operate in derivatives transactions, including forwards, futures, swaps and, since 2007, options.

Currently, commercial banks in Chile face growing competition from several sources, which has led to consolidation in the banking industry. Competition in the extension of credit has come increasingly from department stores, through the issue and management of credit cards, and foreign banks. In addition, two of Chile’s largest department stores have, through related entities, obtained licenses and begun to engage in commercial banking activities, while a third has acquired an existing bank. While these events have increased competition in consumer credit, it is not likely to be a continuing trend in the coming years.

As of December 31, 2017, Chile’s banking sector comprised 20 privately owned domestic banks and one state-owned bank (Banco Estado). On April 1, 2016, Corpbanca and Itaú Bank merged into a new entity accounting for approximately 14% of the Chilean banking market (measured by loans). Further, on November 28, 2017, the Bank of Nova Scotia Group made an offer to BBVA for the purchase of its 68.19% interest in Banco Bilbao Vizcaya Argentaria, Chile as well as other companies of its Chilean group that conduct banking-related activities (including BBVA Seguros Vida, S.A.). On December 5, 2017, BBVA accepted the offer and signed a purchase and sale agreement with the Bank of Nova Scotia Group subject to regulatory approvals, which were obtained on May 31, 2018, after the Fiscalía Nacional Económica, the SBIF and the Canadian Office of the Superintendent of Financial Institutions approved the merger. The transaction is expected to settle in July 2018, after the expiration of a public offering to purchase BBVA’s stock launched by the Bank of Nova Scotia.

In addition, there are six branches of foreign banks authorized to operate in Chile. As of December 31, 2017, the Chilean banking system had a total amount of outstanding loans equal to US$254 billion. Under the third capital markets reform, provided by Law No. 20,448, agencies of foreign banks would be allowed to market the loan products they offer abroad. See “Capital Markets—Capital Markets Reforms.”

The following table provides certain statistical information on the financial system:

Chilean Financial System

(in millions of US$, except for percentages)

	As of December 31, 2017
	Assets		Loans		Deposits		Shareholders’ Equity(1)
	Amount (in millions of US$)	Market Share (%)	Amount (in millions of US$)	Market Share (%)	Amount (in millions of US$)	Market Share (%)	Amount (in millions of US$)	Market Share (%)
Domestically owned private-sector banks	294,955	82.3	217,480	85.5	163,891	79.3	26,277	88.5
Foreign- owned private-sector banks(2)	1,646	0.5	239	0.1	451	0.2	740	2.5

Private-sector total	296,601	82.8	217,719	85.6	164,343	79.5	27,017	91.0
Banco Estado	61,645	17.2	36,623	14.4	42,315	20.5	2,675	9.0

Total banks	358,246	100.0	254,342	100.0	206,658	100.0	29,692	100.0

(1)	Corresponds to the “Capital Básico.” This item included capital and reserves.
(2)	Foreign-owned subsidiaries of foreign banks are classified as domestically owned private-sector banks. If they were classified as foreign-owned private-sector banks, the market share of foreign-owned private-sector banks would be as follows: assets: 35%, loans: 36%, deposits: 31%, shareholders’ equity: 38%, with the corresponding reduction in the market share of domestically owned private-sector banks.

Source: SBIF.

The following table sets forth the total assets of the four largest Chilean private-sector banks, state-owned Banco Estado and other banks in the aggregate:

	As of December 31, 2017
	In billions of Pesos	Market Share (%)
Banco Santander-Chile	35.8	16.2
Banco Estado	37.9	17.2
Banco de Chile	32.8	14.9
Banco de Crédito e Inversiones	33.9	15.4
Itaú Corpbanca	28.1	12.7
Other banks	51.9	23.5

Total Banking System	220.4	100.0

Source: SBIF.

The following table sets forth information on bank operation efficiency indicators for the periods indicated:

Financial System Indicators

(%)

	2013	2014	2015	2016	2017
Return on assets	1.2	1.4	1.1	0.9	1.0
Return on equity	14.8	17.2	14.2	11.0	12.2
Non-performing loans as a percentage of total loans	1.0	1.0	0.9	0.8	0.9
Gross operational margin/assets	4.6	4.8	4.4	4.2	4.3
Operating expenses/operating revenue	46.3	45.3	47.4	50.2	49.4
Operating expenses/average total assets	2.1	2.2	2.1	2.1	2.1
Regulatory capital to risk-weighted assets	13.3	13.4	12.6	13.8	13.8

Source: SBIF.

Banking Regulation

The SBIF is the main banking sector regulator. In addition, the Chilean Central Bank oversees exchange rate policy and regulates international capital movements and certain bank operations.

The SBIF monitors and oversees Chile’s banks (excluding the Chilean Central Bank), as well as a subset of the cooperatives that hold savings deposits and provide credit (the larger cooperatives in terms of capital) and mutual guarantees entities, companies whose corporate purpose includes the issuance or operation of credit cards or any other similar credit system (mainly supermarkets and department store chains), and companies that issue or operates prepaid cards. Additionally, the SBIF authorizes the incorporation and licensing of new banks and foreign banks branches, and has broad powers to issue, interpret and enforce banking regulations (both legal and regulatory). The SBIF must also approve any bank merger, bylaw amendment, capital increase and any acquisition of 10.0% or more of the equity interests in a bank. In case of non-compliance, the SBIF has the authority to impose a range of remedial actions.

The SBIF has signed several Memoranda of Understanding providing for mutual cooperation and the exchange of information in recent years, including with the Office of the Superintendent of Financial Institutions of Canada (2010), with the China Banking Regulatory Commission (2011), with the Financial Superintendency of Colombia (2012), and with the Superintendency of Banks of Panama (2013).

Moreover, since June 2007 the SBIF, the SVS and the Superintendency of Pensions are allowed, by the Data Protection Law, to share information with each other, except data protected by bank privacy laws.

As part of its supervisory role, the SBIF examines banks at least once a year. Banks are required to submit their financial statements to the SBIF monthly and to publish them at least four times a year in a newspaper with national coverage. Banks must also submit to the SBIF their annual financial statements and the opinions of their independent auditors and are required to be rated by two independent rating agencies. Finally, banks are also subject to periodic reporting obligations to the SBIF with respect to a wide range of operational and transactional data.

Since January 2010, all banks have been required to include in the calculation of expected losses and provisioning a percentage of off-balance sheet contingent loans, including, among others, undrawn lines of credit, unused credit card lines and stand-by letters of credit. Since January 2011, banks have also been required to transition their systems to use models developed by the SBIF (instead of internally developed models) to determine the probability of default.

In September 2010, the SBIF issued regulations to protect bank customers by instituting a stricter standard for delivery instructions, and forbidding unilateral amendments to contracts or suspension of accounts and regulated products tied to mortgage agreements, such as insurance. In addition, since October 24, 2011, a “universal lending agreement” (contratos de crédito universal) relating to mortgages, credit cards and consumer loans, became operative as part of the Third Capital Markets reform bill. See “—Capital Markets—Third Capital Markets Reform.”

Deposit Insurance

The General Banking Act (GBA) provides for a government guarantee of up to 90.0% of the aggregate amount of certain time deposits, savings accounts and non-bearer securities issued by banks held by individuals. This guarantee is limited to UF 108 (US$4,704 as of December 31, 2017) per person (for the system as a whole) for each calendar year. In the event a bank is required to submit a restructuring plan to its creditors (pursuant to section 122 of the GBA) or is forced to liquidate, the Chilean Central Bank provides liquidity up to 100.0% of the amount of deposits in current accounts and other sight deposits and other sight obligations of the failed institution. Such liquidity is subject to a request from the failed institution, as well as a favorable report from the Superintendency of Banks and Financial Institutions (SBIF) regarding the verification of the submission of the restructuring plan proposed to the failed institution’s creditors. Liquidity is only provided to the extent that available funds in the failed institution are insufficient to pay covered sight obligations.

Sight deposits and time deposits are subject to a monthly legal reserve requirement determined by the Chilean Central Bank. As of December 31, 2017, this requirement amounted to 9.0% for sight deposits and 3.6% for time deposits (with maturity from one day to one year). In 2003, due to the free trade agreement executed with the United States, foreign currency reserve requirements were made equivalent to local currency reserve requirements. In order to implement monetary policy, the Chilean Central Bank has statutory authority to increase these percentages to a maximum of 40.0% for sight deposits and a maximum of 20.0% for other deposits and obligations.

In addition, a 100.0% technical reserve requirement applies to sight deposits and obligations exceeding the regulatory capital of the bank by 2.5 times.

Minimum Capital; Capital Adequacy Requirements

The GBA provides that banks must meet a minimum paid-in capital and reserves requirement equal to UF 800,000 (approximately US$34.8 million as of December 31, 2017).

A minimum of 50.0% of the minimum capital shall be duly paid at the moment a bank is incorporated (or at the moment of receiving authorization to start operations, in the case of a branch of a foreign bank). There is no legal term to pay the remaining capital. However, until the bank reaches the required minimum capital, its regulatory capital must be no less than 12.0% of its risk weighted assets. This requirement decreases to 10.0% of risk weighted assets after the bank’s regulatory capital reaches at least UF 600,000 (approximately US$26.1 million as of December 31, 2017).

The GBA also provides that paid-in capital and reserves of a bank, net of investments in subsidiaries (the “net capital base”), cannot be less than 3.0% of total assets, net of mandatory provisions, while its regulatory capital, cannot be less than 8.0% of its risk-weighted assets after the bank reaches the minimum required paid-in capital. As of December 31, 2017, all Chilean banks met or exceeded Chile’s legal capital adequacy guidelines.

The amendment to the GBA of 1997 implemented a modified version of the capital adequacy guidelines issued by the Basel Committee on Banking Supervision in 1988 (“Basel I”). The principal change that Chile made to the “Capital Adequacy Guidelines” was to assign a relatively greater risk-weight to mortgage loans (60.0% rather than 50.0%).

In 2005, the SBIF published a roadmap identifying the steps required to transition to the International Convergence of Capital Measurement and Capital Standards released by the Basel Committee on Banking Supervision in 2004 (“Basel II”). This roadmap included a proposal to increase minimum regulatory capital to 10.0% of risk weighted assets.

In March 2006, the money laundering and financing of terrorism rules were replaced, in accordance with the “Core Principles for Effective Banking Supervision” and “Knowledge of Banks Customers” guidelines of the Basel Committee, and the relevant provisions of Law No. 19,913, which created the Financial Analysis Unit.

In January 2015, Law No. 20,818 was enacted, amending Law No. 19,913, expanding the number of criminal offenses considered underlying crimes constituting money laundering and the financing of terrorism and granting additional powers to the UAF. See “Republic of Chile—Measures Implemented to Deter Terrorism and Money Laundering.”

In November 2007, the SBIF, together with other Chilean superintendencies and regulatory bodies, required public companies in Chile to adopt over time the International Financial Reporting Standards, or IFRS, as adopted by the International Accounting Standards Boards, or IASB, in order to conform to international financial reporting standards. Pursuant to the SBIF Compendium of Accounting Standards (Compendio de Normas Contables, or the “Compendium”), effective January 1, 2009, Chilean banks were required to adopt new accounting standards, which are more consistent with international accounting standards. For all matters not described in the Compendium, which are not contrary to the instructions of the SBIF, banks are required to apply the technical standards, or the Technical Standards, adopted by the Chilean Accounting Association (Colegio de Contadores de Chile A.G.), which are in turn generally consistent with the international accounting and financial information standards adopted by the IASB. If there are inconsistencies between the Technical Standards and the Compendium, the latter prevails.

Recent Developments in Banking Regulation

Capital Adequacy Requirements, Institutional Aspects of the SBIF and Bank Resolution

The Ministry of Finance, in consultation with the SBIF, the Chilean Central Bank and other relevant stakeholders, is currently working on a draft bill of law to introduce amendments to the GBA along three main pillars: strengthening capital requirements, improving institutional aspects and upgrading the framework to deal with distressed banks. The first pillar encompasses the key elements included in Basel II and Basel III. With regards to the second pillar, the bill aims to enhance the corporate governance of the SBIF, by introducing the Financial Market Commission as a regulatory entity. The third pillar seeks to expand the toolkit available for bank dissolutions, while enhancing early intervention measures.

On June 13, 2017, the Chilean government submitted a draft bill to Congress intended to introduce significant amendments to the General Banking Act. The main purpose of the bill is to implement the Basel II and Basel III recommendations, although the draft bill also contains amendments to other provisions of the General Banking Act that are independent of these recommendations. The most significant amendments to the General Banking Act proposed to Congress are:

(i)	a strengthening of risk-based capital requirements in accordance with Basel III, to take into account risks relating to counterparties as well as market and operational risks. In particular, the draft bill imposes an obligation on banks to enhance their provisions on capital to protect themselves from future shocks;

(ii)	a strengthening of banking supervision by the replacement of the SBIF with the Financial Market Commission which is entrusted with a wider range of regulatory and supervisory functions, to which all the powers currently held by the SBIF will be transferred;

(iii)	the granting of renewed discretionary powers to the Financial Market Commission, such as the authority to (a) determine new rules to weigh a bank’s assets and approve each bank’s model to weigh its assets, in each case, together with the Chilean Central Bank’s approval; (b) determine requirements for the issuance and consideration as regulatory capital of Tier 1 additional instruments, such as preferred shares and perpetual bonds; (c) impose additional capital requirements in accordance with Basel III; (d) determine which banks shall be considered as critical to the banking system and impose additional capital requirements on such banks (up to an additional 1%-3.5% of common equity over risk-weighed-assets and up to 5% of common equity over total assets) as well as reserve requirements to guarantee liquidity;

(iv)	new rules on bank recovery and liquidation. Upon the emergence of liquidity or solvency problems, the bank shall submit to the Financial Market Commission a regularization plan. In case such plan is not submitted or is rejected by the Financial Market Commission, an inspector or ad hoc manager (administrador provisional) may be appointed by the Financial Market Commission. While the first of these officers can only block certain actions by a bank’s management, the latter completely replaces the board of directors and assumes all of its powers. Further, the draft bill eliminates the possibility of reaching a reorganization agreement with creditors (convenios) in insolvency scenarios; therefore, if the regularization plan and/or the ad hoc manager’s recovery efforts fail, the bank is liquidated;

(v)	the imposition of additional rules relating to bank secrecy to facilitate access to certain information by the Chilean Financial Analysis Unit and the Internal Revenue Service; and

(vi)	an increase in deposit guarantees by Chile.

The draft bill was approved by the Chamber of Deputies on January 9, 2018 and is currently under discussion in the Senate.

Although the Chilean banking system had a capital ratio of 7.65% as of December 31, 2017 (as measured by the SBIF under the definitions of the GBA), the adoption of the Basel II and Basel III capital framework may require certain banks to inject additional capital.

Universal Credits

Banks, insurance companies, retailers and other financial institutions are now required to inform their customers of the all-in costs of the financial services they provide on standardized terms, providing customers with a useful basis on which to compare the cost of financial products and services.

Consumer Protection

In December 2011, the Consumer Protection Act was amended to include provisions applicable to financial services and products. According to this amendment, bank agreements with consumers for financial services or products must, among other requirements: (1) provide a detailed breakdown of all the charges, fees, costs and tariffs that form part of the price, including those which are indirectly part of the price, or that are associated with other products simultaneously contracted; (2) expressly provide the terms related to early termination of the agreement by the bank, a reasonable cure period and the method by which a consumer will receive notice of such early termination; and (3) allow for early termination of the agreement in the sole and absolute discretion of the customer, provided that the customer has paid all obligations in full, including any cost for the early termination.

In addition, consumers are entitled to: (1) receive information about the total cost of the product or service; (2) receive an explanation in the case of the rejection of their credit application; and (3) know the objective requirements to access a particular financial product. No assessment has yet been made as to the impact on the Consumer Protection Act or the financial market.

In February 2012, Law No. 20,575 introduced the “principle of purpose” to the use of commercial and financial personal data. As a result, Chilean banks and other financial institutions can only use client financial and commercial personal data for the purposes of commercial risk assessment and in connection with the process of granting credits.

On October 24, 2017, Congress passed a bill amending the current law on the protection of consumers’ rights regime to expand the powers of the “SERNAC” (consumer protection agency). The bill increases the value of fines for infringement of consumer rights, strengthens SERNAC’s police powers, establishes the right to direct and automatic compensation in case of suspension of basic services and the right to compensation for moral damages in class actions, among other changes. As a part of the law’s approval process, the bill was reviewed by the Constitutional Court, which eliminated some of the powers granted to SERNAC and sent the amended bill for Presidential approval. On March 15, 2018, President Piñera issued a decree promulgating the bill. However, due to differing interpretations of the statute maintained by the President and the Comptroller General of the Republic, the Constitutional Court has been asked to rule on which terms of the bill can be promulgated into law.

Bankruptcy Law

On October 10, 2014, Law No. 20,720 (the “New Insolvency Law”) came into effect replacing in its entirety the Bankruptcy Code of Chile. In general terms, the New Insolvency Law streamlines and shortens insolvency proceedings, establishes a framework for effective reorganization procedures that involve all classes of creditors and enhances transparency, providing for an improved legal and regulatory framework for the reorganization or liquidation of companies. The New Insolvency Law also reinforces the role of the agency that supervises the insolvency proceedings and officials, the Superintendency of Insolvency and Debtor Rehabilitation (Superintendencia de Insolvencia y Reemprendimiento), granting it new responsibilities.

Key innovations of the New Insolvency Law include provisions that establish debtor protection in the event of corporate or individual reorganization, whereby all creditor claims can be stayed and business transactions shielded from termination in order to foster a voluntary restructuring or reorganization plan between the debtor and its creditors. If such process fails, creditors may initiate a relatively predictable and expeditious liquidation process. These regulations facilitate proactive credit risk management and limit creditor losses arising from delays in the recognition and resolution of impaired loans, thereby leading to better asset quality and recoveries under such procedures. Other benefits include greater protection for secured creditors and clear guidelines on the ranking of related-party claims in insolvency proceedings. These changes resulted in a more efficient and structured process, and in a reduction of management time and administrative and legal costs. The New Insolvency Law does not apply to banks, which in the case of liquidation, remain subject to the GBA.

Capital Markets

General

Over the last 30 years, the Chilean capital markets have grown in liquidity, market capitalization and through the emergence of new instruments and counterparties, such as institutional investors. The regulatory environment of the capital markets in Chile is comprehensive and sophisticated. It requires the delivery of detailed information by certain market participants, allows for a broad array of investment options, and includes a detailed set of regulations for the use of derivatives, futures, options, forwards and swaps in limiting foreign investment risks associated with variations in interest and exchange rates.

Capital Markets Reforms

Laws and regulations on capital markets are subject to continuous adjustments in order to be updated to market needs and international standards. During the last decade, three major legal reforms have been passed seeking to modernize the capital markets: the First Capital Market Reform, the Second Capital Market Reform and the Third Capital Market Reform.

In 2000, the First Capital Market Reform, a major reform of the corporate and securities laws, became effective, providing comprehensive regulation of tender offers and corporate governance. This legislation set forth new rules regarding the necessary information that needs to be given to the public and, in general, aims to protect the interests of minority shareholders. It also included important amendments to the Corporations Act regarding corporate governance, related party transactions, voting rights for mutual funds, the elimination of restrictions on control rights for preferred shares and the creation of audit committees.

For tender offers, this legislation provides that majority shareholders of publicly traded corporations must share with minority or outside shareholders the benefits of a change of control, by requiring that relevant share acquisitions be made pursuant to strictly regulated tender offer procedures. However, controlling shareholders may freely sell their shares in some circumstances, as when the sale price of their shares is not substantially above market price, that is, no more than 10.0% to 15.0% above market price (currently 10.0%, as set by the SVS).

As of 2001, foreign portfolio investors, including mutual funds and pension funds, are exempt from capital gains tax on the sale of highly traded equity and bonds made on authorized stock exchanges.

Based on other changes to tax regulations in 2001, foreign investors in Chile do not need to obtain a Chilean taxpayer identification number (a Rol Único Tributario, or RUT) to appoint and register a legal representative in Chile, and to use accounting practices authorized by the Chilean tax authorities.

In addition, in 2001, the Chilean government approved a series of measures aimed at increasing liquidity in the capital markets, promoting savings and facilitating the financing of new investment projects through both tax incentives and institutional and regulatory reforms.

Accordingly, the 15.0% capital gains tax for highly traded equity was eliminated as well as the tax for short-sale of equity and bonds. The withholding tax on interest paid to non-resident entities for Chilean currency-denominated bank deposits in Chile and local currency-denominated bonds was reduced from 35.0% to 4.0% and the tax on cross-border banking intermediation was eliminated. The categories of “general fund manager” and “qualified investor” were introduced into the regulatory scheme. Additionally, a system of voluntary pre-tax contributions to individual pension funds (of amounts up to UF 50, or approximately US$2,178 per year as of December 31, 2017) was established; a new stock exchange segment was organized for emerging companies with significant growth potential; and the insurance and mutual fund industries were deregulated.

The Second Capital Markets Reform was enacted in 2007 with the primary objectives of promoting access to funding, strengthening the stock exchange market, increasing the reliability of the capital markets and developing the venture capital industry. One of the key elements in the Second Capital Markets Reform was the introduction of various incentives to accomplish its primary objectives, which were crafted based on the Basel II standards.

The Third Capital Markets Reform of 2009 included measures to (i) improve the liquidity and depth of mutual funds, investment funds and exchange-traded funds (ETFs), (ii) increase access to the financial markets (for example, the reform permitted shelf registration for securitized bonds), and (iii) stimulate international financial integration. The Third Capital Markets Reform also extended the types of securities on which foreign investors are able to claim capital gains tax exemptions. This reform also sought to improve competition in the financial market through mechanisms designed to facilitate the ability of financial consumers to understand and compare credit products by establishing standardized “universal lending” agreements (contratos de crédito universal) on mortgages, credit cards and consumer loans.

On December 14, 2017 the CMF initiated the regulation of financial markets, assuming the tasks of the SVS, which was dissolved on January 15, 2018. The CMF is governed by a five-member board. See “ —Financial Markets Commission.”

The Bicentennial Capital Markets Agenda

In May 2010, the government announced a new capital markets reform entitled Bicentennial Capital Markets Agenda (Agenda del Mercado de Capitales Bicentenario), seeking to further enhance the international integration of Chile’s financial market, create a regulatory framework that fosters innovation and entrepreneurship, continue the adoption of the best international practices on competition, supervision and transparency, increase the depth and liquidity of the financial system and widen access to it.

Several laws included in this agenda were passed, including those covering financial system competition, the tax treatment of derivatives, the administration of funds and wealth management, a new bankruptcy statute and the creation of a Financial Stability Council (Consejo de Estabilidad Financiera). Some bills remain under discussion in Congress, such as the bills on risk-based supervision of insurance companies, and the reform to the credit reporting system.

Funds and Wealth Management Law

Law No. 20,712, the Funds and Wealth Management Law (Ley Única de Fondos), in force since May 2014, creates a single legal body for the management of third-party funds that unites, simplifies and improves upon previous legislation and incorporates regulation for the management of individual portfolios.

The new legal framework entails more flexibility in administrative and investment terms, enabling wealth management providers to offer a better service and a wider range of products, while seeking to protect investors. It also enhances the SVS’s regulatory and supervisory authority, including, for example, the power to examine individuals providing wealth management services to ensure they meet a minimum level of financial proficiency. The law also introduces amendments to the tax regime intended to avoid double taxation as well as the application of Chilean taxes (such as the VAT) to transactions that are not connected with Chile.

Financial Stability Council

Ministry of Finance Decree No. 953 of 2011 created a Financial Stability Council. This council is chaired by the Minister of Finance and also comprises the chairperson of the CMF, the SBIF and the Superintendency of Pensions. The President of the Chilean Central Bank attends as a permanent advisor. In October 2014, Congress enacted Law No. 20,789 which provides a legal framework to the Financial Stability Council, as well as introducing other amendments aimed at improving the coordination and exchange of relevant information among public regulators in the financial sector.

The main purpose of the Financial Stability Council is to facilitate technical coordination and the exchange of information among its participants, in matters relating to the prevention and management of financial system risks, in order to maintain the financial stability of the Chilean economy. The council provides an institutional framework to enable a more comprehensive oversight of the financial market, to review and analyze relevant information and propose and coordinate regulatory improvements to promote financial stability. During periods of economic or financial distress, the Financial Stability Council is responsible for coordinating measures to mitigate the effects and propagation of these events. The Financial Stability Council must meet at least monthly, or more frequently if convened by the Ministry of Finance or any three of its members.

Law No. 20,789 also amended the organic laws of the three participating superintendencies to enable them to request information regarding other persons or firms within supervised financial conglomerates, as well as information needed to determine the property and control structure among them. In addition, solvency requirements for controlling shareholders of banks and insurance companies were tightened by the establishment of certain requisites, such as requiring consolidated net worth information for such shareholders and the implementation of certain sanctions for non-compliance.

Financial Markets Commission

On February 23, 2017, Law No. 21,000 was published, creating the CMF ultimately intended to serve as a single financial regulator. The CMF began operating on December 14, 2017 assuming the tasks of the former securities market regulator, the SVS, which was dissolved on January 15, 2018.

The CMF is governed by a board of five members (four Commissioners and a Chairman) with professional or academic backgrounds in the financial sector. The Chairman is appointed by the President of the Republic for a fixed term coinciding with its presidential period. Commissioners are also appointed by the President of the Republic and confirmed by the Senate, and remain in office for a fixed 6-year term. Two Commissioners will be appointed every three years in order to ensure continuity and stability. All members of the CMF are subject to inability and incompatibility causes, in order to safeguard the independence of the commission.

A Special Prosecutor leads an autonomous department within the CMF, to conduct investigations, bring enforcement proceedings and apply sanctions. The Special Prosecutor is appointed by the CMF board through a selection process led by the Civil Service Commission (Sistema de Alta Dirección Pública), an independent government agency that transparently and impartially selects qualified candidates for high-level government positions. In addition, a new judicial revision process is established for direct review at the Santiago Court of Appeals. The law also grants additional investigative tools to the CMF, such as requesting information from supervised entities, accessing information protected under banking privacy law and access to restricted information held by other public agencies.

The CMF is empowered to cooperate with foreign jurisdictions in prosecutions and to exchange information. Furthermore, the law also introduced the concept of leniency for cooperating witnesses and the attribution to substantially increase fines in case of reoccurrence.

Stock Exchanges

There are three stock exchanges operating in Chile: the Santiago Stock Exchange (Bolsa de Comercio de Santiago), on average accounting for almost 93.5% of equity trading during 2016, the latest data available, while the Chilean Electronic Stock Exchange (Bolsa Electrónica de Chile) and the Valparaíso Brokers Exchange (Bolsa de Corredores de Valparaíso) together accounted for 6.5% of equity trading in Chile during the same period. Profits from trading shares of stock on these exchanges represent their main source of revenue. As of December 31, 2017, the Santiago Stock Exchange had 212 listed companies and total market capitalization of US$296 billion.

The table below summarizes recent value and volume indicators for the Santiago Stock Exchange:

Indicators for the Santiago Stock Exchange

As of December 31,	Market Capitalization (in billions of US$)	Annual Trading Volume (in billions of US$)	IGPA(1)	IPSA(2)
2012	313.3	45.6	21,070.28	4,301.38
2013	265.0	45.8	18,227.05	3,699.19
2014	233.2	32.4	18,870.41	3,850.96
2015	190.4	20.7	18,151.50	3,680.21
2016	212.5	23.6	20,734.17	4,151.39
2017	296.0	37.7	27,980.78	5,564.60

(1)	The General Stock Price Index (Índice General de Precios de Acciones, or IGPA) is an index weighted by market capitalization that measures the price variations of any stocks listed on the Santiago Stock Exchange with an annual trading volume of at least UF10,000 (US$435,586 as of December 31, 2017)
(2)	The Selective Stock Price Index (Índice de Precios Selectivo de Acciones, or IPSA) is an index tied to the stocks on the Santiago Stock Exchange with a market capitalization of at least US$200 million.

Source: Santiago Stock Exchange.

The following table sets forth a summary of consolidated trading volume on the Santiago, Electronic and Valparaíso Stock Exchanges:

Consolidated Trading Volume on the Santiago, Electronic and Valparaíso Stock Exchanges

(in billions of US$)

	2013	2014	2015	2016	2017
Number of listed companies:
Equity	227	230	223	214	212
Bonds and other debt issuers	146	149	147	148	154

Source: SVS, based on information from the Santiago Stock Exchange, Electronic Stock Exchange and Valparaíso Stock Exchange.

Institutional Investors

The principal institutional investors active in Chile (listed by size of investment portfolio, in descending order) are the pension funds, insurance companies, mutual funds, investment funds and foreign capital investment funds.

The following table sets forth the amount of assets of the various types of institutional investors in Chile for the following periods:

Total Assets of Institutional Investors

(in billions of US$)

As of December 31,	Pension Funds (AFPs)	Insurance Companies	Mutual Funds	Investment Funds(1)	Foreign Capital Investment Funds	Total
2002	35.8	12.3	6.3	1.3	0.4	56.1
2003	49.2	16.7	8.3	1.9	0.7	76.8
2004	60.5	19.9	11.8	2.4	0.8	95.5
2005	74.5	23.9	13.6	2.8	0.8	115.6
2006	88.3	25.2	17.7	4.0	0.4	135.6
2007	111.3	30.8	24.5	6.7	0.3	173.5
2008	74.3	27.8	17.9	4.4	0.2	124.6
2009	118.1	35.8	34.3	6.4	0.4	195.0
2010	148.4	42.4	38.2	9.5	0.5	239.1
2011	135.0	36.8	33.3	8.7	0.3	218.8
2012	162.0	43.7	37.9	10.2	0.4	254.2
2013	163.0	43.0	39.4	9.2	0.3	254.9
2014	165.4	41.4	44.1	9.0	0.4	260.3
2015	155.4	40.6	40.2	11.1	n.a.	247.3
2016	174.5	46.5	46.4	n.a.	n.a.	267.5
2017	210.5	47.6	54.8	n.a.	n.a.	312.9

(1)	Includes international investment funds.

Source: SVS, Superintendency of Pensions.

Pension Funds and the Chilean Pension System

Chile began a comprehensive reform of its social security system in the early 1980s through the adoption of the Private Pensions Funds Act that eliminated many of the problems associated with the former social security system. The Private Pensions Funds Act replaced the old social security system by a privately administered system of individual pension plans. Under the pension system previously in place, contributions from current workers had been used to fund the pension payments of current retirees, although there was a limited correlation between the amount contributed and the amount received by each worker upon retirement.

The current pension system is based on individualized accounts with fully funded and portable benefits. Since its inception, through March 31, 2018, it has averaged real annual returns on the assets under management of 8.2%. In addition, as of December 31, 2017, the pension funds held aggregate financial assets totaling approximately US$210.5 billion.

The pension system creates individual savings accounts, where employees are mandated to save 10.0% of every month’s salary for retirement, which is deductible from their taxable income. In addition, employees are free to add additional voluntary savings into the system in what is known as the “Second Account.” These funds are managed by one of several private sector pension fund administrators (AFPs), who use long-term growth investment strategies. All AFPs are subject to regulatory review by the SP, the main regulator, and the Chilean Central Bank. In addition, AFPs that are listed on a stock exchange are regulated by the CMF.

New beneficiaries are assigned, for up to 24 months, to the AFP that offers the lowest administrative fee in a competitive tender process. After that period, employees may choose which AFP will manage their funds and may switch if they are dissatisfied with the performance of their investments. In 1984, the last year in which workers could elect not to participate in the new system, approximately 19.0% of the individuals who participated in the old system, principally older workers near retirement, elected to stay in the old system. Over the years, more workers have continued to be incorporated into the AFP system and as of December 31, 2017, there were a total of 10.4 million employees in the system, although only 5.4 million of these employees contributed to their individual savings account. As of December 31, 2017, there were only 39,089 non-retired individuals contributing to the traditional social security system.

Workers who participated in the traditional social security system and shifted to the new system received from the government an interest-earning past-service pension reform bond, known as the “Bono de Reconocimiento,” reflecting an estimate of the value of their previous contributions into the old system. This bond is indexed to the CPI, has a 4.0% real annual interest rate and is held by the AFP for the benefit of the worker. It is held separately from the amounts held in an individual’s savings account. This pension reform bond becomes payable into the individual’s savings account at the time the individual first becomes eligible for retirement, or upon the individual’s death or disability. Since 2004, the government has classified these obligations as “payments of non-financial liabilities.”

The following table sets forth the government’s cost estimate of Chile’s traditional social security program as a percentage of GDP (including the separate pension systems of the armed forces and police department) for the years indicated:

Expenditures of the Social Security System

(as a % of GDP)

	Past-service pension reform bonds	Government expense for traditional pensions	Total
2002	0.66	4.26	4.92
2003	0.59	4.10	4.69
2004	0.50	3.64	4.14
2005	0.43	3.36	3.79
2006	0.35	3.03	3.37
2007	0.31	2.97	3.28
2008	0.27	3.25	3.52
2009	0.26	3.59	3.85
2010	0.22	3.31	3.53
2011	0.18	3.20	3.38
2012	0.15	3.17	3.32
2013	0.12	3.06	3.19
2014	0.10	2.96	3.06
2015	0.08	2.93	3.01
2016	0.07	2.88	2.94
2017	0.05	2.87	2.92

Source: Chilean Budget Office.

Pension funds must meet a required minimum level of investment return, which is tied to the average performance of all funds in the pension system. In the event that the fund managed by an AFP fails to achieve this minimum return, the AFP is required to cover the difference. The Private Pensions Funds Act requires that each AFP maintain a capital reserve fund equal to one percent of the value of its pension funds. The purpose of this fund is to provide a reserve to be used in the event that the performance of an individual pension fund drops below a minimum level. If a deficit is not covered or if reserves are not replenished, the AFP will be liquidated by the Superintendency of Pensions and the government will guarantee the minimum level of investment return. The government will then transfer the accounts to another AFP. Historically, the required minimum return on fund investments has led to the various AFPs having similar pension fund portfolios.

The government also guarantees modest minimum old-age, life and disability pensions for individuals who have made contributions for a certain minimum number of years, regardless of the level of contributions actually made into the individual’s saving account at an AFP. In the case of bankruptcy of an AFP, the government guarantees certain limited liabilities of that pension fund. The government is liable for 100.0% of this obligation up to the amount of the legal minimum pension and for 75.0% of the pensions above the minimum and up to UF 45 per month (approximately US$1,960 as of December 31, 2017).

In 2002, a multi-fund plan for the AFPs was implemented. This system allows each affiliate to choose among five different funds (compared with two alternatives under the old model). Each of these funds has a different risk-return profile, determined by the percentage of its assets that can be invested in either variable or fixed income securities. Additionally, the multi-fund plan liberalizes certain investment limits applicable to pension funds.

Since 2002, tax incentives have been implemented to encourage voluntary savings in the pension system. These incentives allow workers to deduct from their taxable wage base certain voluntary contributions invested in mutual funds, investment funds and insurance plans authorized by the CMF, which are managed by different entities such as banks and life insurance companies, enlarging investment alternatives for affiliates.

Workers may withdraw some or all of their accumulated voluntary savings before retiring, in which case the net amount withdrawn is added to the income of the relevant tax cycle for the purpose of estimating income tax.

In 2008, an amendment to the Private Pension Funds Act was enacted to (i) increase competition in the AFP industry and decrease the system’s cost (mainly by assigning new beneficiaries, for up to 24 months, to the AFP that offers the lowest administrative fee in a competitive tender process — as of December 31, 2017, the lowest administration fee starts at 0.41%), (ii) assure greater pension fund profitability (by permitting AFP’s to invest in additional financial products in Chile and abroad), and (iii) foster voluntary saving (allowing employees to arrange supplementary savings agreements with their employers). This reform established, among other things, the following benefits:

•	Basic Solidarity Pension: Its main purpose is to benefit those beneficiaries who have not accumulated a sufficient amount of funds for their retirement. As of the implementation of the reform, beneficiaries are entitled to a Basic Solidarity Pension in the amount of Ps.60,000 (approximately US$98 as of December 31, 2017), which was increased to Ps.75,000 (approximately US$122 as of December 31, 2017) following the one year anniversary of its effectiveness. For those beneficiaries with previously saved funds in their accounts, the reform contemplates a Solidarity Pension Contribution, allowing them to increase their retirement pension. The Solidarity Pension has been gradually expanded, and since 2012, it benefits all contributors who earn less than Ps.255,000 (approximately US$414 as of December 31, 2017). In 2017, 1.4 million beneficiaries were entitled to Basic Solidarity Pensions on average each month.

To effect these reforms, the amendment to the Private Pension Funds Act created the Social Security Institute, which is charged with the implementation of the basic solidarity pensions, which is fully in force, among others matters.

•	Benefits to Women: Women, who are among the poorest 60.0% of the population, receive a bond per new born child, equivalent to 1.8 times the minimum salary (Ps. 463,560, or approximately US$753 as of December 31, 2017), which bonds are deposited in their pension saving accounts one month following the beneficiary’s 65th birthday.

•	Benefits to Young Workers: Workers aged 18 to 35 with an income lower than 1.5 times the minimum salary (Ps.386,250, or approximately US$628, as of December 31, 2017) receive a subsidy, equivalent to 10.0% of the minimum salary (approximately US$42.9 as of December 31, 2017), for their first 24 contributions. Half of this subsidy is capitalized in their individual pension accounts and the remainder is provided as an employment subsidy.

•	Benefits to Independent Workers: Persons working independently have access to the Solidarity Pension System and other benefits contained in the reform under the same conditions as those people employed pursuant to a labor contract, with similar duties and prerogatives. After a gradual phase-in beginning in January 2012, participation by independent workers became mandatory on January 1, 2015.

In addition, the 2008 reform has (i) increased the competition in the AFP industry and decreased the costs of the system (mainly by mandating that new beneficiaries would be assigned, for up to 24 months, to the AFP that offers for the lowest commission in a competitive tender process), (ii) assured greater pension fund profitability (extending the limits of AFP investment in Chile and abroad), and (iii) fostered voluntary saving (allowing employees to arrange supplementary savings agreements with their employers, in order to save larger amounts).

The Bachelet administration created the Presidential Advisory Commission on the Pension System in April 2014 through Decree No. 718. This commission was comprised of 24 members, Chilean and foreign, and was mandated to prepare a report regarding the benefits, limitations, deficiencies and challenges of the current pension system in Chile with proposals on improvements to solve the system’s main deficiencies. For this purpose, the commission held meetings with civil, labor and business representatives, as well as with pension fund representatives, insurance company representatives and national and international experts. It also conducted seminars, where international experts were convened to discuss comparative trends among international pension systems. The commission issued a report in September 2015, and in December 2015, the Bachelet administration appointed a commission of ministers for its review. In August 2017, the commission of ministers submitted a draft bill to Congress. The proposed measures aim at increasing the pension funds through higher contributions funded by employers and an increase of the retirement age. Part of the contributions funded by employers would be allocated to a fund for the poor segment of the population, although the allocation mechanism is currently under study. In March 2018, the Piñera administration announced that it intends to submit a revised bill to Congress during the first half of 2018.

Pension funds are the largest institutional investors in the Chilean market. The volume of resources flowing into pension funds has grown steadily over time. In 1981 (the first year the system operated), pension funds’ assets totaled US$305 million, while as of December 31, 2017, these assets totaled US$210.5 billion.

Insurance Companies and the Chilean Insurance System

The Insurance Companies Act of 1979 introduced a framework for the regulation of insurance companies. The basic principles included market determination of rates and commissions, equal access to foreign insurance companies, rules for commencing reserve funds and minimum capital and solvency criteria. Chilean law prescribes that life insurance companies can have liabilities equal to a maximum amount of 15 times their capital and reserves, while non-life insurance companies are limited to five times the amount of their capital and reserves.

Under the Insurance Companies Act, any person or entity offering insurance, either directly or indirectly, is first required to obtain authorization from the CMF. Neither individuals nor legal entities may enter into insurance contracts in Chile with an insurer not licensed to operate in Chile.

In September 2011, the government submitted a draft bill to Congress proposing amendments to the Insurance Companies Act. The bill proposes the establishment of a new monitoring system based on the evaluation of the financial risk and the risk management of insurance companies. As of the date of this report, the bill is under discussion.

As of December 31, 2017, there were 25 insurance companies operating in non-life insurance and 36 companies in the life insurance sector.

The Chilean insurance market is open to foreign investors, who are required to establish a Chilean corporation and operate it with a minimum equity capital of UF 90,000 (approximately US$3.9 million as of December 31, 2017).

Insurance companies are Chile’s second largest institutional investors, based on total volume of assets. As of December 31, 2017, the combined value of the portfolios of insurance companies stood at US$47.6 billion.

In December 2013, a new insurance law, Law No. 20,667, was enacted amending all regulations referring to the insurance sector. The new regulation introduced the following main changes: the removal of many formalities regarding insurance agreements, the incorporation of a “risk statement” to be issued by the insurer regarding the risk insured, and criminal regulation about fraud in insurance matters, among other changes.

Mutual and Investment Funds

Mutual Funds

Mutual funds were created in Chile in the 1960s. Their legal framework was comprehensively reformed in 1976. The Chilean mutual fund system faced serious difficulties during the financial crisis of 1983. However, since the early 1990s, mutual funds have had a sustained development increasing the investment alternatives in the market.

In 2001, legal initiatives intended to deregulate the mutual fund industry were introduced, providing the funds with more flexibility in their investment policy, and at the same time imposing higher standards for transparency and disclosure. Also in 2001, General Funds Managers (Administradoras Generales de Fondos) were introduced, allowing mutual funds, investment funds and housing funds to be organized under a unique managing structure, permitting them to take advantage of economies of scale in the administration of funds.

Currently, there are eight types of mutual funds, categorized by the types and maturities of securities they are permitted to invest. By the end of 2017, 488 mutual funds were chartered in Chile, with collective portfolios totaling approximately US$54.8 billion.

Investment Funds

Investment funds have been regulated since the early 1990s by Law No. 18,815, which established the funds’ legal structure. By December 31, 2015, the latest available data, a total of 115 investment funds, excluding private investment funds, which are not subject to registration, were operating in Chile. As of December 31, 2015, the latest available data, total assets of these funds equaled US$12.6 billion, distributed principally among real estate investment funds, venture capital investment funds, securities investment funds and international investment funds.

Like mutual funds, the General Funds Manager structure approved as part of the capital markets reform positively affected investment funds.

PUBLIC SECTOR FINANCES

General

Long term economic policies have played an important role in maintaining macroeconomic stability without sacrificing the government’s commitment to reduce poverty and create equal economic opportunities for low-income families.

The main features of Chile’s fiscal policy are the following:

•	a countercyclical policy based on a Structural Balance Policy Rule;

•	using debt to finance government policies and to support the domestic market; and

•	a commitment to social welfare.

Public Sector Accounts and Fiscal Statistics

Public Sector Accounts

Chile’s public sector accounts reflect the revenues and expenditures of the central government. Public sector debt is comprised of all debt incurred by the central government. Separate accounts are kept for municipalities; non-financial public sector institutions, including state-owned enterprises; and Banco Estado. Only capital gains from privatizations, if any, are recorded as capital revenues and presented in Chile’s public sector accounts.

Public sector accounts do not include the Chilean Central Bank’s accounts. The Chilean Central Bank runs deficits or surpluses principally due to currency mismatching. In 2017, the Chilean Central Bank recorded a loss of US$(1.6) billion, compared with a loss of US$(2.4) billion in 2016, mainly due to exchange rate fluctuations. The Chilean Central Bank’s equity (patrimonio neto) was negative by US$(9.4) billion as of December 31, 2017, compared to US$(6.3) billion as of December 31, 2016.

The system of local governments currently consists of 345 municipalities. Each municipality is a separate entity responsible for managing its own assets and budget but lacks authority to levy or collect taxes or incur financial indebtedness. Municipal budgets are funded by municipal fees and taxes collected on behalf of municipalities by the central government.

Fiscal Policy Framework — Structural Balance Policy Rule

The purpose of the current fiscal policy is to contribute to macroeconomic stability and efficiently and effectively manage public assets, create and improve opportunities and ensure social protection. In order to fulfill these goals, this policy has focused on the efficient use of public resources and the transparency in their management.

Since 2001, Chilean fiscal policy has been guided by the Structural Balance Policy Rule, which requires government spending to be based on long-term revenues (known as structural fiscal revenues). Structural fiscal revenues are determined by reference to projected economic activity based on capital and labor conditions and the price of copper, estimated in advance by independent economic experts. By linking public spending to trends in structural fiscal revenues rather than cyclical fluctuations in economic activity, copper prices and other similar factors, this helps mitigate adjustments in public spending in face of adverse economic effects or when the government receives substantial transitory revenues.

In September 2006, Law No. 20,128, or the Fiscal Responsibility Law (Ley Sobre Responsabilidad Fiscal) made the Structural Balance Policy Rule mandatory for the government. See “Public Sector Finances—Fiscal Responsibility Law.”

Overall, the Structural Balance Policy Rule has effectively helped to:

•	reduce the sovereign risk (the baseline risk for the private sector);

•	make long-term spending sustainable, decreasing the vulnerability of fiscal spending to abrupt changes in external conditions;

•	provide a source of internal savings in periods of strong growth, limiting the need for foreign capital;

•	remove the traditionally cyclical effect of government spending, reducing the extent to which the Chilean Central Bank needs to raise interest rates to avoid over-heating; and

•	add predictability and credibility to government policies, eliminating the potential interpretation of spending increases in recessions as populist responses to the cycle.

In 2010, the government appointed a special committee to assess the calculation methodology of the Structural Balance Policy Rule and make recommendations for adjustment, if appropriate. The adjustments introduced consisted of excluding temporary tax adjustments from structural income, and excluding the cyclical adjustments to interest on financial assets of the public treasury applied under the initial methodology. In addition, the elasticity of social security contributions for health care was recalculated.

In July 2011, the Minister of Finance, acting on a suggestion of the special committee, created a Fiscal Advisory Board, comprised of five independent experts with experience in fiscal and budgeting topics. The Fiscal Advisory Board’s main goal is to provide expert advice for the calculation of the structural variables of the Chilean economy, additional market confidence and increased transparency on the Structural Balance Policy Rule.

Structural deficits measured in accordance with the new methodology adopted in 2010 represented 0.5% of GDP in 2013 and 0.5 % of GDP in 2014, in each case, using 2008 prices to calculate GDP and taking into consideration the structural parameters (i.e., real GDP growth and long term copper price) for each year.

In September 2015, the Ministry of Finance adopted revisions to the calculation methodology and adjustments to the presentation of the structural balance intended to capture in the presentation on-going revisions of the structural parameters (i.e., real GDP growth and long term copper price) used in calculating the structural balance, and eliminated the molybdenum price cyclical adjustment from the parameters used to determine the structural balance.

Structural deficits measured in accordance with the new methodology adopted in 2010 and the September 2015 revisions represented 1.9% of GDP in 2015, 1.6% of GDP in 2016 and 2.0% of GDP in 2017, in each case, using 2008 prices to calculate GDP and taking into consideration structural parameters for 2017.

Fiscal Responsibility Law

The Fiscal Responsibility Law provides the institutional framework for the Structural Balance Policy Rule that, prior to the enactment of this legislation, depended exclusively on administrative decisions and the relevant authority’s discretion. The statute draws on recommendations made by organizations such as the IMF, the IADB, the World Bank and the OECD with respect to best international practices on fiscal responsibility and transparency. The most important aspects of the Fiscal Responsibility Law related to the Structural Balance Policy Rule are described below.

Establishment of Principles of Fiscal Policy

Under the Fiscal Responsibility Law, each president must establish the principles of the administration’s fiscal policy within 90 days of taking office and expressly declare the implications this will have for the structural fiscal balance.

President Piñera set the fiscal policy target for his administration in Decree No. 743 of June 5, 2018, setting the goal of reducing the structural deficit by 0.2% of GDP each year starting in 2018, achieving a fiscal balance deficit of 1.0% of GDP by 2022.

Annual Calculation of Structural Balance

The Fiscal Responsibility Law also requires the government to report the structural situation of public finances, reflecting the sustainability of the fiscal policy to be implemented and the macroeconomic and financial implications of the government’s budgetary policy. The calculation of the public sector structural balance for the relevant fiscal year is a mandatory component of the budgeting process.

Contingent Liabilities

The government must disclose information regarding undertakings it has entered by way of financial guarantees. The Chilean Budget Office must report annually the total amount and nature of the liabilities for which state guarantees have been provided.

Pension Reserve Fund

The Fiscal Responsibility Law created a Pension Reserve Fund (Fondo de Reserva de Pensiones, or FRP) to cover future increases in expenditures for state-financed minimum pensions and old-age benefits. The FRP seeks to spread over time the financial burden that these liabilities will represent for the government and, at the same time, to clarify and explicitly incorporate this liability into the budgeting process and consider this factor in establishing the structural balance target.

The Fiscal Responsibility Law established an FRP contribution equivalent to the previous year’s effective fiscal surplus, with an upper limit of 0.5% of GDP and a guaranteed minimum of 0.2% of GDP. Over the first ten years of its life, no funds can be drawn. Thereafter the FRP can be up to a third of the annual increase in total expenditures for guaranteed pensions and old-age benefits. It is expected that the FRP will be exhausted in 2021, so long as withdrawals from the FRP in any calendar year do not exceed 5.0% of the expenditures for minimum pensions and old-age benefits envisaged in the budget for that year.

The FRP was created in December 2006, with an initial contribution of US$604.5 million.

The table below sets forth the contributions to and withdrawals from the FRP during the periods indicated, as well as the assets of the FRP at the end of each period:

	Contribution	Withdrawals	Total Assets at December 31,
	(in millions of US$)
2006	604.5	—	604.5
2007	736.4	—	1,466.4
2008	909.1	—	2,506.8
2009	836.7	—	3,420.8
2010	337.3	—	3,836.7
2011	443.3	—	4,405.6
2012	1,197.4	—	5,883.3
2013	1,376.8	—	7,335.1
2014	498.9	—	7,943.7
2015	463.9	—	8,112.2
2016	462.3	—	8,862.1
2017	505.2	313.9	10,011.0

Economic and Social Stabilization Fund

The law authorized the government to set up the Economic and Social Stabilization Fund (FEES) to absorb the existing Copper Income Stabilization Funds, establishing norms for the operation and management of this fund, contributions to this fund and other matters. The FEES is designed mainly to serve as a complement to the structural fiscal balance and to provide the government with a stable financial horizon by ensuring that a portion of any fiscal surplus is saved to be used to finance the government when there is a structural deficit. In this way, the fund is intended to insulate social spending from sharp changes in the economic cycle and in prices of copper and molybdenum, while harnessing public saving to strengthen the Chilean economy’s competitiveness.

The FEES was formed in March 2007, with an initial contribution of US$2.58 billion, (including US$2.56 billion that had previously been included in the Copper Income Stabilization Funds). During 2009, US$9.3 billion were withdrawn to finance various expenditures contemplated in the 2009 budget. See “The Economy—Global Financial Crisis—Economic Performance and Policies of 2008 and 2009.”

The table below sets forth the contributions to and withdrawals from the FEES during the periods indicated, as well as the assets of the FEES at the end of each period:

	Contribution	Withdrawals	Total Assets at December 31,
	(in millions of US$)
2007	13,100.0	—	14,032.6
2008	5,000.0	—	20,210.7
2009	—	9,277.7	11,284.8
2010	1,362.3	150.0	12,720.1
2011	—	—	13,156.6
2012	1,700.0	—	14,997.5
2013	603.4	—	15,419.1
2014	—	498.9	14,688.8
2015	—	463.9	13,966.3
2016	—	462.3	13,772.1
2017	—	—	14,738.8

Capitalization of the Chilean Central Bank

Under the Fiscal Responsibility Law, the government was authorized to capitalize the Chilean Central Bank until 2010, but only to the extent of the balance of the fiscal surplus that remained after the government had made its contribution to the FRP. In other words, the FRP has priority over other possible uses of the previous year’s fiscal surplus. Any portion of the fiscal surplus not used to capitalize the FRP or the Central Bank can be contributed to the FEES. Amounts equivalent to 0.5% of the annual GDP were contributed to the Chilean Central Bank in 2006, 2007 and 2008. Due to the fiscal deficit, no contribution was made in 2009 or 2010. Since the expiration of the authorization included in the Fiscal Responsibility Law, the government has not submitted any further bill to capitalize the Chilean Central Bank.

Investment Portfolio

The Fiscal Responsibility Law regulates how the Ministry of Finance invests the assets held in these new funds and other fiscal assets. Consistent with the rules adopted for the FRP, the Fiscal Responsibility Law establishes that portfolio managers may be hired for the FEES or, if the Ministry of Finance so decides, investments may be made directly by the Chilean Treasury Service. In addition, the Ministry of Finance is also empowered to entrust management of part or all of these resources to the Chilean Central Bank, acting directly or, following a tender, through third parties. If the Ministry of Finance relies on third parties for portfolio management or for certain of the transactions associated with the administration of financial assets, it must periodically commission independent audits of the condition of the funds and their management by these third parties. In addition, the law requires the Ministry of Finance to publish quarterly reports as to the condition of these funds.

Similarly, the Fiscal Responsibility Law created a financial committee to advise the Ministry of Finance on decisions regarding the investment of fiscal resources and the instructions it issues. The committee was established in 2007 with six experienced professionals in the fields of economics and finances as its members.

Management of Public Sector Assets and Liabilities

The Fiscal Responsibility Law contains rules designed to improve the management of the public sector’s assets and liabilities. Among these, the law regulates operations that commit the government to future payments, affecting institutional financial responsibilities and those of the state as a whole, and it also empowers the Ministry of National Property to charge for the use of properties it manages in order to reflect the real institutional cost of their use and promote efficiency in the use of state properties. The law also includes rules for the approval of information and evaluation systems that refer to investment projects.

Unemployment Contingency Program

The Anti-Unemployment Contingency Program (Programa de Contingencia contra el Desempleo) is intended to provide the government with adequate tools to address future high unemployment rates at a national, regional or local level. In practice, the program can be activated whenever the conditions established by the law are met — that is, when the national three-month rolling average unemployment rate, measured by the INE, exceeds its average for the previous five months, or when it reaches 10.0% or more. In addition, the program can be activated when these conditions are not met but unemployment has nevertheless reached at least 10.0% in one or more Regions or specific provinces. In those cases, its resources can be used in the Region or province with the highest unemployment rates, or when unemployment reaches at least 10.0% in a specific locality even though the rate for the corresponding Region or province is less than 10.0%. The program became operational in June 2009 and the facilities available (direct employment as well as public investment initiatives that generate indirect employment opportunities, as well as unemployment benefits) were used in each year and the three months ended March 31, 2018.

Since the last quarter of 2012, official reports classify unemployment programs as follows, based on the objective pursued: (i) employment program for economic downturns, (ii) support for small business programs, (iii) work training and employment program, and (iv) public works programs.

Oil Prices Stabilization Funds

In 1991, the government created the first Oil Prices Stabilization Fund (Fondo de Estabilización de Precios del Petróleo, or OPSF) as a mechanism to mitigate the impact of fluctuations of international prices on domestic consumers of oil and related products. OPSF was triggered whenever the parity price (provided by the average international price from the two previous weeks) falls outside the reference band (with upper and lower limits of 12.5% over or below the reference price, respectively). Thus, when oil prices were above or below the reference band, the OPSF collected taxes or provides subsidies, to stabilize the mid-term trend in such prices. In June 2010, the OPSF was terminated.

In June 2010, the government created a new two-phase tax system instead of a fund system. The new system became effective in February 2011. The first phase of the system was initially called Sistema de Protección al Contribuyente del Impuesto Específico a los Combustibles (SIPCO), but was later modified in June 2014 and renamed Mecanismo de Estabilización de Precios de los Combustibles (MEPCO). This phase decreases taxes when international oil prices rise and increases taxes when such prices decline, such that the Chilean Treasury assumes the effects of stabilization on its tax revenue. The price band was set at 5.0% in 2014 and reference prices are set in pesos. In the second phase (Seguro de Protección al Contribuyente del Impuesto Específico a los Combustibles, or SEPCO), at the government’s discretion, the Ministry of Finance, on behalf of the Republic of Chile, is authorized to enter into derivatives to hedge oil price increases. The cost and indemnities paid under the derivatives are transferred to the specific indemnities paid under the derivatives are transferred to the specific tax applied to oil products which decreases when international oil prices exceed the reference band and increases when prices decline below the reference band, thereby transferring the benefits of this stabilization mechanism to consumers. Legislation approved in May 2012 improved SEPCO to avoid extreme shifts in consumer oil prices. This second phase has not been implemented.

Budget Law and Political Initiatives

Congress cannot propose legislation on taxation, social security benefits, central government spending, employment programs or public financial management. Only the executive branch can propose bills on these matters, subject to approval or disapproval by Congress.

The responsibility for the preparation of the central government budget lies with the Ministry of Finance, which establishes overall targets and then works with the various ministries regarding specific allocations. Based on this work, the President submits a budget bill to Congress no later than three months prior to its effective date (generally, each September 30). Congress reviews the proposed budget, but is only permitted to reduce expenditures; it may not change revenue estimates, increase expenditure items, reallocate funds or change financial management regulations. Congressional approval is normally obtained by the end of November. If the budget bill is not passed by Congress within 60 days of its submission by the president, it is deemed approved and becomes law. The government may submit to Congress supplementary budget bills in order to amend the budget law.

The following tables set forth a summary of public sector accounts (calculated on an accrual basis and as a percentage of GDP for the periods indicated):

Public Sector Finances

(In billions of US$ and % of total GDP)

	2013		2014		2015		2016		2017
	(US$)	(%)	(US$)	(%)	(US$)	(%)	(US$)	(%)	(US$)	(%)
Current Revenues and Expenditures
Revenues	58.3	21.0	53.6	20.7	51.3	21.4	51.7	20.8	57.7	21.0
Net taxes(1)	46.4	16.7	43.0	16.6	42.3	17.6	42.8	17.1	47.4	17.1
Copper revenues(2)	2.9	1.0	2.4	0.9	1.1	0.4	0.9	0.4	1.4	0.5
Social Security contributions	4.0	1.4	3.7	1.4	3.4	1.4	3.6	1.4	4.0	1.5
Donations	0.1	0.1	0.1	—	0.1	0.1	0.1	0.1	0.2	0.1
Real property incomes	1.4	0.5	1.2	0.5	1.1	0.4	1.1	0.5	1.2	0.4
Operational revenues	1.4	0.5	1.3	0.5	1.3	0.5	1.3	0.5	1.5	0.5
Other revenues	2.2	0.8	2.0	0.7	2.0	0.8	1.8	0.8	2.1	0.9
Expenditures	49.9	18.0	48.0	18.5	46.3	19.3	48.8	19.6	55.2	20.1
Wages and salaries	11.9	4.3	11.4	4.4	11.0	4.6	11.7	4.7	13.2	4.8
Goods and services	5.6	2.0	5.6	2.2	5.0	2.1	5.2	2.1	5.8	2.1
Interest on public debt	1.6	0.6	1.6	0.6	1.6	0.7	1.9	0.7	2.2	0.8
Transfer payments	19.4	7.0	18.8	7.3	18.6	7.8	20.3	8.1	23.1	8.3
Transfers to social security	11.3	4.1	10.6	4.0	9.9	4.1	9.6	4.0	10.8	4.0
Others	0.1	—	0.1	—	0.1	—	0.1	—	0.1	—
Capital Revenues and Expenditures
Revenues
Asset sales	0.1	—	0.1	—	0.1	—	0.1	—	—	—
Expenditures
Investment	5.5	2.0	5.2	2.0	5.6	2.3	5.3	2.1	5.6	2.0
Capital transfers	4.7	1.7	4.7	1.8	4.7	—	4.5	1.8	4.5	1.6
Central government balance	(1.7)	(0.6)	(4.2)	(1.6)	(5.2)	(2.1)	(6.8)	(2.7)	(7.6)	(2.8)
Structural balance(3)	(1.4)	(0.5)	(1.3)	(0.5)	(4.6)	(1.9)	(4.0)	(1.6)	(5.5)	(2.0)
Non-financial public institutions balance	2.1	0.8	2.7	1.0	1.1	0.4	0.6	0.2	2.9	1.0
Consolidated non-financial public sector surplus (deficit)	0.4	0.2	(1.6)	(0.6)	(4.1)	(1.7)	(6.2)	(2.5)	(4.8)	(1.7)

(1)	Taxes collected net of refunds.
(2)	Excludes transfers from Codelco under Law No. 13,196. This law (Ley Reservada del Cobre), which is not publicly disclosed, earmarks 10% of Codelco’s revenues from the export of copper and related byproducts for defense spending and these funds are therefore excluded from the central government’s current revenues. Defense spending is considered an extrabudgetary expense in accordance with IMF accounting guidelines.
(3)	Reflects the amount that revenues and fiscal spending would have reached if GDP growth were at its trend level and the price of copper were at the medium-term price; therefore, it is intended to exclude the effects of cyclical economic activity fluctuations and the price of copper.

Source: Chilean Budget Office

Government Revenue

Public sector revenues increased to Ps.33,548 billion (equivalent to US$51.3 billion) in 2015 from Ps.30,571 billion (equivalent to US$53.6 billion) in 2014. An increase in revenues from net taxes that was set off in part by a decrease in copper revenues. Net taxes increased to Ps.27,677 billion (equivalent to US$42.3 billion) for 2015 compared to Ps.24,485 billion (equivalent to US$43 billion) for 2014, which represented a 13% nominal increase (measured in pesos) as compared to 2014. Copper revenues decreased by 48% to Ps.703 billion (equivalent to US$1.1 billion) in 2015 from Ps.1,353 billion (equivalent to US$2.4 billion) in 2014. This decline is attributable to a decrease in the annual average of price for copper, which was US$2.5 per pound in 2015 as compared to US$3.1 per pound in 2014.

Public sector revenues increased to Ps.35,004 billion (equivalent to US$51.7 billion) in 2016 from Ps.33,548 billion (equivalent to US$51.3 billion) in 2015. An increase in revenues from net taxes was set off in part by a decrease in copper revenues. Net taxes increased to Ps.28,998 billion (equivalent to US$42.8 billion) for 2016 compared to Ps.27,677 billion (equivalent to US$42.3 billion) for 2015, which represented a 4.8% nominal increase (measured in pesos) as compared to 2015. Copper revenues decreased by 14.8% to Ps.599.7 billion (equivalent to US$0.9 billion) in 2016 from Ps.703 billion (equivalent to US$1.1 billion) in 2015. This decline is attributable to a decrease in the annual average of price for copper, which was US$2.2 per pound in 2016 as compared to US$2.5 per pound in 2015.

As a result, for 2016 the government recorded a fiscal deficit equivalent to US$6.8 billion, or 2.7% of GDP, and a structural fiscal deficit of US$3.9 billion, or 1.6% of GDP, for 2016.

Public sector revenues increased to Ps.37,457 billion (equivalent to US$57.7 billion) in 2017 from Ps.35,004 billion (equivalent to US$51.7 billion) in 2016. Net taxes increased to Ps.30,754 billion (equivalent to US$47.4 billion) for 2017, compared to Ps.28,998 billion (equivalent to US$42.8 billion) for 2016. Copper revenues increased to Ps.898.9 billion (equivalent to US$1.4 billion) in 2017 from Ps.599.7 billion (equivalent to US$0.9 billion) in 2016. This increase is attributable to an increase in the annual average of price for copper, which was US$2.8 per pound in 2017 as compared to US$2.2 per pound in 2016.

As a result, for 2017 the government recorded a fiscal deficit equivalent to US$7.6 billion, or 2.8% of GDP, and a structural fiscal deficit of US$5.5 billion, or 2.0% of GDP, for 2017.

Taxation

Government expenditures are financed principally through the collection of value-added taxes, excise taxes, income taxes, tariffs and other minor taxes, as well as operational revenues, social security revenues and transfers from state-owned companies. Tax revenues in any given year are dependent on developments affecting the economy taken as a whole, as well as variations affecting each sector of the Chilean economy. In 2017, tax revenues represented 17.1% of GDP, reflecting no significant variation compared to 2016.

Chile’s tax structure includes indirect and direct taxes.

Indirect taxes represent the largest source of tax revenue and include value-added tax (VAT), specific consumption taxes and customs duties.

VAT is levied at a single rate of 19.0% on sales of goods and services, as well as on imports. There are limited exemptions, principally in the area of exports of goods and services and the performance of professional and independent personal services. VAT charged on goods sold and services rendered represents for the taxpayer a fiscal debit that must be declared and paid on a monthly basis, after deducting the fiscal credit represented by VAT borne on purchases, imports or services received for the same tax period or the accumulated unused balance from prior periods.

Specific consumption taxes include taxes on fuel, tobacco and beverages sales. In the 2014 tax reform, corrective taxes were raised, in the case of tobacco, or introduced, in the case of certain beverages. These changes are reflected in the tables below:

Corrective Taxes Rates per the 2014 Tax Reform

Beverages

(%)

2014 Specific Tax Rate
Non-alcoholic beverages	10.0
Non-alcoholic beverages containing added sugar	18.0
Alcoholic beverages, wine and beer	20.5
Other alcoholic beverages, including distilled liquor	31.0

Tobacco

(%)

	2013	2014
Ad valorem tax rate	60.50	30.0
Per unit (UTM)(1)	0.000128803	0.0010304240

(1)	Unidad Tributaria Mensual (monthly inflation-linked unit). As of December 31, 2014, the UTM equaled Ps.43,198.

Ad Valorem Tax Rate

Customs duties consist of an ad valorem tax on imports. The rate is 6.0%, although the effective import tariff was 0.9% in 2014 because of the volume of imports that benefit from free trade agreements to which Chile is a party.

Direct taxes include the corporate income tax and personal income tax. Under the 2014 tax reform, corporate income is annually taxed at a rate of 25.0% or 27.0%, depending on the regime companies adopt. This reform was designed to avoid tax evasion by either taking into account accrued earnings for purposes of calculating and applying final taxes even in the absence of effective distributions, or assessing a higher tax rate if taxpayers elect to be taxed only upon effective distributions. Under the attribution regime, which levies a 25.0% tax rate on company income for each tax year, income taxes are immediately allocated to the company’s shareholders (“Regime A”). Under the partially integrated regime, tax is levied at a 27.0% rate on a company’s annual income (“Regime B”). A shareholder of a company operating under Regime B may claim a personal income tax credit of up to 65.0% of the taxes paid by the company attributable to that shareholder, unless the shareholder is resident in a country with which Chile has entered into a tax treaty, in which case the shareholder may claim a tax credit of up to 100.0% of the taxes paid by the company attributable to that shareholder.

The increase of the corporate tax will be phased in from 2014 to 2018:

Attribution Regime

(%)

	2014	2015	2016	2017	2018
Corporate income tax	21	22.5	24	25	25

Partially Integrated Regime

(%)

	2014	2015	2016	2017	2018
Corporate income tax	21	22.5	24	25.5	27

Chilean residents (individuals) are subject to a personal progressive tax on gross income at a maximum rate of 35.0%. Wages and salaries are also subject to a progressive tax with a top marginal rate of 35%. The top marginal rate on income tax was reduced to 35% beginning January 1, 2017. Non-domiciled and non-resident individuals and entities are subject to the so-called additional tax, a withholding tax that applies to Chilean income and to certain specific payments defined in the law. This tax is assessed at a general rate of 35.0%. However, certain payments are subject to lower rates or are exempt from withholding taxation. The local taxpayer who pays these amounts is usually liable for withholding and paying the tax to the Chilean Treasury in order to ensure tax collection.

Generally, interest income paid to individuals or legal entities not domiciled in Chile is subject to withholding tax at a rate of 35.0%. There is, however, a reduced rate of 4.0% applicable to interest paid to foreign banks and financial institutions, among others. The 2014 tax reform raised the maximum stamp tax rate from 0.4% to 0.8%, effective January 1, 2016.

The following table sets forth the composition of the central government’s tax revenues for the periods indicated:

Composition of the Central Government’s Tax Revenues

(as a percentage of total revenues)

	2013	2014	2015	2016	2017
Value-added tax	48.7	49.6	48.0	48.5	49.0
Income tax	39.5	37.9	42.3	39.4	40.7
Other taxes on goods and services	8.7	10.2	8.6	8.7	8.5
Foreign trade tax(1)	1.3	1.4	1.2	1.1	1.0
Other taxes	1.8	1.0	—	2.3	(0.8)

Total	100.0	100.0	100.0	100.0	100.0

(1)	Customs duties.

Source: Chilean Budget Office.

Recent Tax Reforms

In April 2014, to finance the education reform and increase public sector revenues to achieve a structural balance (0.0% of GDP), the Bachelet administration announced that it would submit to Congress a series of changes to the tax regime aimed primarily at increasing corporate income tax contributions to government revenues with a view to raising tax revenues by 3.0% of GDP by 2017. After certain amendments to the tax reform package as initially proposed, Congress enacted a tax reform in September 2014. The reforms will become fully effective by the end of 2018.

The 2014 tax reform included the following changes:

•	Increase of the corporate income tax rate: The corporate tax burden for Chilean companies increases after a gradual phase-in between 2014 and 2018 from the current 20.0% rate to 25.0% or 27.0%, depending on the regime adopted by the corporate taxpayer.

•	Under the attribution regime, corporate income tax will be levied at a 25.0% rate on a company’s annual taxable income. If a company selects the attribution regime, their profits will be deemed to be allocated to their shareholders, regardless of whether they are distributed or reinvested, and are considered taxable income for those shareholders.

•	Under the partially integrated regime (which is mandatory for stock corporations), corporate income tax will be levied at a 27.0% rate on a company’s annual taxable income. If a company selects (or is required to adopt) the partially integrated regime, dividends and profit distributions to the shareholders will be taxed in addition to the 27.0% corporate-level income tax using the Republic of Chile’s global complementary tax (personal tax on total income) or by withholding taxes directly from those distributions. Individuals will receive a credit for 65.0% of the taxes paid by the company attributable to that shareholder, unless the shareholder is resident in a country with which Chile has entered into a tax treaty, in which case the shareholder may claim a tax credit of up to 100.0% of the taxes paid by the company attributable to that shareholder.

•	Reduction in the personal income tax rate from 40.0% to 35.0%.

•	Simplified regime for partners of small- and medium-sized partnerships or stock companies, in each case constituted only by individuals and individual entrepreneurs, granting them the option to be taxed under the global complementary tax (personal tax on total income), rather than the corporate income tax regime.

•	Introduction of a general anti-avoidance and anti-fraud rule, intended to allow taxpayers to choose between legal, legitimate alternatives as long as the taxpayer’s purpose is not the avoidance of taxes.

•	Introduction of a fixed-source emission tax applicable to establishments with an installed power capacity of at least 50 MW. Establishments that use biomass as fuel will be excluded from this tax.

•	Abolishing the Fondo de Utilidades Tributarias (FUT) by 2017, which is currently used to track credits tied to undistributed profits. This system was useful in the previous fully integrated tax regime that only taxed distributions.

•	Individual entrepreneurs and companies constituted only by individuals will be entitled to access a special-deemed income tax regime. Prior to the 2014 reform, partnerships could access a similar regime if their annual sales were equal to or less than UF 2,400 (US$97,312 as of December 31, 2014). The reform raised the UF 2,400 maximum annual sales limit to:

i.	UF 5,000 (US$202,732 as of December 31, 2014) for businesses operating in the transport sector;

ii.	UF 9,000 (US$364,918 as of December 31, 2014) for businesses operating in the agriculture sector; and

iii.	UF 17,000 (US$689,290 as of December 31, 2014) for businesses operating in the mining sector, in each case including annual sales attributable to affiliated parties.

In addition, the 2014 reform raised the initial capital amount requirement to qualify for joining the above referenced “special deemed-income tax regime” from UF 3,000 (US$118,455 as of December 31, 2016) to an amount equal to two times the amount of the maximum annual sales limit applicable to the relevant industry sector as per (i) through (iii) above.

In November 2017, Congress approved additional adjustments to the tax reform including:

a)	the revocation of the “business-platform company tax regime” contained in Article 41(d) of the Income Tax Law. Companies formerly eligible to join and adopt this regime will no longer have that option and companies that had joined and adopted the regime prior to its revocation were grandfathered;

b)	the abrogation of the black list of tax haven jurisdictions elaborated by the Chilean Ministry of Economy and its replacement with the criteria contained in in Article 41(h) of the Income Tax Law to determine the existence of preferential tax regimes in any given jurisdiction;

c)	the extension until December 31, 2021 of the application of the transitional rule that allows non-resident owners of Chilean companies subject to the “partially integrated tax regime” to apply up to 100% of the corporate tax credit to pay the withholding tax on their profit withdrawals or dividend distributions, provided that their countries of residence have signed a double taxation treaty with Chile even if it is not yet in force (e.g., the United States), including countries that sign or have signed a double tax treaty before January 1, 2019; and

d)	the amendment of the rules on banking secrecy to enable the Chilean Internal Revenue Service (“Servicio de Impuestos Internos”) to request certain financial information of non-resident entities and individuals from local qualified institutions, including banks and certain financial institutions, in order to comply with the automatic exchange of information obligations established in the OECD Convention on Mutual Administrative Assistance on Tax Matters (MAAT) and the OECD Common Reporting Standard (CRS).

Tax Measures for Foreign Investors

Foreign shareholders are generally subject to capital gains tax at a rate of 35.0. Certain foreign institutional investors are exempt from capital gains tax on corporate bonds issued before May 1, 2014 and all foreign investors are exempt from capital gains tax on corporate bonds issued after May 1, 2014 as long as the issuer makes the appropriate election under article 104 of the Income Tax Law. Generally, interest income paid to individuals or legal entities not domiciled in Chile is subject to withholding tax at a rate of 35.0% (or 4.0% in certain cases).

Chile applies transfer pricing rules in transactions between related parties. In this regard, the Income Tax Law provides for the application of the following methods: cost plus method, resale minus method and reasonable profitability method (or comparable uncontrolled price method). Provided no domestic comparable securities exist, the Chilean tax administration may challenge transfer prices on the basis of information available in the international market regarding the value of the same type of goods or services.

The Chilean government has entered into, and is currently negotiating with other countries, international agreements to avoid double taxation and to prevent tax evasion. Most of these agreements are or are expected to be based on the OECD model agreement. The following table shows the status of these agreements as of the date of this annual report:

Status of the Agreement
In force

Argentina, Australia, Austria, Belgium, Brazil, Canada, China, Colombia, Croatia, Czech Republic, Denmark, Ecuador, France, Ireland, Italy, Japan, Malaysia, Mexico, Norway, New Zealand, Paraguay, Peru, Poland, Portugal, Russia, Spain, Sweden, Switzerland, South Africa, South Korea, Thailand and the United Kingdom.

Signed	United States and Uruguay.

The agreement with the United States has been approved by the Chilean Congress, but is still pending the U.S. Congress approval to become effective.

Government Expenditures

In recent years, central government expenditures have consisted primarily of wages, salaries and transfers to the social security system, with capital expenditures and interest on public debt accounting for most of the balance. In 2013, public expenditures grew in real terms by 4.1%, mainly due to a 5.9% increase in current expenditures, while capital expenditures decreased by 4.5% during such year. In 2014, public expenditures grew in real terms by 6.1%, mainly due to a 5.9% increase in current expenditures, while capital expenditures increased by 7.4% during such year. In 2015, public expenditures grew in real terms by 7.4%, mainly due to a 6.1% increase in current expenditures, while capital expenditures increased by 13.9% during such year. In 2016, public expenditures grew in real terms by 3.8%, mainly due to a 5.6% increase in current expenditures, while capital expenditures decreased by 4.7% during such year. In 2017, public expenditures grew in real terms by 4.7%, mainly due to a 6.3% increase in current expenditures, while capital expenditures decreased by 2.8% during such year. The increase in current expenditures during the 2013-2017 period was mainly due to an increase in transfers expenditure, which include subsidies, donations and social security, and, to a lesser extent, an increase in personnel expenses.

The largest category of the government’s expenditures has generally been social programs, particularly social security, health and education. In 2017, social programs accounted for 88% of total government expenditures. During the period from 2013 to 2017, expenditures for social programs grew in real terms at an average annual rate of 5.4%.

Interest payments on public debt amounted to 3.4% of the governments expenditures in 2017, representing 0.8% of GDP.

The following table provides a summary of government expenditures by category for the dates indicated:

Central Government Expenditures

(in billions of constant 2017 Pesos)

	2013	2014	2015	2016	2017
National administration(1)	6,592	7,164	7,291	7,577	7,917
Social programs
Health	6,055	6,579	7,364	7,752	8,483
Housing	515	643	643	540	598
Social security	9,671	9,959	10,482	10,507	10,823
Education	6,780	7,080	7,839	8,607	9,168
Other social programs	421	433	455	489	515
Total	30,034	31,858	34,073	35,472	37,503
Economic programs(2)	4,390	4,677	5,167	5,241	5,140
Total central government expenditures	34,424	36,535	39,240	40,713	42,643
Interest payments on public debt	927	1,005	1,116	1,293	1,459

(1)	Includes government, defense, justice and security functions.
(2)	Includes promotion and regulation of economic activities as well as the support of infrastructure projects.

Source: Chilean Budget Office.

2018 Budget Bill

The 2018 budget law (Law No. 21,053) for the government and public sector agencies was published in the Official Gazette on December 27, 2017. Total budgeted expenditures (approximately US$69.5 billion), including transfers, goods and services, represented a 3.9% increase from the projected total expenditures for 2017. Budgeted expenditures for 2018 reflect a 4.6% increase in current expenditures and a 0.3% increase in capital spending, compared to projected current and capital spending expenditures for 2017. As compared to 2017, budgeted expenditures for 2018 include a 3.7% increase in transfers expenditure, which include subsidies, donations and social security in furtherance of the social safety net supported by the government.

The following table sets forth government budgeted and actual expenditures for 2017 and budgeted expenditures for 2018:

Government Expenditures(1)

(in billions of pesos, except percentages)

	Budget Law 2017	Actual Expenditures 2017	Budget Law 2018	Percentage Growth(2)	Percentage Growth(3)
Current Expenditures	36,261	36,434	38,110	5.1	4.6
Capital Expenditures	7,060	7,068	7,089	0.4	0.3
Total Expenditures	43,294	43,502	45,199	4.4	3.9
of which Transfers, Goods and Services Expenditures	25,152	24,891	25,805	2.6	3.7

(1)	Calculated using constant pesos of 2018.
(2)	Budget Law 2018 compared with revised budget law expenditures of 2017.
(3)	Budget Law 2018 compared with actual expenditures of 2017.

Source: Chilean Budget Office.

The following table sets forth the assumptions used to calculate the structural fiscal revenues for the purpose of preparing the 2018 budget, submitted to Congress in September 2017:

2018 Budget Assumptions for Structural Balance

2018 Budget Assumptions
Trend Real GDP growth (average % change for the next five years)	2.6
Long-term Copper price (US$ cents per pound) (2017-2025)	2.77

The following table sets forth the macroeconomic assumptions underlying the 2018 budget bill submitted to Congress in September 2017:

2018 Budget Assumptions for Effective Balance

2018 Budget Assumptions
Real GDP growth (% change compared to 2017)	3.0
Real domestic demand growth (% change compared to 2017)	4.1
CPI (% change December 2016 compared to December 2018)	2.8
Annual average nominal exchange rate (Ps./US$)	650
Annual average Copper price (US$ cents per pound)	2.88

Source: Chilean Budget Office.

The 2018 budget assumed a real GDP growth of 3.0% for 2018, compared to a real GDP growth of 1.5% for 2017.

Based on the macroeconomic assumptions, revenues of the central government for 2018 are estimated at US$63.8 billion, representing a 7.4% increase compared to the revenues estimated for 2017. This increase reflects an increase in the mining tax (Impuesto específico a la Minería) and the increase to 27.0% of the income tax rate applicable to corporations under the partially integrated regime as established by the 2014 tax reform.

As a result, the 2018 budget assumed a fiscal deficit of US$5.7 billion, or 1.9% of GDP, for 2018, compared to a projected fiscal deficit of US$7.3 billion, or 2.7%, of GDP for 2017. The 2018 budget assumed a structural fiscal deficit of 1.7% of GDP.

Further, the 2018 budget authorized the central government to incur debt for a total aggregate amount of US$9.5 billion during such year.

Public Contingent Liabilities

Public contingent liabilities may materialize depending on the course of events and from a variety of sources, as described below (only direct fiscal sources are included):

•	Litigation: As explained below, the central government and other state-owned agencies face private lawsuits. If the courts rule against the government or if a settlement is agreed, payments are required. As of June 2017, the government had paid approximately Ps.8,744 million (approximately US$14.2 million as of December 31, 2017) in connection with final court rulings issued in the first half of 2017.

•	Infrastructure Concessions Program Guarantees: Certain contracts between the government and a concessionaire guarantee minimum revenues to the private operator. If the effective revenues are less than this minimum, the government is required contractually to cover the shortfall. The government estimates that approximately Ps.33.3 billion (approximately US$54.1 million as of December 31, 2017) were paid on account of program guarantees in 2017.

•	Bank Time Deposit Guarantees: Time deposits have a 90.0% government guarantee in the case of bank default, up to UF 108 (approximately US$4,704 as of December 31, 2017) per individual for the system as a whole. There have been no bank defaults in Chile since the deposit guarantee program was put in place. The maximum estimated fiscal exposure as of June 30, 2017 under the government guarantee, assuming all banks defaulted, represented approximately 1.3% of GDP.

•	Pension Guarantees: The Chilean social security pension system provides a minimum pension guarantee to retirees that have made contributions for at least 20 years, but have not saved enough money to reach the minimum pension amount. The shortfall is covered by the government. In July 2008, pension reforms came into force that gradually raise the established minimum guaranteed by the state by establishing minimum pensions for the elderly and the handicapped even if they have not contributed or did so for less than 20 years. For 2017, government payments under the pension system represented 0.79% of GDP and are expected to gradually increase to 0.83% of GDP beginning in 2019. To guarantee the sustainable financing of the pension system, the government created the Pension Reserve Fund.

•	Pension Reform Bonds: The aggregate principal amount outstanding under the pension reform bonds (Bonos de Reconocimiento) reached 1.1% of GDP as of December 31, 2017, as compared to 3.0% of GDP in 2013.

•	Debt Guarantees: As of December 31, 2017, the total value of financial guarantees issued by the government, represented solely by internal guarantees for locally issued debt, equaled 1.7% of GDP. Of these internal guarantees, 16.8% guarantee debt incurred by Metro, 36.2% guarantee the debt of EFE and 44.7% guarantee debt related to the financing of higher education (authorized by Law No. 20,207).

•	University Loan Guarantees: Since 2006, the Chilean government has undertaken to reimburse financial institutions for amounts advanced to university students that are not repaid after those students finish or otherwise terminate their studies. The Chilean Treasury is authorized to withhold amounts due from salaries or tax reimbursements to the original student debtors to recover amounts paid to universities. As of December 31, 2017, the government’s maximum exposure under the program was estimated to be 1.3% of GDP.

•	CORFO Investment Fund: Since 1985, the CORFO has been implementing different mechanisms to guarantee liabilities financing productive activities. With that purpose, the 2003 budget law and Decree No. 793 of the Ministry of Finance created an investment fund (Fondo de Cobertura de Riesgos) and allowed CORFO to contract indirect liabilities up to eight times its capital. The aggregate amount of the guaranteed liabilities as of August 30, 2017 totaled approximately Ps.1,753,898 billion (approximately US$2.9 billion as of December 31, 2017). CORFO’s liabilities are not expressly guaranteed by the government.

•	Small Enterprise Guarantees Fund (FOGAPE): The FOGAPE is a fund designated to guarantee financing granted by public or private financial institutions to small companies. Its potential market segment includes small companies meeting one of the following requirements: (a) companies with maximum annual sales of UF 25,000 (approximately US$1.1 million as of December 31, 2017); (b) exporting companies with annual average sales in the two immediately preceding calendar years of no more than US$16.7 million; or (c) nonprofit legal entities and “sociedades de personas” (partnerships where the specific qualities of the partners are the reason for their business formation, such as limited liability companies) for irrigation and other infrastructure projects. However, in addition to the requirements above, Law No. 20,318 allowed, for a 24-month period beginning January 2009, the use of the fund for companies with sales between UF 25,000 and UF 500,000 (approximately from US$1.1 million to US$21.8 million as of December 31, 2017). In 2017, guarantees issued by FOGAPE did not give rise to a material contingency, individually or in the aggregate.

As of December 31, 2017, the government’s total contingent liabilities were equal to approximately 4.4% of GDP.

Government Litigation

Chile and many of its governmental agencies are currently, and may in the future be, subject to lawsuits before various courts. Although Chile is actively defending current disputes through the Council for the Defense of the State (Consejo de Defensa del Estado, or CDE), other specialized agencies and private domestic and international law firms, no assurances can be given regarding their outcome.

Domestically, Chile is a defendant in lawsuits before local courts seeking redress for damages allegedly caused by the actions of public institutions or civil servants. Legal defense for these cases is mainly undertaken by the Council for the Defense of the State. As of June 30, 2017, there were approximately 8,995 active judicial proceedings throughout the country, with aggregate claims of Ps.13,654,786 million (approximately US$22.2 billion as of December 31, 2017), involving expropriation, criminal, civil, tax and other matters.

Claims against Chile regarding infrastructure concessions are resolved by a special arbitral system. As of December 31, 2017, disputes pending before the arbitral system involved claims representing approximately 0.2% of GDP. The Chilean government has made payments on approximately 37.0% of all claims brought against it since the system began operating. See “The Economy—Privatization and Infrastructure—Public Works—Infrastructure Concessions.”

Government-owned Enterprises

The following table sets forth the government’s share ownership and total assets of the principal state-owned enterprises as of December 31, 2017, and revenue and net income (loss) for the year ended December 31, 2017, unless otherwise indicated:

	Percentage of State Ownership as of December 31, 2017	Total Assets at December 31, 2017 (in millions of US$)	Revenue for the Year Ended December 31, 2017 (in millions of US$)	Net Income (Loss) for the Year Ended December 31, 2017 (in millions of US$)
Main Public Sector Enterprises:
Banco Estado (financial)	100.0	61,588	2,074	215
Codelco (copper)	100.0	36,356	14,642	624
ENAP (oil and gas)	100.0	6,793	6,420	24
Enami (mining)	100.0	898	1,260	39
EFE (railway)(1)	100.0	2,643	115	(86)
Metro S.A. (Santiago’s subway)	100.0	7,824	553	24

(1)	As of the date of this annual report, EFE information as of and for the year ended December 31, 2017 was not available. Information presented above corresponds to September 30, 2017.

Source: Chilean Budget Office.

Banco Estado

Banco Estado is an autonomous commercial bank, wholly owned by the state, subject to the same laws and regulations as Chilean private-sector banks and supervised by the SBIF. It is one of the largest Chilean financial institutions. As of December 31, 2017, Banco Estado had 409 branches and over 8.9 million term savings accounts. It offers comprehensive financial services throughout the country, with an extensive network of electronic distribution channels and branches extending to rural areas as well. It also contributes to the development of the local economy, playing a significant role in permitting credit access for small- and medium-sized enterprises and in savings for small investors. Banco Estado accesses the international capital markets from time to time, as part of its financing strategy. The government also makes capital contributions from time to time, whether in cash or by authorizing the capitalization of distributable net income.

Codelco

Codelco is a mining enterprise wholly owned by the State. Codelco’s corporate purpose is to maximize the value of its mineral resources for the benefit of its shareholder, the Republic of Chile, by fully developing its vast mining resources on a timely basis, leveraging its experienced workforce, utilizing its advanced technological assets in key areas and executing strategic initiatives related to its (1) capital expenditure program, (2) improvement in operations, (3) exploration efforts, (4) investment in human capital and (5) mining association with third parties. As part of its strategy to increase production and revenues, Codelco has undertaken several projects, business ventures and associations with private sector mining and non-mining enterprises.

Under Chilean Law, Codelco’s net earnings are subject to an additional tax of 40.0% in addition to ordinary corporate income tax. Codelco is also subject to an additional mining tax that is based on its operating income each year. Income tax payments and other taxes paid by Codelco to the Chilean Treasury in 2013, 2014, 2015, 2016 and 2017 were US$2.1 billion, US$1.6 billion, US$1.1 billion, US$0.9 billion and US$1.1 billion, respectively. In 2016, Codelco did not pay income tax or other taxes to the Chilean Treasury.

In addition, the Reserved Copper Act (Ley Reservada del Cobre) sets forth the government’s obligation to contribute to defense spending (e.g., renewal of war material and equipment), an amount equal to 10.0% of Codelco’s revenues from the export of copper and related byproducts. Such funds are directly transferred by Codelco to the General Treasury of the Republic (Tesorería General de la República, or the Chilean Treasury) and then segregated in a special extra-budgetary Treasury account. Transfers under the Reserved Copper Act totaled US$1.2 billion (0.4% of GDP), US$1.0 billion (0.4% of GDP), US$0.9 billion (0.4% of GDP), US$0.9 billion (0.4% of GDP) and US$1.1 billion (0.4% of GDP), in 2013, 2014, 2015, 2016 and 2017, respectively. In 2016, Codelco incurred in US$394.8 million indebtedness in the international capital markets, to fund in part its transfers under the Reserved Copper Act. A bill was submitted to Congress in 2011, that if passed, would create a new model for financing military expenses eliminating the contributions set forth in the Reserved Copper Act.

In December 2016 and March 2017, the Ministries of Mining and Finance approved capital contributions of US$500 million and US$475 million to Codelco, respectively. Codelco is the largest company in Chile in terms of sales.

Codelco accesses the international debt capital markets from time to time, to finance its operations.

ENAP

ENAP is a state-owned enterprise dedicated to the exploration, development and production of crude oil wells, both in Chile and abroad. ENAP also engages in the refining of crude oil to be sold to private distributors. ENAP was incorporated in 1950 and has diversified its corporate activities and business purpose from the production of crude oil wells in Chile to the refining and export of oil products, and the exploration and development of oil wells in several countries around the world. In May 2010, the government transferred responsibility for ENAP from the Ministry of Mining to the Ministry of Energy, with the Minister of Energy now serving as chairman of ENAP’s board of directors.

In October 2014, the government submitted a bill to Congress to expand the business purpose of ENAP to include the electricity generation through ENAP’s affiliates. The bill was approved by Congress and published in the Official Gazette on February 5, 2016.

In 2016, ENAP’s sales totaled 11.8 million cubic meters of crude oil and its by-products, of which 11.4 million cubic meters were sold to the local market, supplying 97% of the total national fuel demand. Approximately 0.4 million cubic meters of crude oil and by-products were exported.

In 2017, ENAP’s sales totaled 12.5 million cubic meters of crude oil and its by-products, of which 12.0 million cubic meters were sold to the local market, supplying 96.0% of the total national fuel demand, and the balance was exported.

ENAP accesses local and international bank and capital markets from time to time to finance its operations.

Enami

Enami is a wholly government-owned enterprise dedicated to the development of small and medium-scale mining companies by facilitating their access to the precious metals market under competitive conditions. To meet these goals, Enami conducts the following operations:

•	Mining Development. This operation involves mining-venture financing, technical assistance for the preparation and evaluation of projects, allocation of credit resources for the implementation of feasible projects, and access to the market by means of authorized ore purchases;

•	Ore Processing. Enami transforms sulfide and oxide ores with low copper grades into smelting products, concentrates and precipitates. Enami began producing electrowinning (EW) cathodes from oxidized ore processing in 2003; and

•	Smelters and Refinery. This operation involves Enami’s main assets ensuring the processing of the production of small- and medium-sized mining firms, under the same terms as those offered to large-scale producers in Chile. In 2005, the Ventanas foundry and smelting facility was transferred to Codelco. Enami used the proceeds of this sale to pay down its debts and begin to transfer profits to the Chilean Treasury.

EFE

EFE is a wholly government-owned enterprise dedicated to the development and management of railway infrastructure. EFE’s business is divided into three segments: passenger, cargo transportation services and real estate management. EFE’s passenger business is conducted through three affiliated operating companies: Metro Regional de Valparaíso S.A. (MERVAL), Trenes Metropolitanos S.A. (TMSA), and Ferrocarriles Suburbanos de Concepción S.A. (FESUB).

As of December 2017, Chile had a railroad network of approximately 2,200 kilometers that extends from Regions V to X. EFE is responsible for the maintenance of, and improvements to the tracks, the signaling, electrification and communication systems, control centers and the stations.

In 2017, EFE had operating revenues derived from passenger transport (59.8%), cargo (23.5%) and real estate management (16.7%).

Metro

Metro is a company wholly owned by the government. Its corporate purpose is the development, construction and operation of an urban railroad network, which is mainly underground and covers the city of Santiago and includes stations and maintenance workshops. In 2017, the railway network was composed of six interconnected lines totaling approximately 119 kilometers and 118 stations servicing approximately 685 million passenger trips per year and including 1,153 wagons and cabins. Metro has embraced a dynamic expansion plan, which is incorporated in the Plan Transantiago. In June 2018, the Piñera administration announced its intention to replace the Plan Transantiago with the Plan de Transporte Tercer Milenio (Third Millenium Transport Plan), which is aimed at modernizing the Chilean transport system, including the urban railroad network. As of the date of this annual report, the details of the Third Millenium Transport Plan had not been disclosed.

Metro’s revenues derive mainly from ticket sales, leasing advertising and commercial space, leasing and selling real estate, vending machines and providing telecommunication services. Due to large asset depreciation costs, the company historically has not recorded profits and therefore has not made contributions to the Chilean Treasury.

Capitalization of Public Companies

The capitalization of a company owned by the government must be authorized by Congress.

Codelco, as the main public company in Chile, is involved in a significant number of investment projects. In 2014, Congress approved Treasury attributions of up to US$4.0 billion between 2014 and 2018, including with retained profits of up to US$1.0 billion to support Codelco’s business and development plan. The capitalization approved was made subject to making the improvements contemplated in Codelco’s business and development plan. Additionally, it authorizes the Republic of Chile to fund its contributions with the proceeds of debt incurred in Chile or abroad, up to US$3.0 billion. In December 2014, the government issued US$1.5 billion of external bonds. On October 28, 2015, the government contributed US$600 million to Codelco’s capital. An additional US$500 million were contributed in December 2016. In January 2017, the government issued US$1.5 billion equivalent of Peso-denominated bonds placed in the local market of internal bonds. An additional capital contribution was made to Codelco in March 2017 for US$475 million.

In November 2014, Congress authorized the capitalization of Banco Estado by up to US$500 million. The capitalization law allocated US$450 million to the direct capitalization of Banco Estado and US$50 million to the Small Enterprise Guarantee Fund (Fondo de Garantía para Pequeños Empresarios, or FOGAPE), a fund administered by Banco Estado that grants partial financial guarantees to small businesses. As of December 31, 2016 the total amount authorized had been contributed.

In January 2018, Congress approved a US$47 million capitalization of Televisión Nacional de Chile and the creation of a cultural television channel.

PUBLIC SECTOR DEBT

External Debt

Chile’s total public sector external debt was US$5.2 billion as of December 31, 2013, US$6.5 billion as of December 31, 2014, US$7.8 billion as of December 31, 2015, US$10.1 billion as of December 31, 2016 and US$12.8 billion as of December 31, 2017. The ratio of public sector external debt to GDP stood at 2.0% in 2013, 2.7% in 2014, 3.5% in 2015, 4.0% as of December 31, 2016 and 4.4% as of December 31, 2017. Chile is current on all its obligations to the IMF and other multilateral organizations.

The following table sets forth the outstanding amount of public sector external debt by creditor as of the dates indicated:

Public Sector External Debt, By Creditor

(in millions of US$)

	As of December 31,
	2013	2014	2015	2016	2017
IDB	523.7	478.6	412.6	581.6	701.5
IBRD (World Bank)	98.2	96.9	100.7	185.2	160.6
Bonds	4,307.2	5,712.7	7,027.6	8,992.1	11,634.9
IDA (World Bank)	—	—	—	—	—
Others	230.5	256.1	236.3	321.9	310.6

Total	5,159.6	6,544.3	7,777.2	10,080.8	12,807.5

Source: Chilean Budget Office.

The following table sets forth public sector external debt by currency as of the dates indicated:

Public Sector External Debt, by Currency

(in millions of US$)

	2016	2017
United States Dollar	5,821.1	7,143.6
Euro	3,608.5	4,957.6
Chilean Pesos	650.9	706.0
Other	0.3	0.3

Total	10,080.8	12,807.5

Source: Chilean Budget Office.

The following table sets forth the amortization of public sector external debt by category for the periods indicated:

Amortization of Gross Total Consolidated Public Sector External Debt(1)

(in millions of US$)

	Outstanding as of December 31, 2017	2018	2019	2020	2021	2022	2023	2024 to Final Maturity
Central Government:
Multilateral organizations	862	75	73	61	49	35	31	538
Chilean Treasury bills	—	—	—	—	—	—	—	—
Chilean Treasury bonds	11,635	—	—	1,446	561	634	—	8,994
Bilateral and Other creditors	311	42	40	40	32	22	22	112

Total	12,807	118	113	1,547	642	691	53	9,644
Chilean Central Bank:
Multilateral organizations	85	—	—	—	—	—	—	85
Bilateral creditors	—	—	—	—	—	—	—	—
Commercial banks	—	—	—	—	—	—	—	—
Other creditors	—	—	—	—	—	—	—	—
Bonds	607	—	—	—	—	—	—	607
SDR allocations (IMF)(2)	1,165	—	—	—	—	—	—	1,165

Total	1,857	—	—	—	—	—	—	1,857
Banco Estado:
Multilateral organizations	—	—	—	—	—	—	—	—
Bilateral creditors	—	—	—	—	—	—	—	—
Commercial banks	1,881	1,621	100	—	—	—	—	160
Banco Estado NY	407	301	20	—	86	—	—	—
Subtotal	2,288	1,922	120	—	86	—	—	160
Other creditors	2,395	213	—	778	—	500	—	904

Total	4,683	2,135	120	778	86	500	—	1,064
Non-financial public enterprises:
Multilateral organizations	1,044	32	332	32	332	316	—	—
Bilateral creditors	—	—	—	—	—	—	—	—
Commercial banks	3,814	2,035	358	147	454	368	63	338
Bonds	16,068	221	382	760	895	837	588	12,385
Other creditors	2,433	217	4	782	4	504	4	917

Total	23,359	2,505	1,077	1,721	1,685	2,026	655	13,690

Total Gross Public Sector External Debt	42,706	4,758	1,310	4,046	2,413	3,217	708	26,255

(1)	Includes medium- and long-term external debt.
(2)	Special Drawing Rights (Derechos Especiales de Giro) are an international asset reserve created by the IMF.

Source: Chilean Central Bank, Chilean Budget Office, Banco Estado and Chilean Treasury.

Private Sector External Debt Guaranteed by the Government

As a consequence of the 1982-1983 financial crisis and the subsequent privatization of public sector enterprises with outstanding external debt, the government is the guarantor of a small portion of the private sector’s external debt. It is the government’s policy not to guarantee new private sector obligations. The contingent liabilities of private sector guarantees of the government fell steadily between 1999 and 2004, and ended in 2005.

Total Consolidated Public and Private Sector External Debt

The following table sets forth approximate outstanding amounts of Chile’s public and private sector external debt as of the dates indicated:

Total Consolidated Public and Private Sector External Debt

(in millions of US$, except ratios and as noted)

	2013	2014	2015	2016	2017
Medium- and long-term debt
Public sector(1)	25,836	29,217	30,041	33,873	44,612
Private sector	89,664	101,307	115,282	116,904	115,876

Total medium- and long-term debt	115,500	130,524	145,324	150,777	160,487
Short-term debt
Public sector(1)	2,158	2,068	1,789	1,806	2,825
Private sector	18,694	19,542	13,791	14,391	18,200

Total short-term debt	20,851	21,611	15,580	16,197	21,025

Total short-, medium and long-term debt	136,351	152,135	160,904	166,974	181,513

Use of IMF credit	—	—	—	1	2
Total public(1) and private external debt, less reserves (in billions of U.S. dollars)	95.3	111.7	122.3	126.5	142.5

Total public(1) and private external debt/GDP	51.8%	62.2%	71.3%	65.8%	62.1%

Total public(1) and private external debt/exports(2)	153.4%	177.4%	224.9%	237.9%	228.8%

(1)	Includes central government, Chilean Central Bank and public enterprises as well as publicly guaranteed private debt.
(2)	Exports include goods and services.

Source: Chilean Central Bank.

Central Government External Bonds

As of March 31, 2018, Chile had the following global bonds outstanding:

•	3.875% US$681,291,000 Notes due August 5, 2020;

•	5.5% Ps.434,345,000,000 Notes due August 5, 2020;

•	3.25% US$508,202,000 Notes due September 14, 2021;

•	2.25% US$542,682,000 Notes due October 30, 2022;

•	1.625% €1,240,000,000 Notes due January 30, 2025;

•	3.125% US$497,157,000 Notes due March 27, 2025;

•	1.875% €1,650,000,000 Notes due May 27, 2030;

•	3.625% US$456,810,000 Notes due October 30, 2042;

•	1.75% €1,200,000,000 Notes due January 20, 2026;

•	3.125% US$840,333,000 Notes due January 21, 2026;

•	3.86% US$1,541,831,000 Notes due June 21, 2047;

•	1.44% €830,000,000 Notes due February 1, 2029; and

•	3.24% US$2,000,000,000 Notes due February 6, 2028.

Central Government Internal Bonds

In 2003, the Chilean Treasury issued the approximate equivalent of US$363 million long-term debt securities in UF with a 20-year term. This issuance was part of the government financing plan and was the first issue under a program designed to develop the domestic financial market. Since 2010, the government’s local bond issuances have primarily been intended to further develop the domestic market. In 2017, Chile began offering local law, peso denominated bonds in the international capital markets. In January 2017, Chile placed Ps.1 trillion in 4.5% bonds due 2021, of which Ps.161 billion were placed in the international capital markets. In June 2017, Chile placed Ps. 675 billion in 4.5% bonds due 2021, of which Ps 116.8 billion were placed in the international capital markets and Ps. 660 billion in 5.0% bonds due 2035, of which Ps.115.3 billion were placed in the international capital markets. The following table reflects the Chilean Treasury’s bond issuances since 2003:

Chilean Treasury Bond Issuances in the Local Market

(in millions of US$)(1)

As of December 31,	BTP- 5(2)	BTP- 7(3)	BTP- 10(4)	BTP- 20(5)	BTP- 30(6)	BTU- 5(7)	BTU- 7(8)	BTU- 10(9)	BTU- 20(10)	BTU- 30(11)	Total	% of GDP
2003	—	—	—	—	—	—	—	—	363	—	363	0.4
2004	—	—	—	—	—	—	—	—	773	—	773	0.7
2005	—	—	—	—	—	—	—	385	385	—	769	0.6
2006	—	—	—	—	—	—	—	—	—	—	—	0.0
2007	—	—	343	—	—	—	—	—	401	—	743	0.4
2008	—	—	318	—	—	—	—	—	702	583	1,603	1.1
2009	336	—	474	—	—	558	—	1,034	411	414	3,227	1.7
2010	—	—	801	—	—	641	1,099	1,558	1,374	1,374	6,847	2.9
2011	—	863	863	—	—	855	770	770	727	727	5,574	2.4
2012	—	—	521	519	—	483	229	455	516	638	3,361	1.2
2013	—	—	501	503	403	—	—	1,333	654	561	3,955	1.5
2014	247	—	387	519	280	—	—	662	602	466	3,163	1.3
2015	—	—	1,154	836	764	999	—	1,214	999	803	6,770	2.8
2016	1,034	—	1,424	724	—	1,460	—	1,460	736	736	7,574	3.0
2017	2,549	—	—	770	—	1,335	—	—	1,211	1,013	6,878	2.5
2018(12)	—	—	—	—	—	339	—	—	193	158	690	0.2

(1)	Using the exchange rate at December 31 of the applicable year, unless otherwise indicated.
(2)	Peso-denominated internal bonds with a term of 5 years
(3)	Peso-denominated internal bonds with a term of 7 years.
(4)	Peso-denominated internal bonds with a term of 10 years.
(5)	Peso-denominated internal bonds with a term of 20 years.
(6)	Peso-denominated internal bonds with a term of 30 years.
(7)	UF-denominated bonds with a term of 5 years.
(8)	UF-denominated bonds with a term of 7 years.
(9)	UF-denominated bonds with a term of 10 years.
(10)	UF-denominated bonds with a term of 20 years.
(11)	UF-denominated bonds with a term of 30 years.
(12)	As of May 31, 2018, using the exchange rate as of such date (Ps.628.3/US$1.00). Amounts correspond to financing operations and do not include bonds issued solely to refinance outstanding bonds.

Source: Ministry of Finance.

As of March 31, 2018, Chile had the following local bonds outstanding:

•	6.0% Ps.521,100 million treasury bonds due January 1, 2020;

•	6.0% Ps.243,000 million treasury bonds due January 1, 2022;

•	6.0% Ps.158,115 million treasury bonds due January 1, 2032;

•	6.0% Ps.2,385,770 million treasury bonds due January 1, 2043;

•	6.0% Ps.213,930 million treasury bonds due January 1, 2019;

•	6.0% Ps.96,330 million treasury bonds due January 1, 2024;

•	6.0% Ps.503,025 million treasury bonds due January 1, 2034;

•	4.5% Ps.3,629,400 million treasury bonds due March 1, 2026;

•	5.0% Ps.3,415,200 million treasury bonds due March 1, 2035;

•	4.5% Ps.2,564,600 million treasury bonds due March 1, 2021;

•	4.5% Ps.1,000,000 million treasury bonds due February 28, 2021;

•	4.5% UF 9,296 thousand treasury bonds due October 15, 2023;

•	4.5% UF 4,250 thousand treasury bonds due August 1, 2024;

•	2.6% UF 1,570 thousand treasury bonds due September 1, 2025;

•	3.0% UF 653 thousand treasury bonds due March 1, 2027;

•	3.0% UF 1,800 thousand treasury bonds due March 1, 2028;

•	3.0% UF 3,446 thousand treasury bonds due March 1, 2038;

•	3.0% UF 1,222 thousand treasury bonds due March 1, 2029;

•	3.0% UF 5,081 thousand treasury bonds due March 1, 2039;

•	3.0% UF 9,650 thousand treasury bonds due July 1, 2019;

•	3.0% UF 17,138 thousand treasury bonds due January 1, 2020;

•	3.0% UF 6,483 thousand treasury bonds due January 1, 2030;

•	3.0% UF 26,357 thousand treasury bonds due January 1, 2040;

•	3.0% UF 1,824 thousand treasury bonds due January 1, 2019;

•	3.0% UF 2,522 thousand treasury bonds due January 1, 2022;

•	3.0% UF 2,490 thousand treasury bonds due January 1, 2032;

•	3.0% UF 19,799 thousand treasury bonds due January 1, 2042;

•	3.0% UF 3,508 thousand treasury bonds due January 1, 2024;

•	3.0% UF 3,400 thousand treasury bonds due January 1, 2034;

•	3.0% UF 147,780 thousand treasury bonds due January 1, 2044;

•	1.5% UF 182,310 thousand treasury bonds due March 1, 2026;

•	2.0% UF 132,260 thousand treasury bonds due March 1, 2035; and

•	1.5% UF 128,520 thousand treasury bonds due March 1, 2021.

Liability Management in the Domestic Market

In 2016, the Republic implemented a liability management program in the local market. Through this program, the Republic sold various series of UF-denominated notes due in 2021, 2026, 2035 and 2043; and Peso-denominated notes due in 2021, 2026, 2035 and 2044 to refinance outstanding Peso and UF denominated bonds for an aggregate amount of approximately US$16,162 million.

Debt Service and Debt Restructuring

Chile has a long-standing tradition of prompt service of its external debt obligations, which was interrupted only in the 1930s. The regional debt crisis, which started in 1982, resulted in growing unwillingness on the part of foreign commercial banks to lend to Latin American borrowers generally. Reduced new lending forced Chile to seek the rescheduling of certain obligations to commercial banks due in 1983 and 1984 and to obtain new loans from banks. Chile agreed to further rescheduling with the international banking community in 1985 and 1987, which provided for the rescheduling of the remaining medium-term commercial bank loan amounts outstanding in 1983 to the Chilean public and private financial sectors. Despite the need to enter into these rescheduling agreements, Chile did not fall into arrears in respect of principal or interest payments during this period.

In an effort to reduce its public sector external debt burden, Chile carried out two substantial cash buyback operations during the second half of the 1980s. In 1985, the Chilean authorities promulgated a debt conversion program (Chapters XVIII and XIX of the Central Bank’s International Exchange Norms), which permitted foreign investors to exchange Chilean external debt issued by Chilean financial institutions and Chilean public sector companies for equity interests in Chilean companies. From its initiation in 1985 until its discontinuation in the mid-1990s, this debt conversion program, together with other debt reduction measures, resulted in debt reduction of more than US$11.5 billion.

Beginning in 1995, Chile began the process of prepaying its public sector debt rescheduled in the 1980s and new debt borrowed at that time, together with debt incurred under IMF and World Bank programs.

Between 1989 and 2008, the government serviced the debt held with the Chilean Central Bank, denominated in UF and in dollars. Until 1994, payments were generally limited to a portion of accrued interest. The debt stock increased by US$1.2 billion between 1989 and 1994, due to the capitalization of semiannual interest. From 1995 until 1999, the government amortized capital by US$1.6 billion, with a debt stock reduction of US$956 million.

In 2007, the government prepaid the last notes in dollars originally payable in 2013 and 2014 and, in 2008, repaid the debt stock denominated in UF.

In 2014, the government prepaid US$170,533,000 of its 3.875% Notes due August 5, 2020 and US$343,973,000 of its 5.5% Notes due September 14, 2021.

In 2016, the government prepaid US$89,623,000 of its 3.875% Notes due August 5, 2020; US$94,823,000 of its 3.25% Notes due September 21, 2021; US$115,881,000 of its 3.25% Notes due October 30, 2022 and US$301,869,000 of its 3.125% Notes due March 27, 2025.

On June 21, 2017, the Republic issued €700,000,000 1.875% Notes due 2030 and US$1,541,831,000 3.860% Notes due 2047. Approximately US$289.0 million of the net proceeds of the latter issue were applied to purchase certain of the Republic’s 3.625% Global Notes due 2042.

In February 2018, the Republic issued €830,000,000 1.440% bonds due 2029 and US$2,000,000,000 3.240% bonds due 2028. Approximately US$989.3 million of the net proceeds of the latter issue were applied to purchase certain of the Republic’s Notes due 2020, 2021, 2022, 2025 and 2026.

Debt Record

Chile has regularly met all principal and interest obligations on its external debt for over 50 years.

Total Consolidated Internal and External Debt of Non-Financial Public Enterprises

The following tables set forth the total domestic and external debt of non-financial public enterprises for the periods indicated:

Debt and Assets of Non-Financial Public Enterprises(1)

Consolidated (in millions of pesos of each year)

	As of December 31,
	2013	2014	2015	2016	2017
Total financial debt	10,532,974	13,430,636	16,071,153	15,741,304	15,245,334
Financial debt, excluding debts owed to central government	10,532,974	13,430,636	16,071,153	15,741,304	15,245,334
Short-term(2)	1,127,000	1,100,174	1,342,042	1,068,512	823,676
Long-term(3)	9,405,974	12,330,462	14,729,110	14,672,792	14,421,658
Financial debt with central government(4)	—	—	—	—	—
Financial assets(5)	1,146,806	1,608,081	1,838,036	912,031	1,624,360
Net financial debt	9,386,168	11,822,555	14,233,117	14,829,272	13,620,974
Excluding central government	9,386,168	11,822,555	14,233,117	14,829,272	13,620,974

(1)	Includes Codelco, Enami, ENAP, Metro, EFE, Astilleros y Maestranzas de la Armada (Asmar), Empresa Nacional de Aeronáutica (Enaer), Casa de Moneda de Chile, Zofri S.A. and Correos de Chile; excludes Banco Estado and the Chilean Central Bank.
(2)	Includes short-term obligations with banks and financial institutions and current amounts due under long-term obligations, obligations with the public (bonds) and current amounts due to long-term credit providers.
(3)	Includes long-term obligations with banks and financial institutions, obligations with the public (bonds) and obligations owed to long-term credit providers.
(4)	Excludes tax on income and deferred taxes.
(5)	Includes cash, term deposits, net negotiable securities, financial investments in repurchase agreements.

Source: Ministry of Finance.

Net Consolidated Debt of the Chilean Central Bank and Central Government (as a % of GDP)

	As of December 31,
	2013	2014	2015	2016	2017
Net Consolidated Debt	(7.9)	(7.4)	(8.0)	(2.7)	1.4

Source: Chilean Central Bank, Chilean Budget Office and Comptroller General of the Republic.

Net Debt of the Chilean Central Bank

(in millions of pesos of each year)

	As of December 31,
	2013	2014	2015	2016	2017
Liabilities	18,592,976	20,193,733	20,336,735	21,032,035	18,953,410
Chilean Central Bank Notes and Bonds(1)	13,033,022	12,908,185	13,494,386	15,114,142	14,836,684
Fiscal Deposits	313,057	1,226,599	419,683	780,412	317,898
Others(2)	5,246,896	6,058,949	6,422,667	5,137,481	3,798,829
Assets without subordinated debt	21,669,897	24,744,603	27,530,130	27,211,437	24,418,382
Net International Reserves (in US$ million)	41,094	40,447	38,643	40,494	38,983
Others(3)	146,676	177,943	196,702	190,430	435,490
Total Net Debt without subordinated debt(1)(2)	(3,076,921)	(4,550,870)	(7,193,395)	(6,179,401)	(5,464,972)

(1)	Includes various notes and bonds of the Chilean Central Bank such as the Chilean Central Bank discountable promissory notes (PDBC), Chilean Central Bank indexed promissory notes (PRBC), Chilean Central Bank bonds in Chilean pesos (BCP), Chilean Central Bank bonds in UF (BCU), Chilean Central Bank bonds in U.S. dollars (BCD) and other instruments.
(2)	Includes other deposits and obligations, reciprocal agreements and other securities.
(3)	Includes net internal credit, excluding fiscal transfers, subordinated debt, SINAP obligations and popular capitalism, other securities from abroad, contributions to international organizations and other adjusted domestic securities.

Source: Chilean Central Bank.

Central Government Total Net Debt

(in millions of pesos of each year, except as indicated)

	As of December 31,
	2013	2014	2015	2016	2017
Debt in pesos	15,285,636	18,681,365	22,523,188	29,317,723	34,965,837
External Debt	434,345	434,345	464,148	434,345	434,345
Domestic Debt	14,851,291	18,247,020	22,059,040	28,883,378	34,531,492
Assets in pesos	9,000,392	9,151,137	10,782,887	12,236,988	13,072,668
Assets in pesos, without public enterprises(1)	9,000,392	9,151,137	10,778,887	12,236,988	13,072,668
Chilean Central Bank Deposits	200,952	1,117,977	296,689	463,976	—
Financial debt of public enterprises with the Central government	—	—	4,000	—	—

Net debt in pesos(2)	6,285,244	9,530,228	11,740,301	17,080,735	21,893,169
Debt in U.S. dollars (in US$ million)	4,330	5,829	7,121	9,430	$12,101
Treasury Bills with the Chilean Central Bank (in US$ million)	—	—	—	—	—
External Debt (in US$ million)	4,330	5,829	7,121	9,430	12,101
Assets in U.S. dollars, Chilean Central Bank Deposits(3) (in US$ million)	31,133	32,162	31,477	32,637	34,800

Net debt in U.S. dollars (in US$ million)	(26,803)	(26,333)	(24,356)	(23,207)	(22,699)
Total Financial Debt(4)	17,553,695	22,221,911	27,560,190	35,610,201	42,410,915
Total Financial Assets(5)	25,306,676	28,685,723	33,047,936	34,015,524	34,482,435

Total Net Financial Debt	(7,752,981)	(6,463,812)	(5,487,747)	1,594,677	7,928,480

(1)	Does not include assets of the old scholarship system.
(2)	Includes CORFO.
(3)	Includes Oil Stabilization Fund, Sovereign Wealth Funds, Infrastructure Fund and governmental term deposits.
(4)	Debt in pesos plus debt in U.S. dollars (using the exchange rate at December 31 of the applicable year).
(5)	Assets in pesos plus assets in U.S. dollars (using the exchange rate at December 31 of the applicable year).

Source: Chilean Central Bank, Chilean Budget Office and Comptroller General of the Republic.

Public Debt Statistics

Public Debt Report

Since 2006, the Ministry of Finance has published quarterly reports on public debt records, containing data on the assets and liabilities of the central government, the Chilean Central Bank and other relevant public institutions.

Central Government Indebtedness

The most widely used international indicator of governmental liabilities is the item called “general government indebtedness,” which includes both “central government liabilities” and “local government authorized liabilities.” In Chile, local governments are not authorized to incur any financial indebtedness; therefore, the general and central government liabilities are treated as one item. As of December 31, 2017, central government liabilities represented 23.6% of GDP.

The level of general government liabilities is not an adequate indicator of Chile’s financial soundness, because it does not take account of the government’s financial assets. “Central government net indebtedness” is used to more accurately measure the government’s financial position, by showing the difference between public debt and financial assets, that is, deposits in current accounts, time deposits and fixed income investments. Equity investments and loans granted by the central government are disregarded, because it is very difficult to have an accurate economic valuation of them. Net central government indebtedness totaled (5.6)% of GDP as of December 31, 2013, and 4.4% of GDP as of December 31, 2017. This increase is largely due to the growth in the gross public debt, which rose from 12.7% of GDP in 2013 to 23.6% of GDP in 2017, in spite of growth in the government’s financial assets, which rose from 18.4% of GDP in 2013 to 19.2% of GDP in 2017. The increase in gross public debt was mainly due to debt incurred to cover the fiscal deficits of the last years, which increased from a deficit of 0.6% of GDP in 2013 to a deficit of 1.6% of GDP in 2014, 2.1% of GDP in 2015, 2.7% of GDP in 2016 and 2.8% of GDP in 2017.

Chilean Central Bank Debt and Consolidated Debt

The Chilean Central Bank has been an autonomous institution since 1989. It has not engaged in quasi-fiscal transactions since that date. During the financial crisis experienced in Chile in 1983 and 1984, the Chilean Central Bank engaged in a series of quasi-fiscal actions in order to rescue the financial system. As a result, important changes in the level and composition of its assets and liabilities occurred, significantly affecting its current levels of global indebtedness.

The main liabilities of the Chilean Central Bank are its guarantees of public deposits and the securities issued by the bank itself. The Chilean Central Bank’s main assets are the international reserves of the public with the bank, and the notes delivered to it by the government in connection with the financial crisis of 1983. As of December 31, 2008, the government had no debt owing to the Chilean Central Bank. See “Debt Service and Debt Restructuring.”

As of December 2017, the assets of the Chilean Central Bank exceeded its liabilities, resulting in net indebtedness equivalent to (3.0)% of GDP. In 2014, 2015 and 2016, the Chilean Central Bank had net indebtedness of (3.1)%, (4.5)% and (3.7)% of GDP, respectively. The consolidated indebtedness, including public sector liabilities and Chilean Central Bank debt, is considered a significant macroeconomic indicator. This debt interacts with the economy in two ways: (i) it reflects payment risk, which is minimal and explains the minor systemic risk, low domestic interest rates and high liquidity and growth that have tended to characterize the Chilean system; and (ii) in order to meet its interest payment obligations, resources must be used that could otherwise be used for public investment financing. The net consolidated debt of the central government and the Chilean Central Bank, in the aggregate, as of December 31, 2017 represented 1.4% of GDP compared to (2.7)% as of December 31, 2016, (8.0)% as of December 31, 2015, (7.4)% as of December 31, 2014 and (7.9)% as of December 31, 2013.

Other Assets and Liabilities

The quarterly reports on public debt records published by the Ministry of Finance also discloses information about the net indebtedness of public enterprises and social security debt, which is not consolidated with the rest of the public debt for economic and statistical reasons.

The financial indebtedness of state-owned companies, excluding indebtedness owed to the Republic of Chile, totaled approximately 8.5% of GDP as of December 31, 2017, compared to 9.3% of GDP as of December 31, 2016. Since these companies are managed under a policy of public interdependence, they are responsible for meeting their financial liabilities using their own assets, revenues and net worth. Only in exceptional circumstances and upon authorization provided by law, will the government guarantee such debt where a public company’s assets are not sufficient to cover its liabilities. As of December 31, 2017, the total amount of public guarantees totaled 1.7% of GDP, as compared with 1.6% of GDP in 2016.

Under the social security system, Chile maintains certain liabilities to workers that migrated from the state-administered pension system to the privately administered system. The government pays this debt directly to the individual pension fund account at the time the worker retires. The government estimates that this liability equals 1.1% of GDP as of December 31, 2017, compared to 1.5% of GDP as of December 31, 2016. This debt will be paid progressively as the workers who contributed to the old pension system retire. See “Monetary and Financial System— Pension Funds and the Chilean Pension System.”

TABLES AND SUPPLEMENTAL INFORMATION

External Medium- and Long-Term Direct Debt of the Central Government

Currency of Borrowing	Interest Rate	Year Issued	Year of Maturity	Principal Amount Outstanding as of December 31, 2017 (in millions of US$)
Chilean Pesos	Fixed 5.5%	2010	2020	442.598
Chilean Pesos	Fixed 5.5%	2011	2020	263.402
CRS	Fixed 0.75%	1972	2022	0.273
Euro	Fixed 0.75%	2002	2042	7.522
Euro	Fixed 0.75%	2004	2041	6.817
Euro	Fixed 0.75%	2007	2047	14.623
Euro	Fixed 0.75%	2008	2048	5.975
Euro	Fixed 1.625%	2014	2025	1,481.835
Euro	Fixed 1.75%	2016	2026	1,434.034
Euro	Fixed 1.875%	2015	2030	1,971.797
Euro	Fixed 2.0%	1990	2022	0.042
Euro	Fixed 2.0%	1990	2023	0.470
Euro	Fixed 2.0%	1990	2023	0.058
Euro	Fixed 2.0%	1990	2023	0.315
Euro	Fixed 2.0%	1990	2023	0.129
Euro	Fixed 2.0%	1991	2021	3.182
Euro	Fixed 2.0%	1993	2023	2.915
Euro	Fixed 2.0%	1993	2023	4.523
Euro	Fixed 2.0%	1994	2024	3.131
Euro	Fixed 2.0%	1996	2026	6.709
Euro	Fixed 5.4%	2007	2021	11.112
Euro	Fixed 5.49%	2008	2018	2.390
United States Dollars	Fixed 3.125%	2017	2047	1,541.831
United States Dollars	Fixed 3.9%	2013	2028	44.062
United States Dollars	Fixed 0.15%	1995	2033	2.114
United States Dollars	Fixed 0.15%	1995	2033	1.439
United States Dollars	Fixed 0.15%	1995	2034	0.032
United States Dollars	Fixed 0.15%	1995	2034	0.695
United States Dollars	Fixed 0.15%	1995	2034	0.022
United States Dollars	Fixed 0.15%	1995	2034	1.483
United States Dollars	Fixed 0.15%	1995	2035	0.344
United States Dollars	Fixed 0.15%	1995	2035	1.746
United States Dollars	Fixed 0.15%	1995	2035	0.561
United States Dollars	Fixed 0.15%	1995	2035	0.764
United States Dollars	Fixed 0.15%	1995	2036	0.418
United States Dollars	Fixed 0.15%	1995	2036	0.046
United States Dollars	Fixed 0.15%	1995	2036	0.251
United States Dollars	Fixed 0.15%	1995	2036	0.006
United States Dollars	Fixed 0.15%	1995	2037	0.003
United States Dollars	Fixed 0.15%	1995	2037	0.017
United States Dollars	Fixed 0.15%	1995	2038	0.230
United States Dollars	Fixed 0.15%	1995	2038	0.024
United States Dollars	Fixed 0.5%	1993	2025	1.354
United States Dollars	Fixed 0.5%	1993	2028	0.282
United States Dollars	Fixed 0.5%	1994	2026	0.500
United States Dollars	Fixed 0.5%	1994	2026	0.239
United States Dollars	Fixed 0.5%	1994	2026	0.107
United States Dollars	Fixed 0.5%	1994	2026	1.243
United States Dollars	Fixed 0.5%	1994	2027	0.060

Currency of Borrowing	Interest Rate	Year Issued	Year of Maturity	Principal Amount Outstanding as of December 31, 2017 (in millions of US$)
United States Dollars	Fixed 0.5%	1994	2027	0.163
United States Dollars	Fixed 0.5%	1995	2025	0.396
United States Dollars	Fixed 0.5%	1995	2025	0.470
United States Dollars	Fixed 0.5%	1997	2027	0.400
United States Dollars	Fixed 0.96%	1993	2023	4.734
United States Dollars	Fixed 0.96%	1993	2024	3.256
United States Dollars	Fixed 0.96%	1993	2024	0.074
United States Dollars	Fixed 0.96%	1993	2024	0.201
United States Dollars	Fixed 0.96%	1993	2024	0.033
United States Dollars	Fixed 0.96%	1993	2025	2.403
United States Dollars	Fixed 0.96%	1993	2025	0.114
United States Dollars	Fixed 0.96%	1993	2025	0.795
United States Dollars	Fixed 0.96%	1993	2025	0.036
United States Dollars	Fixed 0.96%	1993	2025	0.146
United States Dollars	Fixed 0.96%	1993	2026	0.969
United States Dollars	Fixed 0.96%	1993	2026	2.860
United States Dollars	Fixed 0.96%	1993	2026	0.090
United States Dollars	Fixed 0.96%	1993	2026	4.181
United States Dollars	Fixed 0.96%	1993	2026	1.933
United States Dollars	Fixed 0.96%	1993	2026	0.160
United States Dollars	Fixed 0.96%	1993	2026	0.073
United States Dollars	Fixed 0.96%	1993	2027	0.151
United States Dollars	Fixed 0.96%	1993	2027	0.020
United States Dollars	Fixed 0.96%	1993	2027	0.045
United States Dollars	Fixed 0.96%	1993	2024	0.055
United States Dollars	Fixed 0.96%	1993	2026	0.107
United States Dollars	Fixed 0.96%	1993	2027	0.458
United States Dollars	Fixed 1.25%	1993	2024	0.027
United States Dollars	Fixed 2.25%	2012	2022	634.119
United States Dollars	Fixed 2.27%	2008	2020	16.530
United States Dollars	Fixed 2.87%	2009	2021	29.727
United States Dollars	Fixed 3.125%	2014	2025	758.262
United States Dollars	Fixed 3.125%	2016	2026	1,349.122
United States Dollars	Fixed 3.25%	2011	2021	561.204
United States Dollars	Fixed 3.4%	2014	2029	111.730
United States Dollars	Fixed 3.625%	2012	2042	456.810
United States Dollars	Fixed 3.875%	2010	2020	739.844
United States Dollars	Variable BID F.U. USD	2001	2021	20.137
United States Dollars	Variable BID F.U. USD	2001	2026	129.052
United States Dollars	Variable BID F.U. USD	2001	2026	2.971
United States Dollars	Variable BID F.U. USD	2001	2026	13.986
United States Dollars	Variable BID F.U. USD	2002	2022	4.474
United States Dollars	Variable BID F.U. USD	2006	2021	16.150
United States Dollars	Variable BID F.U. USD	2007	2021	8.421
United States Dollars	Variable BID F.U. USD	2011	2020	2.754
United States Dollars	Variable BID F.U. USD	2011	2028	4.989
United States Dollars	Variable BID TBL (LIBOR Base Rate)	1995	2020	11.341
United States Dollars	Variable BID TBL (LIBOR Base Rate)	2004	2019	0.122
United States Dollars	Variable BID TBL (LIBOR Base Rate)	2004	2019	1.135
United States Dollars	Variable BID TBL (LIBOR Base Rate)	2004	2023	15.068
United States Dollars	Variable BID TBL (LIBOR Base Rate)	2004	2023	3.046
United States Dollars	Variable BID TBL (LIBOR Base Rate)	2004	2023	3.171
United States Dollars	Variable BID TBL (LIBOR Base Rate)	2005	2024	5.667

Currency of Borrowing	Interest Rate	Year Issued	Year of Maturity	Principal Amount Outstanding as of December 31, 2017 (in millions of US$)
United States Dollars	Variable BID TBL (LIBOR Base Rate)	2005	2025		1.258
United States Dollars	Variable BID TBL (LIBOR Base Rate)	2005	2025		1.783
United States Dollars	Variable BID TBL (LIBOR Base Rate)	2006	2025		2.379
United States Dollars	Variable BID TBL (LIBOR Base Rate)	2007	2021		10.965
United States Dollars	Variable BID TBL (LIBOR Base Rate)	2008	2018		8.121
United States Dollars	Variable BID TBL (LIBOR Base Rate)	2013	2021		7.478
United States Dollars	Variable BID TBL (LIBOR Base Rate)	2014	2029		12.563
United States Dollars	Variable BID TBL (LIBOR Base Rate)	2015	2025		30.000
United States Dollars	Variable BID TBL (LIBOR Base Rate)	2015	2030		65.312
United States Dollars	Variable BID TBL (LIBOR Base Rate)	2016	2028		130.000
United States Dollars	Variable BID TBL (LIBOR Base Rate)	2016	2028		100.000
United States Dollars	Variable BID TBL (LIBOR Base Rate)	2016	2029		29.144
United States Dollars	Variable BID TBL (LIBOR Base Rate)	2016	2029		50.000
United States Dollars	Variable BIRF Fixed Spread (FSL-USD)	2016	2031		10.000
United States Dollars	Variable BIRF Fixed Spread (FSL-USD)	2005	2020		7.540
United States Dollars	Variable BIRF Fixed Spread (FSL-USD)	2005	2020		0.6300
United States Dollars	Variable BIRF Fixed Spread (FSL-USD)	2005	2023		10.034
United States Dollars	Variable BIRF Fixed Spread (FSL-USD)	2007	2022		13.500
United States Dollars	Variable BIRF Fixed Spread (FSL-USD)	2007	2022		4.080
United States Dollars	Variable BIRF Fixed Spread (FSL-USD)	2013	2020		25.045
United States Dollars	Variable BIRF Fixed Spread (FSL-USD)	2016	2028		99.750
Total				US$	12,807.487

External Debt of State Entities without Guarantee by the Central Government

Debtor	Currency of Borrowing	Interest Rate	Year Issued	Year of Maturity	Principal Amount Outstanding as of December 31, 2017 (in millions of US$)
CODELCO	US$	7.50%	2009	2019	US$	266.850
CODELCO	US$	3.75%	2010	2020		585.240
CODELCO	US$	3.88%	2011	2021		484.770
CODELCO	US$	3.00%	2012	2022		837.490
CODELCO	US$	4.50%	2013	2023		587.500
CODELCO	EUR	2.25%	2014	2024		819.330
CODELCO	UF	0.025	2014	2024		406.200
CODELCO	UF	0.04	2005	2025		208.500
CODELCO	US$	4.5%	2015	2025		1,621.360
CODELCO	US$	0.03625	2017	2027		1,500.000
CODELCO	US$	5.63%	2005	2035		500.000
CODELCO	US$	6.15%	2006	2036		500.000
CODELCO	US$	4.25%	2012	2042		750.000
CODELCO	US$	5.63%	2013	2043		950.000
CODELCO	US$	4.88%	2014	2044		980.000
CODELCO	US$	0.045	2017	2047		1,250.000

Debtor	Currency of Borrowing	Interest Rate	Year Issued	Year of Maturity	Principal Amount Outstanding as of December 31, 2017 (in millions of US$)
CODELCO	US$	LIBOR + 0.55%	2013	2019	36.000
CODELCO	US$	LIBOR + 0.62%	2014	2019	95.000
CODELCO	US$	LIBOR + 0.62%	2014	2019	300.000
CODELCO	US$	LIBOR + 0.75%	2016	2021	250.000
CODELCO	US$	LIBOR + 0.62%	2016	2021	300.000
CODELCO	US$	LIBOR + 0.65%	2017	2022	300.000
CODELCO	US$	LIBOR + 0.65%	2017	2022	300.000
CODELCO	US$	LIBOR + 0.45%	2013	2022	144.000
EFE	US$	4.86%	2006	2018	5.760
Metro S.A.	US$	0.68%	2005	2038	38.300
Metro S.A.	US$	4.19%	2006	2020	44.300
Metro S.A.	US$	4.14%	2006	2018	0.500
Metro S.A.	US$	4.19%	2009	2020	0.630
Metro S.A.	US$	LIBOR + 1.50%	2014	2026	224.900
Metro S.A.	US$	LIBOR + 2.50%	2014	2028	313.500
Metro S.A.	US$	4.75%	2014	2024	500.000
Metro S.A.	US$	5.00%	2014	2047	500.000
ENAP	US$	0.0625	2009	2019	115.300
ENAP	US$	5.25%	2010	2020	174.400
ENAP	US$	4.75%	2011	2021	410.300
ENAP	US$	4.07%	2010	2021	25.200
ENAP	US$	LIBOR + 1.5%	2013	2018	—
ENAP	CHF$	0.02875	2013	2018	220.700
ENAP	US$	0.04375	2014	2024	600.000
ENAP	US$	LIBOR + 1.85%	2016	2021	150.000
ENAP	US$	4.38%	2016	2026	700.000
ENAP	US$	LIBOR + 1.40%	2017	2022	80.000
ENAP	US$	4.500%	2017	2047	600.000
Total					US$ 18,676.040

Internal Medium and Long Term Debt of the Central Government

Title	Interest Rate	Year of Maturity	Principal Amount Outstanding as of December 31, 2017 (in millions of US$)
Debt of CORFO	0	0	US$	0
Chilean Treasury(1)	Various	Various		56,129.000

Total			US$	56,129.000

(1)	Does not include borrowing among public entities.

Internal Medium- and Long-Term Debt of Chilean Central Bank

Title	Interest Rate	Year of Maturity	Amortization or Sinking Fund Provision	Principal Amount Outstanding as of December 31, 2017 (in millions of US$)
Indexed promissory notes payable in coupons (PRC)	Various	Various	None		29.000
Chilean Central Bank discountable promissory notes (PDBC)	Various	Various	None		8,304.300
Indexed coupons (CERO) in indexed units UF	Various	Various	None		90.000
Chilean Central Bank bonds in Chilean pesos (BCP)	Various	Various	None		5,833.000
Chilean Central Bank bonds in indexed units UF (BCU)	Various	Various	None		9,633.400

Total				US$	23,889.800

Source: Chilean Central Bank.

Internal Medium- and Long-Term Debt of the Chilean Public Sector(1)

Title	Interest Rate	Year of Maturity	Amortization or Sinking Fund Provision	Principal Amount Outstanding as of December 31, 2017 (in millions of US$)
Central Government(1)	Various	Various	None	US$	56,128.700
Non-Financial Public Enterprises	Various	Various	None		4,407.900
Central Bank	Various	Various	None		23,889.800
Banco Estado	Various	Various	None		6,453.600

Total Public Sector				US$	90,880.000

(1)	Does not include borrowing among public entities.